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                                                                   EXHIBIT 10.22

                        STOCK PURCHASE AND SALE AGREEMENT

         This Stock Purchase and Sale Agreement is made and entered into as of this 27th day of November, 1996, by and among BRIM, INC., an Oregon corporation (the "Company"), CC-LANTANA, INC., a Delaware corporation ("Purchaser"), and Lee Zinsli, as agent (the "Agent").

                                    RECITALS

         A. By Investment Agreement dated November 21, 1996 among the Company, Golda, Thoma, Cressey, Rauner Fund IV, L.P. and Principal Hospital Company (the "Investment Agreement"), the Company has agreed to cause a redemption of its preferred stock and certain shares of its common stock (the "Healthcare Transaction").

         B. By Purchase and Sale Agreement dated November 25, 1996, the Company has agreed to sell to Plaza Enterprises, LLC, a newly formed limited liability company comprised of certain officers and employees of the Company, certain medical office buildings in Oregon, Arizona and California and certain assets and liabilities of the Company and certain of its subsidiaries relating thereto ("the "Excluded Assets Transaction").

         C. In conjunction with the consummation of the Healthcare Transaction, the Company has agreed with the prospective purchaser thereunder that at the closing of said transaction the assets and liabilities of the Company will exclude those related to its senior living operations and the continuing care retirement community located in Palm Beach County, Florida and known as Freedom Village Lakeside (the "Facility"), which is operated by a limited partnership known as Meridian Park Village Limited Partnership, a Florida limited partnership (the "Partnership"), whose partners are Meridian (as hereinafter defined) and the Company.

         D. By Merger Agreement of even date herewith (the "BSL Merger Agreement"), the Company has agreed to sell its senior living business to a newly formed limited liability company known as Encore Senior Living, LLC ("Encore") through (i) a sale of capital stock of Brim Senior Living, Inc., the Company's wholly owned subsidiary ("BSL"), to Encore, and a merger of BSL into Encore (the "Merger"), with Encore as the surviving entity (the "Surviving Entity") and (ii) the purchase by Encore of certain assets and the assumption by Encore of certain liabilities related to the senior living business of the Company (the "Related Assets and Liabilities Transaction" and, together with the Merger, the "BSL Transaction").

         E. The Company owns (i) all of the issued and outstanding capital stock of Meridian Senior Living, Inc. ("Meridian"), the sole general managing partner of the Partnership, and (ii) the sole limited partnership interest in the Partnership.

         F. By Purchase and Sale Agreement of even date herewith (the "LP Agreement"), the Company has agreed to sell to James Williams and David McAllister the Company's limited partnership interest in the Partnership (the "Limited Partnership Interest Transaction").



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         G. The Company desires to sell and the Purchaser desires to buy the issued and outstanding capital stock of Meridian on the terms and conditions set forth herein.

                                    ARTICLE I
                                   DEFINITIONS

         As used in this Agreement the following terms shall have the following meanings:

"Actions" -- as defined in Paragraph 4.09(a) hereof.

"Additional Intercompany Debt"-- that portion of the Intercompany Debt in excess of the Contributed Intercompany Debt, the amount of which shall not exceed $1,950,000.

"Agent" -- Lee Zinsli, on behalf of the Former Holders.

"Agent/Legal Fees Expense Account"-- as defined in Paragraph 2.02(c) hereof.

"Agreement"-- this Stock Purchase and Sale Agreement, including all exhibits and schedules hereto, as the same may be amended, modified or supplemented from time to time.

"Anticipated Completion Date" -- in the case of the Housing Units shall mean December 16, 1996, and in the case of the Health Center shall mean May 1, 1997.

"Architects" -- The Robinson Green Beretta Corporation.

"Architects Agreements" -- That certain Agreement dated as of February 10, 1995, between the Partnership and The Robinson Green Beretta Corporation.

"Benefit Arrangement" -- any written or oral employment, consulting, severance or other similar contract, arrangement or policy and each plan, arrangement, program, agreement or commitment providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits (including, without limitation, any voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or benefits other than salary, which:

         (i)  is not a Welfare Plan, Pension Plan or Multiemployer Plan,

         (ii) is entered into, maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries or under which the Company or any of its Subsidiaries may incur any liability, and



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         (iii) covers any employee or former employee of the Company or any of its Subsidiaries (with respect to their relationship with such entities).

"BNP" -- Banque Nationale de Paris, as agent for the Lenders, as defined in the BNP Loan Documents.

"BNP Loan Amendment Commitment" -- that letter dated October 25, 1996, executed by BNP in favor of the Partnership.

"BNP Loan Amendment Documents" -- as defined in Paragraph 7.01(l).

"BNP Loan Documents" -- the First Mortgage Credit Agreement dated as of August 1, 1995, between BNP and the Partnership, concerning the Facility, together with the documents, agreements and instruments evidencing or securing the loans made by BNP to the Partnership in connection with the development of the Facility, as more particularly described in Schedule 1.1 attached hereto.

"BSL Escrow Account" -- the Brim Senior Living Escrow Account established with the Escrow Agent in accordance with the Escrow Agreement and the BSL Merger Agreement.

"BSL" -- as defined in the preamble hereof.

"Budgets" -- the budgets for the development and operation of the Facility, as amended to date and as approved by BNP, a copy of which is attached as Schedule
1.2 hereto.

"Business" -- the development, construction, marketing and operation of the Project.

"CCI" -- Capital Consultants, Inc.

"CCI Loan Amendment Commitment" -- that certain letter dated October 21, 1996, from James Williams to Jeffery L. Grayson, as acknowledged and accepted by that certain letter dated October 25, 1996 from Jeffery L. Grayson to James Williams.

"CCI Loan Amendment Documents" -- as defined in Paragraph 7.01(m).

"CCI Loan Documents" -- that certain Consolidated, Amended and Restructured Promissory Note dated as of August 1, 1995, of the Partnership, payable to CCI, together with the documents, agreements, and instruments evidencing or securing or relating to the loans made by CCI to the Partnership in connection with the development of the Facility, as more particularly described in the CCI Loan Documents.

"Change Orders" -- those change orders under the Contractor Agreement or amending or modifying the Plans and Specifications that have occurred as of the date hereof with aspect to the construction of the Facility, all of which have been provided to the Purchaser.



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"Closing" -- the consummation of the purchase and sale of the Common Stock as contemplated by this Agreement.

"Closing Date" -- the date that the Closing occurs as determined in accordance with Article 3 hereof.

"Code" -- the Internal Revenue Code of 1986, as amended.

"Common Stock" -- as defined in Paragraph 4.02(a) hereof.

"Company Financial Statements" -- as defined in Paragraph 4.05 hereof.

"Confidentiality Agreements" -- as defined in Paragraph 10.02 hereof.

"Contractor" -- Walbridge Contracting Company, Inc.

"Contractor Agreements" -- those Agreements dated as of July 13, 1995 and July 14, 1995 between the Partnership and the Contractor with respect to (i) the Housing Units and Phase Ib Housing Units and (ii) the Health Center, respectively.

"Contributed Intercompany Debt" -- the amount of Five Million One Hundred Fifty-five Thousand Two Hundred Sixty-four and no/100 Dollars ($5,155,264.00) of the Intercompany Debt, which will be contributed to Meridian by the Company at the Closing.

"Debt" -- indebtedness or obligations for borrowed money, financing or capitalized lease obligations, obligations in respect of letters of credit, surety or other bonds, sale and leaseback transactions, all indebtedness secured by a lien on any asset, and any other liabilities generally regarded as indebtedness for borrowed money in accordance with GAAP, or any guarantees thereof or similar undertakings regarding the indebtedness or obligations of another.

"Development Budget" -- the budget developed by the Partnership and approved by BNP with respect to the construction, equipping and marketing of the Facility, a copy of which is included within the Budgets.

"Dispute Notice" -- as defined in Paragraph 11.03 hereof.

"Employee Plans" -- all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.

"Environmental Claims" -- all notices of violations, liens, claims, demands, suits, or causes of action for any damage, including, without limitation, personal injury, property damage (including, without limitation, any depreciation or diminution of property values), lost use of property or consequential





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damages, arising directly or indirectly out of Environmental Conditions or
Environmental Laws. By way of example only (and not by way of limitation), Environmental Claims include:

         (i) violations of or obligations under any contract related to Environmental Laws or Environmental Conditions between the Company (or Meridian or the Partnership) and any other person,

         (ii) actual or threatened damages to natural resources,

         (iii) claims for nuisance or its statutory equivalent,

         (iv) claims for the recovery of response costs, or administrative or judicial orders directing the performance of investigations, responses or remedial actions under any Environmental Laws,

         (v) requirements to implement "corrective action" pursuant to any order or permit issued pursuant to the Resource Conservation and Recovery Act as amended, or similar provisions of applicable state law,

         (vi) claims related to Environmental Laws or Environmental Conditions for restitution, contribution, or indemnity,

         (vii) fines, penalties or liens of any kind against property related to Environmental Laws or Environmental Conditions

         (viii) claims related to Environmental Laws Or Environmental Conditions for injunctive relief or other orders or notices of violation from federal, state or local agencies or courts, and

         (ix) with regard to any present or former employers, claims relating to exposure to or injury from Environmental Conditions.

"Environmental Conditions" -- the state of the environment, including natural resources (e.g., flora and fauna), soil, surface water, ground water, any present or potential drinking water supply, subsurface strata or ambient air, relating to or arising out of the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaking, pumping, pouring, emptying, discharging, injecting, escaping, leaching, disposal, dumping or threatened release of Hazardous Substances by the Company, Meridian or the Partnership or its or their predecessors in interest, or by its or their agents, representatives, employees or independent contractors when acting in such capacity on behalf of any one or more of the Company, Meridian or the Partnership. With respect to environmental Claims by third parties. Environmental Conditions also include the exposure of persons to Hazardous Substances at the work place or the exposure of persons or property to Hazardous Substances migrating from or otherwise emanating from or located on the Facility.




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"Environmental Laws" -- all applicable federal, state, district, local and foreign laws, all rules or regulations promulgated thereunder, and all orders, consent orders, judgments, notices, permits or demand letters issued, promulgated or entered pursuant thereto, relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface, or subsurface strata), including, without limitation,

                  (i) laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, industrial materials, wastes or other substances into the environment and

                  (ii) laws relating to the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport or other handling of pollutants, contaminants, chemicals, industrial materials, wastes or other substances.

                  Environmental Laws shall include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"). the Toxic Substances Control Act, as amended ("TSCA"), the Hazardous Materials Transportation Act as amended, the Resource Conservation and Recovery Act as amended ("RCRA"), the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Clean Air Act, as amended, the Atomic Energy Act of 1954, as amended, the Occupational safety and Health Act, as amended ("OSHA"). the Hazardous Substance Account Act, Section 501.061 et. seq. of the Florida Statutes, as well as all local, municipal and county ordinances relating to environmental protection, and other environmental conservation or protection laws, and all analogous laws promulgated or issued by any state or other governmental authority.

"Environmental Reports" -- any and all written analyses, summaries or explanations, in the possession or control of the Company, Meridian or the Partnership of (a) any Environmental Conditions in, on or about the Facility or
(b) the compliance by the Company, Meridian or the Partnership with Environmental Laws.

"ERISA" -- the Employee Retirement Income Security Ad of 1974, as amended.

"ERISA Affiliate" -- any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with or under "common control," as defined in Section 414(b), (c), (m), (n) or (o) of the Code, with the Company or any of its Subsidiaries.

"Escrow Account" -- the FV Escrow Account and the BSL Escrow Account.

"Escrow Agreement" -- an agreement in the form of Exhibit A hereto.

"Escrow Agent" -- Key Bank of Oregon.

"Facility" -- the Housing Units and the Health Center.



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"Florida ADA" -- as defined in Paragraph 4.21 hereof.

"Florida CCRC Law" -- Chapter 651 of the Florida Statutes, Chapter 4.F.A.C. 4-193 of the Florida Administrative Code, and, if and to the extent applicable, the provisions of any other Florida Statutes incorporated therein by reference, and the rules and regulations promulgated under each, as well as all local, municipal and county ordinances relating to continuing care contracts or places where continuing care is furnished.

"Former Holders" -- the Former Shareholders of the Company and the former holders of the Accelerated Options and/or Purchased Options (as such terms are defined in the Investment Agreement).

"Former Holders of the Redeemed Stock" -- the shareholders of the Company whose junior preferred stock is redeemed at the Closing of the Healthcare Transaction.

"Former Shareholders of the Company" -- the Former Holders of the Redeemed Stock and GECC, collectively.

"FV Escrow Account " -- the interest-bearing account referred to in Paragraph 2.02(b) hereof and established under the Escrow Agreement.

"GAAP" -- generally accepted accounting principles in effect as of the date hereof or, in the case of any Company Financial Statement, in effect as of the date thereof.

"GECC" -- General Electric Capital Corporation.

"Governmental Authority" -- any court, tribunal, arbitrator, authority, agency, department, commission, office, official or other federal, state, county, city or other governmental instrumentality or any state, county, city or other political subdivision.

"Gross Up Account" -- that account established at the closing of the BNP Loan transaction in an amount equal to the difference between the deposits received and the deposits due with respect to the marketing of the Housing Units as security for the obligations of the Partnership under the BNP Loan Documents.

"Hazardous Substance(s)" -- all pollutants, contaminants, chemicals, wastes, and any other carcinogenic, ignitable, corrosive, reactive, toxic or otherwise hazardous substances or materials (whether solids, liquids or gases) subject to regulation, control or remediation under Environmental Laws. By way of example only, the term Hazardous Substances includes: petroleum; urea formaldehyde; flammable, explosive and radioactive materials, as defined in any of the Environmental Laws; PCBs; pesticides; herbicides; asbestos; and sludge, slag, acids, metals, solvents and waste waters listed or otherwise defined as hazardous under any of the Environmental Laws.



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"Health Center" -- that 60 bed long term care and 60 unit assisted living facility comprising a portion of the Facility and other related improvements and fixtures, as more particularly described in the Plans and Specifications and the Loan Documents.

"Health Center Amendment" -- as defined in Paragraph 7.01(k)(ii).

"Health Center Management Agreement" -- that certain Amended and Restated Management Agreement dated as of August 1, 1995, between the Partnership and BSL.

"Healthcare Transaction" -- as defined in Recital A hereof.

"Housing Management Agreement" -- that certain Amended and Restated Management Agreement dated as of August 1, 1995, between the Partnership and BSL.

"Housing Occupancy Documents" -- The Lifecare Residency and Care Agreement, the Joinder Agreement, the Upgrade Letter (if and to the extent a prospective resident elects to request a unit upgrade) and the Reservation Agreement entered into by each resident or prospective resident of the Facility.

"Housing Units" -- the 204 units of independent living retirement housing included in the Facility and other related improvements and fixtures, as more particularly described in the Plans and Specifications and the Loan Documents.

"Income Taxes" -- any and all foreign, federal, state and local taxes, levies, duties and other assessments or charges of a similar nature (whether imposed directly or through with building), to the extent based upon or measured by income, including any interest, penalties or other additions to tax applicable thereto.

"Indemnified Party" -- as defined in Paragraph 11.03 hereof.

"Independent Accountants" -- the Portland Oregon, office of KPMG Peat Marwick
LLP.

"Interim Financial Statements" -- as defined in Paragraph 4.05 hereof.

"Intercompany Debt" -- all of the Debt evidencing the loans from the Company to Meridian, which shall not exceed $7,005,264.

"Joinder Agreement" -- the Joinder in Master Trust Agreement to be executed by each resident and by First Union National Bank of Florida, as Master Truster, at the time of his/her occupancy of a Housing Unit and pursuant to which such resident is designated as a "Grantor" under the Master Trust Agreement.




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"Key Employee" -- all officers, managers and other employees of the Company or any of its Subsidiaries involved as of the date hereof and anticipated to be involved from and after the Closing Date in the day-to-day operations of the Facility's Business, whose current annual salary or rate of compensation (including bonus and other incentive compensation) is $100,000 or more.

"Laws" -- any constitution, statute, law, rule, regulation or ordinance.

"Leases" -- those leases to which the Company (with respect to the Facility), Meridian or the Partnership is a party. The Leases are described in Schedule 4.10(b)(i) attached hereto.

"Liens" -- any liens, security interests, deeds of trust, pledges, charges, conditional sales contracts, mortgages or encumbrances.

"Limitation Period" -- as defined in Paragraph 11.05(c) hereof.

"Limited Partnership Interest Transaction" -- as defined in Recital F.

"Loan Documents" -- the BNP Loan Documents and the CCI Loan Documents.

"Loss Notice" -- as defined in Paragraph 11.03 hereof.

"Losses" -- any and all claims, damages, losses, expenses, deficiencies, penalties, interest, fines, costs (including reasonable attorneys' fees and court costs), obligations or liabilities of any kind suffered or incurred because of a breach of one or more of the representations, warranties and covenants set forth in this Agreement or because of one or more Third Party Claims.

"Loss Threshold" -- as defined in Paragraph 11.O5(a) hereof.

"LP Agreement" -- as defined in Recital F, as the same may be amended, modified or supplemented from time to time.

"Management Contract(s)" -- collectively, the Health Center Management Agreement and the Housing Management Agreement. The Management Contracts as described in
Schedule 1.3 attached hereto.

"Marketing Expenses" -- out-of-pocket third party costs and expenses incurred and paid by the Partnership consistent with the Budgets in connection with the marketing of the Project, and funded by the proceeds of a loan from the Company and not by proceeds of the BNP Loan.

"Master Trust Agreement" -- the Master Trust Agreement dated as of August 1, 1995 among First Union National Bank of Florida, as Trustee, and the residents executing the Joinder Agreements, as "Grantors".



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"Master Trust Documents" -- the Master Trust Agreement, the Master Trust Loan
Agreement dated as of August 1, 1995 between the Master Trustee and the Partnership, the Master Trust Note, the Joinder Agreement, and the Agreement to Pay Expenses and Indemnification Agreement dated as of August 1, 1995 between First Union National Bank of Florida as Master Trustee and the Partnership.

"Master Trust Note" -- the Master Trust Note dated as of August 1, 1995 executed by the Partnership in favor of the Master Trustee.

"Material Adverse Effect" -- any event or events materially and adversely affecting (i) the Business, the Meridian Assets, the Project, the Partnership Assets, the business operations or affairs of the Partnership or (ii) the ability of the Company to perform its obligations hereunder.

"Merger" -- the Merger as defined in Recital D hereof.

"Meridian Assets" -- the Partnership Interest.

"MLR Escrow Requirement" -- the requirement imposed by the Florida CCRC Law with respect to the establishment and maintenance of a minimum liquid reserve to meet the operating needs of the Facility.

"Multi employer Plan" -- any "multi employer plan" as defined in Sections 3(37) or 4001(a)(3) of ERISA:

         (i) which any of the Company and its Subsidiaries, or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, within the six years prior to the Closing Date maintained, administered, contributed to or was required to contribute to, or under which any of the Company and its Subsidiaries or any ERISA Affiliate may incur any liability; and

         (ii) which covers any employee or former employee of any of the Company and its Subsidiaries or any ERISA Affiliate (with respect to their relationship with such entities).

"New Partnership Agreement" -- that Amended and Restated Certificate and Agreement of Limited Partnership of Meridian Park Village Limited Partnership, to be effective as of the Closing Date, among Meridian Senior Living, Inc., as general partner and James Williams, David McAllister, Rick McDaniel, Bruce Schoen, Craig Rhea, Steve Fraser, Vern Reed and A.E. Brim, as limited partners, to be executed in the form attached hereto as Exhibit C upon the Closing.

"Operating Budget" -- the budget with respect to the operation of the Facility developed by the Partnership and approved by BNP and included within the Budgets.

"Occupancy Agreement"-- the Lifecare Residency and Care Agreement executed by each resident of the Housing Units.




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"Orders" -- any injunction, judgment, decree, order, or writ.

"Other Construction Contracts" -- those contracts described in Schedule 4.l0(b)(ii) attached hereto.

"Other Required Agreements" -- as defined in Paragraph 7.01(k) hereof.

"Outside Closing Date" -- as defined in Paragraph 3.03 hereof.

"Partnership" -- as defined in Recital C.

"Partnership Agreement(s)" -- that Amended and Restated Certificate and Agreement of Limited Partnership of Meridian Park Village Limited Partnership dated as of November 22, 1994 by and between Meridian Senior Living, Inc., as general partner, and the Company, as limited partner, which agreement is to be amended and restated, upon the Closing, by the New Partnership Agreement.

"Partnership Assets" -- all right, title, interest and estate of the Partnership in the Project and other assets, if any, as described more fully in Schedule 4.02(c) attached hereto

"Partnership Debt" -- the Debt evidencing the loans made by Meridian to the Partnership prior to the Closing, all of which loans are to be canceled and forgiven by Meridian immediately prior to the Closing.

"Partnership Interest" -- the general partnership interest of Meridian, as the sole managing general partner of the Partnership.

"Pension Plan" -- any "employee pension benefit plan" as defined in Section 3(2) of ERISA (other than a Multi employer Plan):

         (i) which any of the Company and its Subsidiaries or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or within the five years prior to the Closing Date, maintained, administered, contributed to or was required to contribute to, or under which any of the Company and its Subsidiaries or any ERISA Affiliate may incur any liability; and

         (ii) which covers any Employee or former employee of any of the Company and its Subsidiaries or any ERISA Affiliate (with respect to their relationship with such entities).

"Permitted Exceptions" --

         (i)  any liens for taxes and assessments not yet due and payable;

         (ii) inchoate liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens arising by operation of law in respect of obligations that are not yet due or that, after the date hereof, are contested in good faith and in



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accordance with the terms of the Loan Documents and for which adequate reserves have been provided for on the Company Financial Statements or the Meridian Financial Statements;

         (iii) liens secured or evidenced by the Loan Documents; and

         (iv) easements, reservations, rights-of-way, restrictions, covenants, conditions and other similar encumbrances disclosed in the Title Report, which individually and in the aggregate do not materially and adversely affect the present and presently intended use or the marketability or insurability under the Title Policy of the Facility.

"Personal Property" -- all tangible and intangible personal property, including furniture, equipment, supplies, inventory, and other personalty owned or acquired prior to Closing by the Partnership in connection with the Business, as described in or required by the Plans and Specifications and the Loan Documents, including all right, title, and interest now owned or acquired prior to Closing by the Partnership in and to the Reservation Agreements, Housing Occupancy Documents, bank and reserve accounts, and any licenses, permits and entitlements issued by Governmental Authorities.

"Phase Ib Housing Units" -- the 46 independent living units to be constructed by the Partnership in accordance with and subject to the terms of the BNP Loan Documents, after completing and marketing the Housing Units.

"Plans and Specifications" -- the plans and specifications and all addenda, modifications, supplements and change orders applicable thereto, previously provided to Purchaser and approved by BNP in accordance with the terms of the BNP Loan Documents.

"Pre-Opening Expenses" -- out-of-pocket third party costs and expenses incurred and paid by the partnership consistent with the Budgets in connection with opening activities and funded by proceeds of a loan from the Company and not by proceeds of the BNP Loan.

"Project" -- the Facility, Real Property, and the Personal Property, together with improvements and Personal Property that may be developed or acquired by the Partnership prior to Closing as described in the Plans and Specifications and the Loan Documents.

"Project Permits" -- as defined in Paragraph 4.09 hereof.

"Real Property" -- the real property located in Palm Beach County, Florida on which the Facility is, or upon completion of construction will be, located and more fully described in Exhibit B hereto.

"Reimbursable Marketing Expenses" -- the lesser of(i) Marketing Expenses paid after July 31 1996 and on or prior to the Closing Date and (ii) the difference between $525,000 and any Marketing Expenses paid after the Closing Date and on or prior to December 31, 1996.




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"Reimbursable Pre-Opening Expenses" -- the lesser of (i) Pre-Opening Expenses paid after July 31, 1996 and on or prior to the Closing Date and (ii) the difference between $630,000 and any Pre-Opening Expenses paid after the Closing Date and on or prior to December 31, 1996.

"Reservation Agreement" -- the Agreement signed by each prospective resident of a Housing Unit in order to reserve his/her unit for future occupancy.

"Reservation Deposit Escrow" -- the escrow account established by the Partnership with First Union National Bank of Florida into which all payments made under the Reservation Agreements are deposited in accordance with the requirements of the Florida CCRC Law.

"Rights" -- as defined in Paragraph 4.02(a) hereof.

"Subsidiary" -- a corporation, partnership or other entity (including the Partnership) 20% or more of the voting power or value of which is owned by the referenced corporation, partnership or other entity.

"Survey" -- the Survey dated March 20, 1995, as updated on June 30, l996. July 10, 1996 and September 30, 1996 and prepared by Nick Miller, lnc.

"Taxes" -- any and all foreign, federal, state and local taxes, levies, duties and other assessments or charges of a similar nature (whether imposed directly or through withholding), including any interest, penalties or additions to tax applicable thereto.

"Third Party Consents" -- as defined in Paragraph 6.03(e) hereof.

"Third Party Claim" -- as defined in Paragraph 11.03 hereof.

"Title Commitment" -- that preliminary Title Report dated October 30, 1996 issued by the Title Insurer in favor of the Partnership.

"Title Insurer" -- Flagler Title Insurance Company as agent for Chicago Title Insurance Company.

"Title Policy" -- the existing owners's title insurance policy insuring the Partnership's title to the Facility and the Real Property, which as of the Closing Date, shall be endorsed to the reasonable satisfaction of Purchaser to make coverage effective as of the Closing Date, and to acknowledge the new partners of the Partnership.

"UCC Search Report" -- the UCC Search Reports conducted by CSC in the name of the Company, the Partnership and Meridian in the States of Florida and Oregon and the Counties of West Palm Beach, Florida and Multnomah, Oregon, which reports art dated November ____, 1996.




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"Upgrade Letters" -- that letter agreement pursuant to which a prospective resident, in consideration for the payment of a non-refundable deposit equal to the cost of construction of any requested upgrades, may request that certain upgrades be made to his/her reserved unit at his/her sole cost and expense during the course of the construction thereof.

"Welfare Plan" -- any "employee welfare benefit plan" as defined in Section 3(1) of ERISA:

         (i) which any of the Company and any of its Subsidiaries or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or under which any of the Company and any of its Subsidiaries or any ERISA Affiliate may incur any liability; and

         (ii) which covers any employee or former employee of any of the Company and any of its Subsidiaries or any ERISA Affiliate (with respect to their relationship with such entities).

Other References. References to articles, sections (or any subsections), schedules or exhibits are to those of this Agreement unless otherwise indicated.


                                   ARTICLE II
                                PURCHASE AND SALE

         2.01. On the terms and subject to the conditions set forth herein, the Company shall sell, convey, assign and deliver to Purchaser and Purchaser shall acquire from the Company all of the Common Stock (as defined below) of Meridian Senior Living, Inc. ("Meridian").

         2.02. On the terms and subject to the conditions set forth herein, Purchaser shall purchase the Common Stock and pay the purchase price by delivering:

         (a) One Million Nine Hundred Fifty Thousand and no/10 Dollars ($1,950,000), less the amount paid pursuant to paragraph 2.02(e) below, by wire transfer, in immediately available funds, to a bank account designated by the Company;

         (b) One Million and no/10 Dollars ($1,000,000), by wire transfer, in immediately available funds, to BNP in accordance with the BNP Loan Amendment Documents, which amount (or portion(s) thereof) when released by BNP shall be deposited to an interest bearing account established with the Escrow Agent (the "FV Escrow Account") to be held and applied by the Escrow Agent in accordance with the terms of the agreement applicable to such account;

         (c) Fifty Thousand and no/100 Dollars ($50,000) in immediately available funds to an interest bearing escrow account established with the Escrow Agent and designated as the "Agent/Legal Fees Escrow Account" to be held and applied by the Escrow Agent in accordance with the terms of the agreement applicable to such account;

         (d) Four Hundred Thousand and no/100 Dollars ($400,000) in immediately available funds to a bank account designated by the Company, as partial repayment of the Additional Intercompany Debt; and

         (e) The difference between the Additional Intercompany Debt and Four Hundred Thousand Dollars ($400,000) in immediately available funds to a bank account designated by the Company, in payment in full of the remaining amount of the Additional Intercompany Debt.

                                   ARTICLE III
                                     CLOSING

         3.01 Deliveries by the Company at Closing. In the event all of the conditions to Closing set forth in Article VIII have been satisfied or waived, the Company shall deliver the stock certificates representing all of the Common Stock, together with duly executed stock powers and all certificates, documents, exhibits, schedules, and other instruments and agreements required to be delivered by the Company or its counsel pursuant to Article VII of this Agreement, each of which shall be fully executed and completed, as appropriate.

         3.02 Deliveries by Purchaser at Closing. In the event all of the conditions to Closing set forth in Article VII have been satisfied or waived, Purchaser shall deliver and/or cause its designees to deliver all of the certificates, documents, exhibits, schedules, and other instruments and agreements required to be delivered by Purchaser and/or its designees or its or their counsel, pursuant to Article VIII of this Agreement, each of which shall be fully executed and completed, as appropriate, and shall remit or cause to be remitted to the Company the consideration described in Paragraph 2.02.

         3.03 Time and Place. The Closing shall occur at the Chicago office of Latham & Watkins at 10:00 am, local time, on December 13, 1996, provided that as of said date all of the conditions to Closing set forth in Articles VII and VIII have been satisfied by the responsible party or waived by the party entitled to waive the same (the "Closing Date"), or at such other time or on such other place as the Company and Purchaser may mutually agree, but in no event later than December 17, 1996 (the "Outside Closing Date"). In the event all of the conditions to Closing have not been satisfied or waived as of the Outside Closing Date, either party shall thereafter have the right to terminate this Agreement in accordance with the terms of Article X hereof.

                                   ARTICLE IV
                  THE COMPANY'S REPRESENTATIONS AND WARRANTIES

         The Company does hereby represent and warrant to Purchaser as follows:

         4.01. Organization and Qualification.

         (a) The Company is a corporation duly organized and validly existing under the laws of the State of Oregon.

         (b) Meridian is a corporation duly organized and validly existing under the laws of the State of Oregon. Meridian has all corporate power and authority necessary to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties.

         (c) Meridian is duly qualified, licensed or admitted to do business and is in good standing under the laws of the State of Florida. Meridian is not engaged in any business other than acting as the general partner of the Partnership and has no liabilities other than those incurred in its capacity as the general partner in the Partnership.

         (d) Meridian does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity, other than its interest as the general partner in the Partnership.

         (e) The Partnership is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Florida. The Partnership has all partnership power and authority necessary to conduct the Business as now conducted and as currently proposed to be conducted and to own, use and lease its assets and properties. The Business is the only business in which the Partnership is currently engaged or has ever in the past been engaged.

         4.02. Capital Stock/Partnership Interest.

         (a) The authorized capital stock of Meridian consists solely of 1,000,000 shares of common stock, without par value, 80,000 of which are issued and outstanding (the "Common Stock"). The Company owns all of the Common Stock beneficially and of record free and clear of all Liens, claims and encumbrances and with full right, power and authority to transfer such shares to the Purchaser. There are no outstanding subscriptions, options, warrants, rights (including "phantom" stock rights), preemptive rights or other contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security instrument or agreement (together, "Rights"), obligating Meridian to issue or sell any shares of its capital stock or to grant, extend or enter into any Right with respect thereto or any voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person with respect to the voting of or the right to participate in dividends or other earnings on any capital stock or other equity security of or interest in Meridian.

         (b) The Common Stock has been duly authorized, and is validly issued, fully paid and nonassessable.

         (c) The Partnership Interest is the sole general partnership interest in the Partnership. Meridian owns the Partnership Interest beneficially and of record, free and clear of all Liens, claims and encumbrances and with full right, power and authority to transfer the Partnership Interest to the Purchaser. By its execution of this Agreement, the Company, as sole limited partner in the Partnership, hereby consents to the transactions contemplated herein. Except as contemplated by the New Partnership Agreement, there are no outstanding Rights obligating the Partnership to issue or sell any additional partnership interests or to grant, extend or enter into any Right with respect thereto nor any voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person with respect to the voting of or the right to participate in any distributions or other equity security of or interest in the Partnership.

         (d) There are no outstanding obligations by Meridian or the Partnership to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person, except that Meridian has funded and until the Closing may continue to fund Pre-Opening Expenses and Marketing Expenses.

         (e) Neither Meridian nor the Partnership owns an interest, directly or indirectly, in any other corporation, company, business trust, partnership, limited partnership, joint venture, or other entity or association, other than the Partnership Interest owned by Meridian.

         4.03. Authority Relative to this Agreement. The Company has full corporate power and authority to enter into this Agreement and each other instrument, document and agreement contemplated hereby and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and of such other instruments, documents and agreements contemplated hereby by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement and such other instruments, documents and agreements by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, other than securing the approval of the shareholders of the Company for this and certain related transactions occurring concurrently herewith, which the Company shall use its best efforts to secure in accordance with the provisions of Paragraph 6.01(j). This Agreement and each other instrument, document and agreement contemplated hereby have been, or upon the execution and delivery thereof in accordance with the terms hereof will be, duly and validly executed and delivered by the Company and subject to securing the Regulatory Approvals and the Third Party Consents (as each such term is defined in Paragraph 6.03(e)) and the shareholder approval contemplated by Paragraph 6.01(j), constitute or, at the time of the execution and delivery thereof, will constitute a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         4.04. Approvals and Consents. The execution and delivery of this Agreement by the Company does not, and except for the consents to be obtained pursuant to the BNP Loan Amendment Documents and the CCI Loan Amendment Documents and the consent of the Department of Insurance of the State of Florida under the Florida CCRC Law to the transactions contemplated hereby and by the Limited Partnership Interest Transaction, the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby will not:

         (a) conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of or of notice under any agreement, contract, lease, license, permit, note, instrument or other document to which the Company, Meridian or the Partnership is a party or by which any of them is bound or to which any asset or property of any of them is subject, or

         (b) violate any Laws or Orders of a Governmental Authority, applicable to the Company, Meridian or the Partnership or any of its or their respective assets or properties, or the articles of incorporation or bylaws (or other comparable charter or organizational documents, including the Partnership's Partnership Agreement) of the Company, Meridian or the partnership, or

         (c) require any consent, approval or action of, or permit from, or filing, or registration with or notice to any Governmental Authority or other public or private third party.

         4.05. Financial Statements.

         (a) On or before the date hereof, the Company has delivered to Purchaser the following (collectively, the "Company Financial Statements"):

                  (i) a true and complete copy of the audited consolidated balance sheet of the Company and its consolidated Subsidiaries, including Meridian, and a true and correct copy of the audited balance sheet of the Partnership, each as of December 31, 1995 and the related statements of operations, stockholders' equity, and cash flows and the reports thereon by the Independent Accountants;

                  (ii) a true and complete copy of the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries, including Meridian, and a true and correct copy of the unaudited balance sheet of the Partnership, each as of October 31, 1996 and the related statements of operations, stockholders' equity and cash flow for the fiscal period ended on such date (the "Interim Financial Statements"); and

                  (iii) an unaudited balance sheet of Meridian, as of the ten months ended October 31, 1996 and the related statements of operations, stockholders' equity, and cash flows for the fiscal period ended as of such date (the "Meridian Financial Statements").

         Except for the treatment of installment interest payments required under the CCI Loan Documents, the Company Financial Statements were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), are in conformity with the books and records of the Company, and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries, including Meridian and the Partnership) or Meridian, in the case of the Meridian Financial Statements, as at the respective dates thereof and the consolidated or combined, as applicable, results of their operations, stockholders' equity and cash flows for the respective periods then ended.

         4.06. Absence of Certain Changes or Events. Except as set forth in
Schedule 4.06 attached hereto, or as permitted by Article 6, since October 31, 1996 there has not been any:

         (a) change, event or development having, or that would be reasonably expected to have, an adverse effect on the Company with respect to the Business and/or on Meridian or the Partnership, except in the ordinary course of business consistent with past practice and involving not more than $50,000 in the aggregate. Nothing herein shall be construed as requiring the Company to disclose to Purchaser generally known changes in the congregate care/life care business which may, could or would have an effect on the Company, Meridian, the Partnership, the Business or Purchaser either prior to or after the Closing, it being understood and agreed that Purchaser and its shareholder are sophisticated investors in and purchasers of companies in the congregate care/life care business and can and will keep themselves advised as to any such general developments;

         (b)  (i)   person employed by Meridian or the Partnership and neither
Meridian nor the Partnership has incurred any obligation to compensate or otherwise pay any of their respective officers or partners;

              (ii) adoption, creation or amendment of any Employee Plan of Meridian or the Partnership;

              (iii) amendment or modification to or execution of any employment agreement (written or verbal) made by the Company (with respect to the Business), Meridian or the Partnership or to which any of them is a party.

         (c) sale, lease, assignment or transfer of the Project, or any portion thereof, or any asset used in connection with the Business including, but not limited to, any development rights, air rights, utility rights, availability or capacity rights, easements or license rights or other similar rights, privileges or attributes with respect to the Project, or any portion thereof, including those arising under any zoning or land use ordinance or other Governmental Authority but specifically excluding the sale or leasing of the Housing Units to prospective residents of the Facility;

         (d) cancellation, compromise, waiver or release of any right or claim (or series of related rights or claims) of Meridian or the Partnership or related to the Project, except in the ordinary course of business consistent with past practice and involving not more than $50,000 in the aggregate;

         (e) amendment, cancellation or termination of any agreement, contract, permit, license, note, instrument or other document of Meridian or the Partnership or related to the Project, except forgiveness of the Partnership's debt to Meridian and except in the ordinary course of business consistent with past practice and involving not more than $50,000 in the aggregate;

         (f) capital expenditure or the execution of any lease, contract, license, sublease or sublicense (or series of related contracts, leases, subleases, licenses and sublicenses) or any incurring of liability therefor by the Company and its Subsidiaries (with respect to the Business), Meridian or the Partnership, except in the connection with (i) the development of the Project in accordance with the Development Budget or (ii) the marketing of the Project in accordance with the Development Budget or (iii) the operation of the Project in accordance with the Operating Budget or (iv) any amounts expended in excess of or for items not reflected in the Budgets in the ordinary course of business consistent with past practice and involving not more than $50,000 in the aggregate;

         (g) failure to develop and market the Project in the ordinary course consistent with past practice, which failure has adversely affected (i) the Business, or (ii) the preservation for Purchaser of the goodwill of suppliers, customers, distributors and others having business relations with the Company with respect to the Business or with Meridian or the Partnership;

         (h) change in accounting methods or practices by the Company (with respect to the Project), Meridian or the Partnership;

         (i) grant of a Lien on any of the Project, the Meridian Assets, or the other Partnership Assets, or any interest therein, other than the Permitted Exceptions;

         (j) declaration, setting aside for payment or payment of any dividend or distribution in respect of any capital stock of Meridian or interest in the Partnership or any redemption, purchase, or other acquisition of any of Meridian's or the Partnership's equity securities or interests;

         (k) Debt, or any loan or guarantee incurred, entered into, made or agreed to be made by the Company (with respect to the Business) or by Meridian or the Partnership, except for Contributed Intercompany Debt, the amount of which shall be contributed to Meridian at Closing, the Additional Intercompany Debt, the amount of which shall be repaid at Closing as provided in Paragraph
2.02 of this Agreement, and the Partnership Debt, the amount of which is to be cancelled and forgiven immediately prior to the Closing;

         (l) liabilities incurred (other than for Debt) except with respect to
(i) the development of the Project in accordance with the Development Budget or
(ii) the marketing of the Project in accordance with the Development Budget or
(iii) the operation of the Project in accordance with the Operating Budget or
(iv) any amounts expended in excess of or for items not reflected in the Budgets in the ordinary course of business consistent with past practice and involving not more than $50,000 in the aggregate;

         (m) acceleration, termination, material modification, cancellation or threatened acceleration, termination, material modification or cancellation of any contract involving more than $50,000 in the aggregate to which the Company (with respect to the Business), Meridian or the Partnership is a party or by which any of them is bound or to which any of the assets or properties of any of them is subject;

         (n) grant of any license or sublicense of any rights under or with respect to any intellectual property rights of the Company (which relate to the Business) or of Meridian or the Partnership;

         (o) written agreement or, to the knowledge of the Company, oral agreement by the Company, Meridian or the Partnership or any Personnel to do any of the foregoing; or

         (p) other event or condition of any character (other than events or conditions affecting the economy generally or the congregate care/life care business generally and other than events in the ordinary course of business) known to the Company that individually or in the aggregate would reasonably be expected to have an effect that is materially adverse on the Business, Meridian or the Partnership.

Any activity permitted under this Paragraph 4.06 subject to a $50,000 in the aggregate limitation shall be permitted only to the extent that the aggregate amounts involved in all actions taken hereunder subject to such limitation does not exceed $50,000.

         4.07. Legal Proceedings.

         (a) Except as described in Schedule 4.07(a) attached hereto, there is no charge, complaint, action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, investigation, audit, proceeding, labor dispute or arbitration proceeding (collectively, "Actions") pending or, to the knowledge of the Company, threatened or anticipated before any court, arbitrator or other public or private tribunal or before or by any federal, state, municipal or other governmental department, commission board, bureau, agency or instrumentality, domestic or foreign, relating to or affecting:

                  (i) Meridian or the Partnership, the Meridian Assets or the Partnership Assets, or the Business,

                  (ii) any Employee Plan of the Company with respect to the Facility or of Meridian or the Partnership or any trust or other funding instrument, fiduciary or administrator thereof, or

                  (iii) the transactions contemplated by this Agreement.

         (b) Neither the Company nor its subsidiaries (with respect to the Business) nor Meridian nor the Partnership is in default and there are no unsatisfied uninsured judgments against the Company (with respect to the Business), Meridian or the Partnership.

         4.08. Information Supplied. Each document filed by the Company, Meridian or the Partnership or by the Company or Meridian on behalf of the Partnership with any Governmental Authority in connection with the Business or this Agreement and the other transactions contemplated hereby does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to information supplied in writing by or on behalf of Purchaser expressly for inclusion therein.

         4.09. Compliance with Laws and Orders.

         (a) Meridian and the Partnership hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Authorities necessary for the Business (the "Project Permits") to the extent the same can, in light of the Project's current state of development, be lawfully secured as of the date hereof and, to the extent the same cannot, in light of the Project's current state of development, be lawfully secured as of the date hereof, the Company has no reason to believe that the same should not be secured as and when necessary and appropriate and without unusual effort or expense, in the ordinary course of the Project's development; provided, however, that nothing herein shall be construed as a representation or warranty by the Company with respect to Purchaser's ability to secure any Project Permit the issuance of which depends on matters related to Purchaser and its affiliates, including, but not limited to, their financial condition and operational expertise. Each of the Project Permits issued to date is valid, has not expired or been revoked, and to the extent assignable will be assigned as necessary at Closing.

         (b) Except for a fine not to exceed $10,000 for past violations, each of Meridian and the Partnership is in compliance in all material respects with the terms of the Project Permits held by it, and none of Meridian, the Partnership or the Company (with respect to the Business) is in violation of or default under any Law or Order of any Governmental Authority applicable to it.

         4.10. Compliance with Agreements; Certain Agreements.

         (a) Except for the contracts described in Schedule 4.10(a) or 4.10(b) attached hereto, none of the Company (with respect to contracts that relate to the business, assets, prospects or operation of Meridian, the Partnership or the Business) or Meridian or the Partnership is a party to, or bound by, any contract of any kind to be performed after the Closing Date pursuant to which it is obligated to spend more than $25,000 in any twelve month period and which is not subject to cancellation by it on thirty (30) or fewer days' notice.

         (b) Schedule 4.10(b) attached hereto lists the following contracts and amendments to which the Company (with respect to contracts and amendments that relate to the Business) or Meridian or the Partnership is a party:

                  (i)    each Management Contract;

                  (ii)   each Lease;

                  (iii)  each Partnership Agreement;

                  (iv) each agreement, contract or arrangement with any consultant, not terminable on 30 days' or less notice involving the payment of more than $25,000;

                  (v) each Architects Agreement Contractor's Agreement and Other Construction Contracts entered into by the Company, Meridian or the Partnership for the development of the Facility;

                  (vi)   each union or collective bargaining agreement;

                  (vii) each agreement, contract, arrangement, commitment or obligation with any employee the benefits of which are contingent or vest, or the terms of which are materially altered, upon the occurrence any of the transactions contemplated by this Agreement;

                  (viii) each agreement, contract, arrangement, commitment or obligation with respect to any Key Employee involved in the Business other than salaries and benefits paid in the ordinary course of business;

                  (ix) each agreement or plan, including any bonus, incentive compensation, stock option, stock appreciation right, restricted stock or stock purchase agreement or plan relevant to the Business, any of the benefits of which will be increased by, vested on an accelerated basis, or as a result of calculated or valued based on the occurrence of any of the transactions contemplated by this Agreement;

                  (x) each agreement, contract, arrangement, commitment or obligation to which it is a party limiting in any material respect its freedom or the freedom of any Key Employee to compete in any line of business with any person;

                  (xi) each agreement, contract, arrangement, commitment or obligation evidencing, securing or otherwise executed in connection with any liability for Debt in excess of $50,000;

                  (xii) each agreement, contract, arrangement, commitment, understanding or obligation relating to it, its present or prospective business, operations, properties or assets in which any Key Employee has any interest, direct or indirect, including a description of any transactions between it and any Key Employee or any entity in which any Key Employee has any interest (other than transactions between any corporation and a publicly held corporation in which the Key Employee holds less than five percent (5%) of the issued and outstanding shares of capital stock); and
             (xiii) each oral contract or agreement with respect to any of the matters referred to in the foregoing clauses (i) through (xii) and any oral or written proposal to enter into any contract, agreement or other arrangement with respect to any of the matters referred to in the foregoing clauses (i) through (xii).

         (c) The Company has delivered or made available to Purchaser a correct and complete copy of each contract or agreement listed in Schedule 4.10(b) attached hereto. With respect to each written agreement listed, to the Company's knowledge (based on a review of the files of the Company related to the Facility, of the files of Meridian and the Partnership, all as maintained at the corporate offices of the Company, inquiries of employees located at the corporate offices of the Company and involved in the Business, and inquiries of the onsite administrator at the Facility), (A) the written agreement is legal, valid, binding, enforceable (except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally and (ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law) and in full force and effect; (B) no party is in material breach or default, and no event has occurred which with notice or lapse of time or both could constitute a material breach or default or permit termination, modification or acceleration, under the written agreement and (C) no party has repudiated any term of the written agreement, and there are no pending renegotiations of or outstanding rights to renegotiate any material amounts paid or payable by or to the Company (with respect to the Business) or Meridian or the Partnership thereunder and no such person has made written demand for such renegotiation.

         4.11 Employees and Employee Benefit Plans

         (a) Employees. Attached as Schedule 4.11 hereto is a complete and accurate list of the name and hire date of the Key Employees. Except as provided by applicable law, the employment of all persons presently employed or retained by the Company (in connection with the Business) is terminable at will, at any time and without advance notice.

         (b) Employee Plans. Schedule 4.11(b) attached hereto contains a complete list of all Employee Plans. True and complete copies of each of the following documents for the Employee Plans will he delivered to Purchaser by the Company subsequent to the date of this agreement but prior to the Closing Date:

             (i) each Welfare Plan and Pension Plan (and, if applicable, related trust agreements and summary plan descriptions, all amendments thereto, and all annuity contracts or other funding instruments),

             (ii) each Benefit Arrangement and a complete description of any such Benefit Arrangement which is not in writing, and

             (iii) for the three most recent plan years, Annual Reports on Form 5500 Series required to be filed with any governmental agency for each Welfare Plan and Pension Plan.

         (c) Pension Plans. No Pension Plan is subject to the minimum funding requirements of Title I of ERISA or Section 412 of the Code or Title IV of ERISA. Each Pension Plan and each related trust agreement, annuity contract or other funding instrument is qualified and tax-exempt under the provisions of Code Section 401(a) and 501(a) and has been so qualified during the period from its adoption to date.

         (d) Multi employer Plans. None of the Company, Meridian or the Partnership nor any ERISA Affiliate contributes to, or has been obligated to contribute to, any Multiemployer Plan.

         (e) Welfare Plans. None of the Company, Meridian, the Partnership nor any ERISA Affiliate has any present or future obligation to make any payment to or with respect to any present or former employee of the Company involved in the Business or of Meridian or the Partnership pursuant to any retiree medical benefit plan, other than as may be required by federal or state law. None of the Company (with respect to the Business), Meridian, the Partnership or any ERISA Affiliate involved in the Business has ever maintained, contributed to or been required to contribute to any "welfare benefit fund" as defined in Section 419(e) of the Code. Each Welfare Plan employed by the Company in connection with the Business, or by Meridian or the Partnership which is a "group health plan," as defined in Section 607(a) of ERISA, has been operated in compliance with provisions of Part 6 of Title I of ERISA and Sections 162(i) and 4980B of the Code at all times.

         (f) Compliance with Law. Each Welfare Plan, Pension Plan and Benefit Arrangement which covers or has covered employees of the Company involved in the Business or the employees of Meridian, the Partnership or any ERISA Affiliate involved in the Business has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Welfare Plan, Pension Plan or Benefit Arrangement, including but not limited to, ERISA and the Code.

         (g) Deductibility of Payments. Then is no contract, agreement, plan or arrangement covering any employee or former employee of the Company involved in the Business that, individually or collectively, provides for the payment by the Company, Meridian or the Partnership of any amount:

             (i)  that is not deductible under Section 162 or 404 of the Code;
or

             (ii) that is an "excess parachute payment" under Section 280G of the Code.

         (h) No Amendments. Except as may be necessary or appropriate in connection with closing the transaction contemplated by this Agreement, none of the Company (with respect to the Business) nor Meridian or the Partnership nor any ERISA Affiliate (involved in the Business) has any announced plan or any legally binding commitment to create any additional Facility Employee Plans or to amend or modify any existing Facility Employee Plan in effect.

         (i) No Acceleration of Rights or Benefits. Except for the vesting of existing stock options, neither the execution and delivery of this agreement nor the consummation of the transactions contemplated hereby will result in the acceleration of the exercisability of any stock options, the acceleration of the vesting of any restricted stock or any interest in any Pension Plan or Welfare Plan or the creation of rights under any severance, parachute or change of control agreement.

         (j) No Other Material Liability. No event has occurred in connection with any Facility Employee Plan which would have a Material Adverse Effect on any of the Company, Meridian or the Partnership or any ERISA Affiliate or any such Employee Plan, directly or indirectly under any statute, regulation or governmental order relating to any such Employee Plans.

         4.12 Taxes. Each of the Company, Meridian and/or the Partnership has filed all Tax returns which are required as of the date hereof to have been filed by it in any jurisdiction with respect to the Business, the Project, the Common Stock, the Meridian Assets and the Partnership Assets and each has paid, before they have become delinquent, all Taxes shown to be due and payable on such returns and, to the knowledge of the Company, all other Taxes and assessments payable by the Company and by Meridian and/or the Partnership, to the extent the same have become due and payable, except for any Taxes and assessments the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company has set aside on its books, or has caused Meridian or the Partnership to set aside on its books, reserves to the extent required by, and segregated in accordance with, GAAP. The Company has no knowledge of any proposed material Tax assessment against the Company, Meridian or the Partnership. To the knowledge of the Company, all Tax liabilities of the Company, of Meridian and of the Partnership are adequately provided for on the books of the Company, Meridian or the Partnership, respectively. All of the Tax returns previously filed by the Company, Meridian or the Partnership and which, as of the date hereof, have not been audited by the applicable Governmental Authority having jurisdiction thereof, were true and correct in all material respects at the time filed by the Company, Meridian and/or the Partnership. None of the Company, Meridian or the Partnership has received any notice of any past due or unpaid Tax or assessment which as of the date hereof has not been paid or, is being contested in good faith by appropriate proceedings and is evidenced by an appropriate reserve on the books of the Company, Meridian or the Partnership, as applicable.

         4.13. Labor Matters. No complaint for sex, age, race or other discrimination claim or any unfair labor practice claim has been brought against the Company (with respect to the Business), Meridian or the Partnership which is unresolved as of the date hereof. To the Company's knowledge, the Company (with respect to the Business), Meridian and the Partnership have complied with all applicable state and federal labor Laws and Orders. None of the Company (with respect to the Business), Meridian or the Partnership is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by any of them. There are and have been no strikes, slowdowns, work stoppages, or lockouts at the Facility by any of the employees of the Company, Meridian or the Partnership.

         4.14. Environmental Matters.

         Except as disclosed in the Environmental Reports given to Purchaser by the Company as described in Schedule 4.14 attached hereto:

                  (i) The Company (with respect to the Project), Meridian and the Partnership are, and at all times during their ownership or operation of the Project have been, in compliance in all material respects with all Environmental Laws.

                  (ii) There are no existing Environmental Claims against the Company (with respect to the Project), Meridian or the Partnership, and none of the Company (with respect to the Project), Meridian or the Partnership has received any notification of any allegation of any actual, or potential responsibility for, or any inquiry or investigation regarding, any disposal, release or threatened release at any location of any Hazardous Substance generated or transported by any of them at or from the Project.

                  (iii) There are no underground tanks or other underground storage receptacles for Hazardous Substances currently located on or under the Project.

                  (iv) There have been no releases (i.e., any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping) of Hazardous Substances in quantities exceeding the reportable quantities as defined under federal or applicable state law by the Company (with respect to the Facility), Meridian or the Partnership on, upon or into the Project except as allowed by Environmental Laws. In addition, the Company is not aware (without independent investigation) that there have been any such releases by the Company's or the Partnership's predecessors in title to the Real Property, and no releases in quantities exceeding the reportable quantities as defined under federal or state law on, upon, or into any real property in the vicinity of the Project other than those authorized by Environmental Laws which, through soil or ground water contamination, may have come to be located on the Real Property.

                  (v) The Company is not aware of any PCBs located at the Project.

                  (vi) There are no consent decrees, consent orders, judgments, judicial or administrative orders, agreements with (other than permits) or liens by, any governmental authority or quasi governmental entity relating to any Environmental Law which regulate, or bind the Company (with respect to the Project), Meridian or the Partnership.

                  (vii) True and correct copies of all existing Environmental Reports, as well as all other written environmental reports, audits or assessments which have been conducted, either by the Company (with respect to the Project), Meridian or the Partnership or any person engaged by any of them for such purpose which are in the possession of the Company, Meridian or the Partnership have been made available to the Purchaser.

         4.15. Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, other than Smith Barney, which has acted as a financial advisor to the Company and which shall be compensated by the Company for its services rendered in connection therewith.

         4.16. Insurance. Schedule 4.16 attached hereto sets forth the insurance policies maintained by the Company, Meridian or the Partnership covering the Business and the Project in effect as of the date hereof, including the policy numbers, terms, identity of the insurers and amounts and nature of coverage. All such policies (or replacements thereof) are now and will be until Closing in full force and effect, with no premium arrearages. True and correct copies of all such policies and any endorsements thereto have been or will be made available to Purchaser for its review prior to Closing. None of the Company, Meridian or the Partnership has received any written notice of any actual or proposed cancellation or limitation of coverage or non-coverage under any such policies and the Company, Meridian and the Partnership are in compliance (or are in the process of complying) with all underwriter requirements and recommendations of which any of them has been notified with respect to such policies.

         4.17. Intellectual Property. None of the Company, Meridian or the Partnership has received protection under federal or state law of any trademarks, trade names, logos, service marks, patents, patent rights, assumed names, trade secrets or copyright used, or anticipated to be used, by them in the Business.

         4.18. Certain Assets.

         (a) The Partnership has good and marketable title to, or valid fee simple title to the Real Property and all other real estate, if any, included in the Partnership Assets and good and marketable title to all of the Personal Property and other non-real estate assets included within the Partnership Assets (except that with respect to any improvements or Personal Property to be developed or acquired by the Partnership after the date hereof the Partnership will have good and marketable title only upon development or acquisition thereof). The Personal Property includes all the tangible assets reasonably necessary to the Business as it is currently conducted. The Development Budget includes the cost of such additional Personal Property as may be necessary in the reasonable opinion of the Company to conduct the Business as it is currently contemplated to be conducted.

         (b) The title of the Partnership to the o Project any part thereof is free and clear of all Liens other than (i) the Permitted Exceptions and (ii) any Lien which shall he satisfied and released of record as of the Closing Date. The Facility and the Personal Property are in good working order, condition and repair and adequate and suitable for the purposes for which they are presently intended to be used.

         (c) Meridian has good and marketable title to the Partnership Interest free and clear of all Liens, claims and encumbrances.

         (d) None of the Company, Meridian or the Partnership has received notice of any pending or threatened condemnation or taking by power of eminent domain or otherwise of all or any portion of the Project or any of the other assets described in clauses (a) or (b) or any notice of any tax or special Lien or assessment which would not be paid in full by the Closing Date and for which Meridian or the Partnership would be liable.

         (e) None of the Company, Meridian or the Partnership has received notice of noncompliance of the Project, any portion thereof, or any of the other assets described in clauses (a) or (b) with applicable building or zoning codes and ordinances.

         4.19. No Other Agreements to Sell the Assets of the Partnership or Capital Stock of Meridian. Neither the Company, Meridian nor the Partnership has any legal obligation, absolute or contingent, to any other person or firm to sell or effect a sale of the Stock, the Meridian Assets, the Partnership Assets or the Partnership Interest.

         4.20. Books and Records. The Company, Meridian and the Partnership have made and kept (and given the Purchaser access to) books and records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of the Company (with respect to the Business), Meridian and the Partnership, including but not limited the books and records related to the Reservation List, the Reservation Deposit Escrow and the Gross Up Account. None of the Company (with respect to the Business), Meridian nor the Partnership has engaged in any material transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds which have been and are reflected in their normally maintained books and records.

         4.21. Florida Americans With Disabilities Act Compliance. The Facility has been and is being constructed in full compliance with the Florida Americans with Disabilities Accessibility Implementation Act, Florida Statutes, Section 553.501, et seq and the rules and regulations issued pursuant thereto (the "Florida ADA"). None of the Company, Meridian or the Partnership has received any notice to the effect that, or has otherwise been advised that, the Facility is not in compliance with the Florida ADA. The Company believes that compliance with the Florida ADA constitutes compliance with the federal Americans with Disabilities Act.

         4.22. Undisclosed Liabilities. The Company has not failed to disclose to the Purchaser any liabilities--whether fixed or contingent--actually known to the Company as of the date hereof with respect to the Business and not otherwise disclosed or taken into account in the Company Financial Statements or in the schedules or exhibits hereto.

         4.23. The Real Property/The Facility. The Facility is located on the Real Property. The Housing Units, including their roofs and all major mechanical systems, such as air conditioning, electrical and heating and ventilating systems and other items of tangible Personal Property are, to the extent the same have been installed and at Closing shall be, to the extent the same have then been installed, in good operating condition and repair.

         4.24. Master Trust and Occupancy Documents. The Company has furnished to the Purchaser true and correct copies of the Master Trust Documents and the Housing Occupancy Documents, together with the Reservation Agreements and/or Upgrade Letters, if applicable, executed by each prospective resident of the Housing Units who has not as of the date hereof elected to terminate such Reservation Agreement. Schedule 4.24 contains a form of a Joinder Agreement and a form of an Occupancy Agreement. The Joinder Agreement and the Occupancy Agreement between the Partnership and each Facility resident is not executed until the date occupancy of a reserved unit is accepted and accordingly no such agreements have been executed as of the date hereof. Each of the Reservation Agreements and the Master Trust Documents which has been executed as of the date hereof is in full force and effect and none has been modified or amended except as set forth in Schedule 4.24 attached hereto. The Housing Occupancy Documents constitute all written or oral agreements of any kind for the reservation, leasing, rental or occupancy of any portion of the Facility. Except as set forth in Schedule 4.24, no obligation under any of the Housing Occupancy Document has been collected in advance and there are no concessions, bonuses, rebates or other matters affecting the obligations of any prospective resident. None of the Company, Meridian or the Partnership is in default of any of its obligations under the Master Trust Documents or the Housing Occupancy Documents and there exists no fact or circumstance that, with the passage of time or the giving of notice or both, would constitute a default by the Company, Meridian or the Partnership or entitle any prospective resident to any counterclaim, offset or defense against such resident's obligation under his or her Housing Occupancy Documents. The Company is not aware of any default or any action which, with the passage or time or the giving of notice or both would constitute a default, under the Housing Occupancy Documents executed as of the date hereof by any of the prospective residents who are parties thereto. The Company represents and warrants that, as required by Florida law, under the terms of the Housing Occupancy Documents each prospective resident has the right to terminate the same within seven days after his/her entrance fee is paid and occupancy is accepted and that, although the Company has no knowledge that any prospective resident will exercise such rights, there can be no assurances that any or all of the prospective residents will not exercise said recision right.

         4.25. Reservation List. Set forth in Schedule 4.25 is a true and correct reservation list as of November 1, 1996, which identifies each of the prospective residents of the Housing Units, the type of unit reserved by such resident, the monthly rent or occupancy fee attributable to each such unit, the amount of the deposit paid as of said date by each such resident, the amount of deposit remaining to be paid by such resident, and any price or other concession given to such resident (the "Reservation List"). All of the funds received by the Partnership from the residents on the Reservation List have been deposited in the Reservation Escrow Account, as required by the Florida

CCRC Law, and released therefrom and utilized by the Partnership in connection with the Business to the extent permitted by the Florida CCRC Law.

         4.26. Operating Contracts. Set forth in Schedule 4.26 attached hereto are true and correct copies of all operating contracts to which the Company, Meridian or the Partnership is a party in connection with the Business (the "Operating Contracts"). Each of the Operating Contracts is in full force and effect and none of the Operating Contracts has been modified or amended except as set forth in Schedule 4.26. None of the Company, Meridian or the Partnership is in default of any obligations under the Operating Contracts nor is the Company aware of any default or any action which, with the passage or time or the giving of notice or both would constitute a default, under the Operating Contracts by any other party thereto.

         4.27 Bank and Escrow Accounts. Schedule 4.27 hereto sets forth a correct and complete list of each bank account and escrow account maintained by the Company (with respect to the Facility), by Meridian or by the Partnership whether required by law, by the terms of the BNP Loan Documents or otherwise.

         4.28. The Loan Documents. Neither the Company, Meridian nor the Partnership is in default of any of its obligations under the Loan Documents, nor is any of the Company, Meridian or the Partnership aware of or in receipt of notice from any lender thereunder of any event or circumstance which, with the giving of notice or the passage of time, or both would constitute an event of default thereunder. Each of the Loan Documents was duly authorized, executed and delivered by the Company, Meridian and/or the Partnership, as applicable, and each such document is the valid, binding and enforceable obligation of the Company, Meridian or the Partnership, as applicable, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Company has provided to Purchaser true and correct copies of the Loan Documents and all amendments, modifications or changes thereto other than those amendments, modifications and changes contemplated by the terms of the CCI Loan Amendment Commitment and the BNP Loan Amendment Commitment, which amendments, modifications and changes shall not be effective unless and until the Closing occurs.

         As of October 31, 1996, the principal amounts owing to BNP and CCI under the Loan Documents were $26,286,219.14 (plus accrued interest for October, 1996) and $9,329,995 (plus accrued interest on that amount through October 31, 1996 and plus unpaid interest in the escrow account with BNP of approximately $400,000 (the Gross-Up Account), plus approximately $400,000 of the Gross-Up Account), respectively.

         4.29. Construction of the Facility.

         (a) The Company has provided Purchaser prior to the execution of this Agreement with a true and correct copy of the Plans and Specifications. The Plans and Specifications have not been amended or modified except pursuant to the Change Orders referred to therein, which have been provided by the Company to Purchaser. The Project has been constructed to date in accordance and compliance with the Plans and Specifications, as amended or modified by such Change Orders. All changes orders have been approved as and when necessary under the terms of the Loan Documents. To the Company's knowledge, there are no latent or patent structural, mechanical or other defects in the Project.

         (b) The Real Property has available to its boundaries adequate utilities, including, without limitation, adequate water supply, storm and sanitary sewage facilities, telephone, gas, electricity and fire protection, as is required for the construction and operation of the Project.

         (c) The funds allocable to Phase I (as defined in the BNP Loan Documents) under the BNP Loan Documents, are sufficient to pay for the costs of construction of each of the Housing Units and the Health Center and other improvements necessary to the use and occupancy thereof cannot be completed and available for occupancy on or before the applicable Anticipated Completion Date in a good, workmanlike and substantial manner, free from material defects and in accordance with the Loan Documents, the Plans and Specifications, the Housing Occupancy Documents, and all applicable laws. To Seller's knowledge, all construction to date has been performed in a good and workmanlike manner, free from material defects and in accordance with all applicable laws. The Company represents and warrants that, as of the date hereof, it is anticipated that occupancy of 44 of the Housing Units will be accepted by prospective residents during the first week after the opening of the Housing Units. The Company believes that the prospective residents of Housing Units will move into such units on or about the move-in date ascribed to each in the Reservation List. The funds held back for Phase 1b Housing Units under the BNP Loan Documents are sufficient to pay for the costs of completion thereof in a good and workmanlike manner, free from material defects in accordance with all applicable laws.

         (d) Neither the zoning nor any other right to construct upon or to use the Facility is or when granted will be to any extent dependent upon or related to any real estate other than the Real Property, the improvement of such other real estate or the payment of any fees for the improvement of such other real estate. The Real Property is not part of a larger tract of land owned by either the Company, Meridian or the Partnership and is not otherwise included under any unity of title or similar covenant with other lands not owned by the Company, Meridian or the Partnership. The Project complies with all subdivision and platting requirements.

         (e) There are no soil conditions adversely affecting the Project, except, those if, any, as reflected in that Subsurface Exploration and Foundation Evaluation Report dated June 15, 1987, performed by Professional Service Industries, Inc. and that Report of Preliminary Subsurface Investigation dated August, 1993 performed by Nutting Engineers, copies of which have been delivered to the Purchaser.

         (f) The Project is fully zoned for its intended use.

         (g) Neither the Company, Meridian nor the Partnership has received any notice that and, the Company has no knowledge as of the date hereof that, (i) any Governmental Authority or any employee or official thereof considers that the construction operation or use of the Project for its intended use will fail to comply in any, material respect with any legal requirements, (ii) any investigation has been commenced or is contemplated respecting any such possible use of the Project, and (iii) there are any unsatisfied requests for repairs, restorations or alterations with regard to the Project from any person, including, but not limited to, any lender, insurance carrier or Governmental Authority.

         (h) Except as set forth in Schedule 4.29(h) attached hereto, the Company has no reason to believe that the license or any other approvals, entitlements and other governmental and quasi-governmental authorizations, necessary for the operation or use of the Health Center for its intended use, will not be issued in the ordinary course of business after construction is complete.

         (i) Except as set forth in Schedule 4.29(i) attached hereto, no portion of the Real Property or the Facility is located in a designated flood zone.

         (j) Except as set forth in Schedule 4.29(j) attached hereto, none of the Company, Meridian nor the Partnership has paid or is obligated to pay any commissions in connection with the marketing of the Facility.

         (k) There is no obligation to satisfy the MLR Reserve Requirement under the Florida CCRC Law until the first resident is admitted to the Project at which time the obligation under the Florida CCRC Law with respect to the MLR Reserve Requirement will be satisfied by the amounts contained in the Reservation Deposit Escrow as reflected in the MLR Reserve Requirement calculation set forth in Schedule 4.29(k) attached hereto. At such time when 70% of the Housing Units are occupied, which is not currently contemplated to occur prior to January, 1998, the Partnership would be entitled in accordance with the provisions of the Florida CCRC Law to request a release of the funds in the Reservation Deposit Escrow, at which time the Partnership would be required to post cash and/or an acceptable letter of credit in satisfaction of the MLR Reserve Requirement. The Company has furnished to Purchaser a true and correct copy of the correspondence between the Partnership and the Department of Insurance with respect to the present calculation of the anticipated amount of the MLR Reserve Requirement.

         4.30 Gross Up Account. The portion of the Gross Up Account attributable to the Purchaser (and not to CCI) exceeds $400,000.

         4.31 Reimbursable Expenses. The sum of the Marketing Expenses and Pre-Opening Expenses exceeds $400,000.

         4.32. Material Misstatements Or Omissions. No representations or warranties by the Company in this Agreement, nor any document, exhibit, statement, certificate or schedule or other injunction furnished or to be furnished to Purchaser (or its members) pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading.

                                    ARTICLE V
                   PURCHASER'S REPRESENTATIONS AND WARRANTIES

         Purchaser does hereby represent and warrant to the Company as follows:

         5.01. Organization and Qualification.

         (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has, or as of Closing will have, full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, including the assets and properties to be acquired by it pursuant to the terms of this Agreement.

         (b) Purchaser is or prior to the Closing Date will be duly qualified to do business in, and validly existing and/or in good standing under the laws of, the State of Florida if and to the extent necessary for it to acquire the Common Stock and to be the owner of the Partnership Interest.

         5.02. Authority Relative to this Agreement. Purchaser has full corporate power and authority to enter into this Agreement and each other instrument, document and agreement contemplated hereby and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and of each other instrument, document and agreement contemplated hereby by Purchaser and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of Purchaser and no other corporate proceedings on the part of Purchaser or its shareholders are necessary to authorize the execution, delivery and performance of this Agreement or such other instruments, documents and agreements by Purchaser and the consummation by Purchaser of the transactions contemplated hereby and thereby. This Agreement has been, and such other instruments, documents and agreements contemplated hereby when executed and delivered by Purchaser in accordance with the terms hereof will be, duly and validly executed and delivered by Purchaser and each such document constitutes or, upon the execution and delivery thereof will constitute, a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         5.03. Approvals and Consents. Subject to obtaining such consents or making such filings as are required to obtain the approval of the transactions contemplated herein by the Department of Insurance of the State of Florida under the Florida CCRC Law, the execution and delivery of this

Agreement by Purchaser does not and the performance by Purchaser of its obligations hereunder and the consummation of the transactions contemplated hereby will not:

         (a) conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or of notice under any agreement, contract, lease, license, permit, note, instrument or other document to which Purchaser is a party or by which it is bound or to which any of the assets or properties of Purchaser are subject; or

         (b) violate any Laws or Orders of any Governmental Authority applicable to Purchaser or any of its assets or properties, or the Articles of Incorporation or Bylaws of Purchaser; or

         (c) require any consent, approval or action of, or permit from, or filing or registration with or notice to any Governmental Authority or other public or private third party.

         5.04. Legal Proceedings. There are no actions, suits, arbitrations or proceedings pending or, to the knowledge of Purchaser, threatened against relating to or affecting, nor to the knowledge of Purchaser are there any investigations or audits by Governmental Authorities pending or threatened against, relating to or affecting Purchaser or any of its assets and properties which would adversely affect the Purchaser's ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

         5.05. Information Supplied. Each document filed by Purchaser with any Governmental Authority in connection with this Agreement and the other transactions contemplated hereby, solely to the extent based on information provided by Purchaser, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         5.06. Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or person has been engaged by it and is or will be entitled to any broker's or finder's fee or any other commission or similar fee from it in connection with any of the transactions contemplated by this Agreement.

         5.07. Investment Representations. Purchaser is acquiring the Common Stock for its own account and not with a view to their distribution, within the meaning of Section 2(11) of the Securities Act of 1933, as amended. Purchaser is a sophisticated investor regularly engaged in buying companies and interests therein.

                                   ARTICLE VI
                                    COVENANTS



         6.01. Company. The Company covenants, between the date hereof and the Closing, that:

         (a) The Company, Meridian and the Partnership shall conduct the Business in the ordinary course consistent with past practices and with the terms of the Budgets and shall preserve intact their business organization, keep available the services of the officers and employees involved in the Business in the ordinary course of business and use their commercially reasonable best efforts to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with them with respect to the Business.

         (b) None of the Company, Meridian or the Partnership shall commit or omit to do any act that would cause a breach of any agreement, commitment or covenant of any of them contained in this Agreement or cause the representations and warranties as set forth in this Agreement to become untrue in any material respect as of the Closing Date.

         (c) Except with respect to the Limited Partnership Interest Transaction, none of the Company, Meridian or the Partnership shall make any material change in the Business or sell or agree to sell all or any portion of the Project, the Meridian Assets of the Partnership Assets or otherwise enter into, terminate, modify or amend any Housing Occupancy Documents, or any other agreements materially affecting the Project or the Business, without the prior written consent of Purchaser which consent, in the case of terminations, modifications to or amendments of any such agreements, shall not be unreasonably withheld.

         (d) Each of the Company (with respect to the Project), Meridian and the Partnership shall maintain its assets in the same condition as they are in at the date hereof, ordinary wear and tear, insured casualty loss and taking by eminent domain excepted.

         (e) None of the Company (with respect to the Facility), Meridian or the Partnership shall purchase an equity interest in, or the assets of, any corporation, partnership or any other entity, or create or permit any Lien on any asset, except for the Permitted Exceptions, or create, assume, incur or guarantee any Debt (other than the Contributed Intercompany Debt, the amount of which is to be contributed to Meridian at Closing, the Additional Intercompany Debt, the amount of which is to be repaid upon Closing as provided herein, and the Partnership Debt, the amount of which is to be canceled and forgiven immediately prior to the Closing as provided herein).

         (f) Except in the ordinary course of business and consistent with past practice, there shall be no increase in the compensation of any of the personnel or be, any consultant associated with the Business, nor shall there be any new employment, severance or other agreement with any of the personnel or any consultant associated with the Business (other than any such agreements executed by the Purchaser).

         (g) During normal business hours, the Company will provide Purchaser, its agents and employees (or cause them to be provided), with access on twenty-four (24) hours notice to the books and records of the Company (with respect to the Facility). Meridian and the Partnership, provided they do not unreasonably interfere with the operations of the Company, Meridian or the Partnership.

         (h) Neither the Company nor any of the officers, directors, advisors nor others authorized to act on its behalf shall directly initiate or solicit discussions relating to any alternative acquisition proposal or similar transaction including, without limitation a merger or other business combination involving, to any extent, the Project, Meridian or the Partnership or offer to acquire or convey in any manner, directly or indirectly, all or substantially all of the equity interests in, or the voting securities of Meridian or the Partnership or the assets of either of them; provided, however, that public announcements of the transaction contemplated by this Agreement and responses to inquiries received thereafter shall not be prohibited hereby and that the Company shall not be deemed to be in breach of its obligations hereunder in the event the Board of Directors determines, prior to the approval of the transactions provided for herein and of the Excluded Assets Transaction, the BSL Transaction and the Healthcare Transaction by the shareholders of the Company, in the exercise of its fiduciary duties that the Company is required to provide information in response to any acquisition or merger proposals or discussions which are initiated by a third party; and provided, further, that nothing herein shall be construed as prohibiting the Company from pursuing the pending negotiations with respect to the Healthcare Transaction, the BSL Transaction or the Excluded Assets Transaction.

         (i) Neither the Articles of Incorporation nor the Bylaws of Meridian nor the Partnership Agreement of the Partnership shall be amended without the prior consent of the Purchaser, which consent shall not be unreasonably withheld.

         (j) The Company shall promptly submit this Agreement and the transactions contemplated herein, including the Healthcare Transaction, the BSL Transaction, the Limited Partnership Interest Transaction and the Excluded Assets Transaction, for the approval by its shareholders. Subject to its fiduciary duties under applicable law, the Board of Directors of the Company has agreed to recommend to its shareholders approval of the transaction contemplated herein, the BSL Transaction, the Healthcare Transaction, the Limited Partnership Interest Transaction and Excluded Assets Transaction. Subject to the fiduciary duties of the Board of Directors of the Company under applicable law, the Company shall use its reasonable efforts to obtain its shareholders' approval and adoption of this Agreement and the transactions contemplated hereby. Subject to the notice requirements of applicable state law, such meeting shall be held as soon as practicable following the execution of this Agreement.

         (k) Neither Meridian nor the Partnership shall declare or pay any dividend or other distribution to the Company or any other person.

         (1) During the continued construction of the Facility, the Company shall maintain or cause to be maintained the following insurance coverages:

                  (1) builder's risk (or equivalent coverage) insurance upon any work done or materials furnished under the Contractors Contracts and Other Contractors Contracts, except excavations, foundations and any other structures not customarily covered by such insurance, such policies to be written in completed value form for 100% of the insurable value of the improvements therefor;

                  (2) workers' compensation and employer's liability insurance covering all Personnel and employees of contractors and subcontractors in amounts required by law;

                  (3) automobile liability insurance covering owned, non-owned and hired automobiles of contractors and subcontractors in an amount not less than $1,000,000 combined single limit; and

                  (4) commercial general liability insurance, including umbrella coverage, with combined coverage in amounts not less than $1,000,000 liability for personal injury for each occurrence and $2,000,000 in the aggregate and $1,000,000 for property damages for each occurrence and $2,000,000 in the aggregate.

         (m) The Company shall provide and continuously maintain or cause to be provided and maintained by the partnership or Meridian insurance coverages for the Business in such amounts and types as are currently maintained by it or them.

         (n) The Company shall promptly pay or cause the Partnership to pay all costs, expenses and obligations as and when due in respect of the continued development of the Project. Further, the Company shall not amend or modify or permit the Partnership or Meridian to amend or modify the Budgets without the prior approval of Purchaser.

         (o) No construction of the Project shall be undertaken except as shown in and in accordance with the construction Plans and Specifications, as amended by change orders approved by purchaser and by BNP in accordance with the terms of the BNP Loan Documents.

         (p) The Company, Meridian and the Partnership shall diligently pursue completion of the Project and shall use their commercially reasonable efforts to construct and market the Facility on the schedule set forth in the Development Budget and in accordance with the Plans and Specifications as amended by change orders approved by Purchaser and by BNP in accordance with the terms of the BNP Loan Documents. No marketing of the Facility shall be undertaken except in accordance with the terms, concessions and methods described in Schedules 4.24 and 6.01(p) attached hereto. The Partnership shall not enter into any Housing Occupancy Documents except those that are executed on the terms described in Schedules 4.24 and 6.01(p) and the forms of Housing Occupancy Documents provided to the Purchaser.

         (q) The Company shall deliver to Purchaser promptly upon request the names of all persons with whom the Company has contracted or intends to contract for any material work on the

Project. No change orders for the Project from and after the date hereof shall be effective without the prior written approval of Purchaser, except any change order that (i) does not extend the completion date, (ii) does not involve an increase in the approved construction cost of more than $5,000 for any one item or $10,000 in the aggregate,(iii) does not violate the terms of the Loan Documents and (iv) does not adversely affect the exterior of the Project or otherwise adversely affect any aspect of the aesthetics of the improvements. The Company shall not suffer or permit any breach or default to occur in any of the obligations of the Company, Meridian or the Partnership under any of the Architects Agreements, the Contractors Agreements, or the Other Construction Contracts necessary for the continued full ownership, construction, operation, maintenance and enjoyment of the Facility, nor shall the Company suffer or permit the same to terminate by reason of any failure of the Company, Meridian or the Partnership to meet any requirements thereof whatsoever.

         (r) The Company shall promptly notify Purchaser of the occurrence or existence of any event or circumstance which is or could reasonably be expected to be a breach of the representations, warranties and covenants of the Company relating to the construction of the Project.

         (s) The Company, Meridian and the Partnership shall perform their obligations under and comply with the applicable terms of the Loan Documents, the Housing Occupancy Documents, the Occupancy Agreements, the Contractors Agreement, the Other Contractors Agreements and the Architects Agreements.

         (t) The Company shall prepare and file all returns for Taxes of the Company and its Subsidiaries for all taxable years and other periods ending on or prior to or including the Closing Date.

         6.02. Purchaser. Purchaser covenants that without the prior written consent of the Company, between the date hereof and the Closing, it shall not commit or omit to do any act that would cause a breach of any agreement, commitment or covenant contained in this Agreement or cause the Purchaser's representations and warranties as set forth in this Agreement to become untrue in any material respect as of the Closing Date.

         6.03. Mutual Covenants. Following the execution of this Agreement and until the Closing Date:

         (a) The Company and Purchaser shall cooperate with each other and use their commercially reasonable efforts to procure all necessary and appropriate consents and approvals, complete and file all necessary and appropriate applications, notifications, filings and certifications, satisfy all requirements prescribed by law for, and all conditions set forth in this Agreement to, the consummation of the transactions contemplated hereby (without conditions adverse to any of the Purchaser, the Company, Meridian or the Partnership).

         (b) The Company and Purchaser shall deliver such other instruments of title, certificates, consents, endorsements, assignments, assumptions and other documents or instruments, in form

\
reasonably acceptable to the party requesting the same and its counsel, as may be reasonably necessary to carry out and/or to comply with the terms of this Agreement and the transactions contemplated herein.

         (c) The Company and purchaser shall confer with each other on a regular basis, report on material operational matters and promptly advise the other orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen would have, a material adverse effect on the Company (with respect to the Project). Purchaser, Meridian, the Project or the Partnership, or which would cause or constitute a material breach of any of the representations, warranties or covenants of such party contained herein.

         (d) The Company and purchaser shall promptly provide each other (or its counsel) with copies of all filings made by such party with any state or federal governmental entity in connection with this Agreement or the transactions contemplated hereby.

         (e) Each of the Company and Purchaser will use its reasonable efforts to obtain prior to the Closing Date the consents, approvals, authorizations, licenses and other orders (and make such filings with any third party or Governmental Authority that each such party is required to obtain in order to permit (without conditions adverse to either of them or to Meridian or the Partnership) the consummation of the transactions contemplated by this Agreement. As used herein, "Third Party Consents" means the consents required of
(a) BNP under the BNP Loan Documents, to be obtained in connection with the BNP Loan Amendment Documents, (b) CCI under the CCI Loan Documents, to be obtained in connection with the CCI Loan Amendment Documents and (c) the Department of Insurance of the State of Florida under the Florida CCRC Law. Each of the Company and Purchaser shall reasonably cooperate with the other party (which shall not include incurring any substantial additional liabilities or obligations other than costs and expenses which another party has agreed to reimburse) in connection with a party's efforts to obtain Third Party Consents which it is required to obtain; provided, however, nothing herein shall be construed as requiring Purchaser or any shareholder thereof to provide a guaranty or other security in order to obtain said Third Party Consents.

         (f) The parties shall consult with each other prior to the issuance by either party of any press release or any written statement with respect to this Agreement or the transaction contemplated hereby.

                                   ARTICLE VII
                              PURCHASER CONDITIONS

         7.01. Conditions Precedent to Purchaser's Obligations. The obligation of Purchaser to consummate the transactions provided for herein is subject to the fulfillment, or to the Purchaser's written waiver thereof, prior to or at the Closing Date, of each of the following conditions:

         (a) The representations and warranties of the Company contained in this Agreement or in any certificate or document delivered in connection with this Agreement or the transactions contemplated herein shall be true and correct at and as of the Closing Date as though such representations and warranties were then again made, except for any breaches thereof or inaccuracies therein as would not, individually or in the aggregate, have a Material Adverse Effect.

         (b) The Company shall have performed and complied in all material respects with all covenants, conditions and agreements contained herein required to be performed or complied with by the Company prior to or at the Closing.

         (c) Except for such licenses to be issued or transferred by Governmental Authorities as may be required in connection with the operation of the Facility, but which cannot be obtained until completion of the Project occurs as a result of the applicable rules, procedures and practices governing the operation of facilities such as the Facility, either (i) no permits, consents, approvals, authorizations, waivers or other orders or filings with any third party or any Governmental Authority shall be necessary in connection with the authorization, execution, delivery and performance by the Company of all documents in connection with the transaction contemplated herein or (ii) the Company, Meridian, the Purchaser and the Partnership, as applicable, shall have obtained all such permits, consents, approvals, authorizations, waivers or other orders (without conditions which would materially adversely affect the Company, Meridian, the Partnership or Purchaser), including, but not limited to, all requisite approvals and consents from the Department of Insurance of the State of Florida under the Florida CCRC Law to the transaction contemplated herein.

         (d) The Company shall have delivered (i) a certificate of legal existence, as of a date within ten (10) days of the Closing Date, of each of Meridian and the Company by the Secretary of State of Oregon and (ii) a certificate of legal existence or good standing and authorization to transact business issued by the Secretary of State of the State of Florida for each of the Partnership and Meridian.

         (e) (i) The Company shall have delivered to Purchaser evidence of the consent of BNP and CCI to the transactions provided for herein and (ii) the Company shall have delivered to the purchaser a copy of the Partnership's November 1996 application for Advance under the BNP Loan Documents.

         (f) The Company shall have delivered to Purchaser a certificate updating to within no more than twenty (20) days prior to the Closing Date, the Reservation List and Schedules 4.24 and 4.25 attached hereto.

         (g) The Company shall have delivered to Purchaser an opinion of counsel to the Company, dated as of the Closing Date, in form and substance satisfactory to the Purchaser, as to customary matters. In rendering such opinion, counsel may rely as they deem advisable as to factual matters, upon certificates and assurances of public officials and officers of the Company, Meridian and the Partnership.

         (h) The Company shall furnish the Purchaser with certificates evidencing compliance with the conditions set forth in this Article 7 as may be reasonably requested by Purchaser.

         (i) Each of the Company and Meridian, on its own behalf and in its capacity as the general partner of the Partnership, shall have delivered to the Purchaser a secretary's certificate certifying the truth and completeness of (i) director and stockholder corporate resolutions, fully and properly executed, evidencing authorization of the Company, Meridian and the Partnership, as the case may be, to execute, deliver and perform under the terms of this Agreement, including the Other Required Documents and including the exhibits hereto, which resolutions shall be attached to said certificate, and (ii) Meridian's articles of incorporation and bylaws, copies of which shall also be attached to said certificate and (iii) the Partnership's Partnership Agreement, a copy of which shall also be attached to said certificate.

         (j) No order shall be in effect restraining, enjoining or otherwise preventing the Closing.

         (k) The following documents and agreements shall be entered into prior to or at the Closing (the "Other Required Agreements"):

         (i) The Escrow Agreement.

         (ii) An Amendment, in form and substance reasonably acceptable to Purchaser, with respect to the Health Center Management Agreement which shall grant the Partnership the right to terminate the Health Center Management Agreement on thirty (30) days notice with or without cause (the "Health Center Amendment").

         (iii) An Amendment to the Housing Management Agreement, in form and substance reasonably acceptable to Purchaser, the effect of which will be to permit the Partnership to terminate the same with or without cause at any time on no less than thirty (30) days notice to the manager (the "Housing Amendment").

         (iv) An amendment to the Development Agreement, in form and substance reasonably acceptable to Purchaser, pursuant to which the fee due thereunder shall be reduced to $275,000 and shall be payable in full on the date on which a Certificate of Occupancy for the complete Facility is issued to the Partnership (the "Development Agreement Amendment").

         (l) Any and all documents necessary to amend or modify the BNP Loan Documents shall have been executed and delivered by the parties thereto or the only condition to their delivery shall be the confirmation that the transaction which is the subject of this Agreement has been consummated or the parties hereto are prepared to consummate the same, there being no other terms or conditions to which consummation of the same are subject by all of the parties thereto and shall be in full force and effect and all such amendments or modifications shall be in form and substance acceptable to Purchaser (the "BNP Loan Amendment Documents").

         (m) Documents substantially in the form attached hereto as Exhibit D and any other documents deemed by Purchaser to be necessary thereto (the "CCI Loan Amendment Documents") shall have been executed and delivered by the parties thereto or the only condition to their delivery shall be the confirmation that the transaction which is the subject of this Agreement has been consummated or the parties hereto are prepared to consummate the same, there being no other terms or conditions to which consummation of the same are subject by all of the parties thereto and shall be in full force and effect.

         (n) There shall not have occurred any event or events constituting or having after June 30, 1996, either individually or in the aggregate, a Material Adverse Effect.

         (o) The Title Insurer shall have issued to the Partnership, or shall be irrevocably committed to issue to the Partnership, as of the date of Closing, endorsements (i) making the title insurance coverage effective as of the date of the Closing, and (ii) acknowledging the change in partners of the Partnership, which endorsements (the "Title Policy Endorsements") shall be in form and substance reasonably acceptable to Purchaser.

         (p) Purchaser shall be satisfied with the results of an update to the UCC Search, which update shall be dated no earlier than five (5) business days prior to the Closing Date.

         (q) The BSL Transaction shall be consummated or all of the documents and consideration necessary for the consummation thereof shall have been executed by the Company and delivered into escrow by the Company and the only condition for the release of said documents and consideration from escrow shall be the confirmation that the transaction which is the subject of this Agreement has been consummated or the parties hereto are prepared to consummate the same, there being no other terms or conditions to which consummation of the same are subject.

         (r) The Limited Partnership Interest Transaction shall be consummated or all of the documents and consideration necessary for the consummation thereof shall have been executed by the Company and delivered into escrow by the Company, the New Partnership Agreement shall have been signed by the limited partners thereunder and delivered into escrow and the only condition for the release of said documents and consideration from escrow shall be the confirmation that the transaction which is the subject of this Agreement has been consummated or the parties hereto are prepared to consummate the same, there being no other terms or conditions to which consummation of the same are subject.

         (s) The Company shall have delivered an estoppel certificates in substantially the forms attached hereto as Exhibit C from each of the Architects and the Contractor, as applicable.

         (t) The Company shall have delivered from First Union National Bank of Florida, as Master Trustee, estoppel certificate in form and substance satisfactory to Purchaser, confirming certain matters with respect to the Master Trust Documents.

                                  ARTICLE VIII
                               COMPANY CONDITIONS

         8.01. Conditions Precedent to Company's Obligations. The obligation of the Company to consummate the transactions provided for herein is subject to the fulfillment, or to the Company's written waiver thereof, prior to or at the Closing, of each of the following conditions:

         (a) The representations and warranties of the purchaser contained in this Agreement or in any certificate or document delivered in connection with this Agreement or the transactions contemplated herein shall be true in all material respects at and as of the Closing Date as though such representations and warranties were then again made.

         (b) The Purchaser shall have performed and complied in all material respects with all covenants, conditions and agreements contained herein required to be performed or complied with by the Purchaser prior to or at the Closing.

         (c) Except for such licenses to be issued or transferred by Governmental Authorities as may be required in connection with the operation of the Facility but which cannot be obtained until after Closing occurs as a result of the applicable rules, procedures and practices governing the transfer of facilities such as the Facility and the re-licensure thereof in the name of the new owner or operator thereof, either no permits, consents, approvals, authorizations, or other orders or filings with any third party or any Governmental Authority shall be necessary in connection with the authorization, execution, delivery and performance by the Company, Meridian or the Partnership of all documents in connection with the transactions contemplated herein, or, except to the extent failure to do so would not have a Material Adverse Effect, the Company, Meridian or the Partnership, as applicable, shall have obtained all such permits, consents, approvals, authorizations, licenses and other orders (without conditions which would be materially adverse to the Partnership or Meridian) or made such filings with such third parties or Governmental Authorities as are necessary to obtain all such permits, consents, approvals, authorizations or other orders (without conditions which would be materially adverse to the partnership or Meridian) provided, however, that the ongoing shall not be a condition to the Company's obligation to close in the event the Purchaser waives the Company's inability to secure the same and from and after the Closing indemnifies, defends and holds harmless the Company from and against any Losses which it may incur as a result thereof.

         (e) Purchaser shall have delivered a certificate of legal existence and/or of good standing as of a date within ten (1O) days of the Closing Date issued by the Secretary of State of Delaware and of Florida if and to the extent Purchaser is required to be qualified to do business in Florida in order to purchase the Common Stock and to own the Partnership Interest.

         (f) Purchaser shall have delivered to the Company an opinion of counsel to Purchaser, dated as of the Closing Date, in form and substance satisfactory to the Company, as to customary matters. In rendering such opinion, counsel may rely as they deem advisable as to factual matters, upon certificates and assurances of the Purchaser and public officials.

         (h) The Purchaser shall furnish the Company with certificates evidencing compliance with the conditions set forth in this Article VIII as may be reasonably requested by the Company.

         (i) The Purchaser shall have delivered to the Company an officer's certificate certifying the truth and completeness of (i) resolutions, fully and properly executed evidencing authorization of the Purchaser to execute, deliver and perform under the terms of this Agreement, including the Other Required Agreements, including the exhibits hereto, which Resolutions shall be attached to said certificate, and (ii) Purchaser's Articles of Incorporation and Bylaws, copies of which shall also be attached to said certificate.

         (j) No order shall be in effect restraining, enjoining or otherwise preventing the Closing.

         (k) The Purchaser shall have executed and delivered to the Company the Other Required Agreements.

         (l) The BSL Transaction shall be consummated or all of the documents and consideration necessary for the consummation thereof shall have been executed and delivered into escrow and the only condition for the release of said documents and consideration from escrow shall be the confirmation that the transaction which is the subject of this Agreement has been consummated or the parties hereto are prepared to consummate the same, there being no other terms or conditions to which consummation of the same are subject (provided that the Company's failure to execute and deliver any documents that it is required to execute and deliver pursuant to the agreements relating to the BSL Transaction shall not excuse the Company's performance hereunder).

         (m) The Healthcare Transaction shall be consummated or all of the documents and consideration necessary for the consummation thereof shall have been executed and delivered into escrow and the only condition for the release of said documents and consideration from escrow shall be the confirmation that the transaction which is the subject of this Agreement has been consummated or the parties hereto are prepared to consummate the same, there being no other terms or conditions to which consummation of the same are subject (provided that the Company's failure to execute and deliver any documents that it is required to execute and deliver pursuant to the agreements relating to the Healthcare Transaction shall not excuse the Company's performance hereunder).

         (n) The New Partnership Agreement shall have been signed by the Purchaser and delivered into escrow and the only condition for the release of said document from escrow shall be the confirmation that the transaction which is the subject of this Agreement has been consummated or the parties hereto are prepared to consummate the same, there being no other terms or conditions to which consummation of the same are subject.

         (o) The BNP Loan Amendment documents shall have been executed and delivered or the only condition to their delivery shall be the confirmation that the transaction which is the subject of this Agreement has been consummated or the parties hereto are prepared to consummate the same, there being no other terms or conditions to which consummation of the same are subject.

                                    ARTICLE X
                                   TERMINATION

         10.01. Termination. This Agreement may be terminated by the parties hereto upon the following conditions:

         (a) By mutual written consent of the parties;

         (b) By Purchaser, if the conditions to Closing set forth in Paragraph
7.01 have not been satisfied or waived by the Outside Closing Date.

         (c) By the Company, if the conditions to Closing set forth in Paragraph
8.01 have not been satisfied or waived by the Outside Closing Date.

         10.02. Rights on Termination. Each party's right of termination under Paragraph 10.01 of this Agreement is in addition to any other rights it may have under this Agreement or otherwise and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Paragraph 10.01, all further obligations of the parties under this Agreement will terminate, except that the obligations under the Confidentiality Agreement dated May 8, 1996 (the "Confidentiality Agreement") will survive; provided, however, that if this Agreement is terminated by a party because of a breach of this Agreement by the other party then except as provided in Paragraph 10.03 hereof the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

         10.03. Default Fee. As security for the obligations of Purchaser hereunder and under the BSL Merger Agreement, Rockwood Living, Inc. has deposited with Key Bank of Oregon concurrently with the execution of this Agreement and the BSL Merger Agreement, cash or a single irrevocable letter of credit in the face amount of $250,000 issued by Bank of America (Illinois), N.A.. In the event this Agreement is terminated by the Company as a result of a breach by Purchaser of its obligations under this Agreement, the Company's sale remedy in the event of such breach shall be to draw against the Letter of Credit and the amount drawn shall constitute liquidated damages. Purchaser and the Company acknowledge and agree that this Paragraph 10.03 shall be the Company's exclusive remedy with respect to the Merger, the Related Assets and Liability Transaction described in the BSL Merger Agreement and all other transactions contemplated by this Agreement, including, but not limited to, the sale of the Common Stock.

                                   ARTICLE XI
                                 INDEMNIFICATION

         11.01. By Purchaser. In the event the Closing occurs, then from and after the Closing Purchaser shall defend, indemnify and hold harmless the Company from any Losses arising from or attributable to (i) claims made by third parties against the Company for payment or satisfaction of liabilities or obligations related to the assets, liabilities, operations and business of Meridian, the Partnership or the Project, including claims related to the completion of the construction of the Project and the working capital needs of the Project (except to the extent such liabilities or obligations are by the express provisions of Paragraphs 11.02(a)(i), (b) or (c) of this Agreement the liability or responsibility of Company), and (ii) the ownership and operation of Meridian, the Partnership and the Facility from and after the Closing Date.

         11.02. By Company. In the event the Closing occurs, then from and after the Closing.

         (a) The Company shall indemnify and hold harmless the Purchaser and Meridian against all Losses incurred by either or both of them arising from:

         (i) liabilities and obligations of the Company and its Subsidiaries, including liabilities and obligations related to the assets, operations, liabilities and business that are retained by, or the liability or responsibility of the Company pursuant to the Healthcare Transaction but specifically excluding liabilities, obligations and Losses (x) which are the responsibility of Purchaser under Paragraph 11.01 hereof; or (y) which relate to the assets or liabilities which are the subject of the Excluded Assets Transaction (except to the extent such liabilities and obligations are by the express terms of the agreement relating to the Excluded Asset Transaction the liability or responsibility of the Company), and

         (ii) subject to the limitations set forth in Paragraph 11.05, a breach by the Company of its representations and warranties or a breach by the Company of its covenants set forth in this Agreement.

         (b) Without limiting in any way the obligations of the Company under Paragraph 11.O2(a) hereof, and notwithstanding any limitation contained in any provision of this Agreement (including, without limitation Paragraph 11.05 hereof), the Company shall indemnify and hold harmless the Purchaser and Meridian against:

         (i) all Income Taxes of the Company and its Subsidiaries, including Meridian and the Partnership, for each taxable year or other period ending on or before or including (for the portion of the taxable year through the close of business on) the Closing Date; and

         (ii) all Taxes of the Company and its Subsidiaries, including Meridian and the Partnership, attributable to the transactions contemplated by this Agreement, including the Merger, the Related Assets and Liabilities Transaction, the Limited Partnership Transaction, the Healthcare Transaction and the Excluded Assets Transaction, and also including the federal Income Taxes the Company has agreed to pay under Paragraph 9.01 of the BSL Merger Agreement;

         (iii) any breach by the Company of its obligations under Paragraph 6.01(k) or Paragraph 12.07 hereof; and

         (iv) any dissenters' rights or other claims by former shareholders of the Company exercising dissenters' rights in connection with the fairness of the consideration paid in the transactions contemplated by this Agreement.

         (c) Without limiting in any way the obligations of the Company under Paragraph 11.02(a) hereof, and notwithstanding any limitation contained in any provision of this Agreement including, without limitation, Paragraph 11.05 hereof, the Company shall pay to the purchaser any amount previously paid by the Purchaser to the Company as a Reimbursable Marketing Expense or Reimbursable Pre-Opening Expense that did not qualify or should not have been treated as a Reimbursable Marketing Expense or Reimbursable Pre-Opening Expense and which Purchaser sets forth in a notice of claim relating thereto delivered to the Company within 120 days after the Closing Date.

11.03. Procedures.

         (a) Third Party Claims-In General.

         (i) A person seeking indemnification under this Article XI (the "Indemnified Party") shall give prompt notice to the party against whom indemnity is sought (the "Indemnifying Party") of the assertion of any third party claim or the commencement of any third party suit, action or proceeding in respect of which indemnity may be sought under this Article XI (collectively, a "Third Party Claim") provided, however that delay in giving any such notice shall relieve the Indemnifying Party of its obligations in respect of the Third Party Claim only to the extent the delay results in actual prejudice to the Indemnifying Party.

         (ii) If a Third Party Claim is covered by the indemnity under Paragraph
11.02 above, other than items referred to in Paragraphs 11.02(a)(i), (b) or (c) hereof, references herein to the Indemnifying Party shall be deemed to refer to the Agent, and purchaser will give a Loss Notice (as defined below) to the Escrow Agent and to the Agent in respect of such claim. If a Third Party Claim is covered by the indemnity in paragraph 11.02(a)(i), (b) or (c) hereof references to the Indemnifying Party shall be deemed to refer to the Company and Purchase will give a Loss Notice to the Company in respect of such claim. The Indemnifying Party shall have the right to participate in and control the defense of any such Third Party Claim, including any suit, action or proceeding relating thereto, at its own expense. If requested by the Indemnifying Party, the Indemnified Party shall reasonably and in good faith cooperate with the Indemnifying Party and its counsel in contesting any claim which the Indemnifying Party elects to contest, including, without limitation, the making of any related counterclaim against the person asserting the Third Party Claim or any cross complaint against any person or providing related statements or testimony.

         (iii) If the Indemnifying Party does not notify the Indemnified Party in writing within twenty (20) business days of the Indemnifying Party's receipt of such Loss Notice of its intent to assume the defense of the Third Party Claim, the Indemnified Parry shall be entitled to take control of such Third Party Claim and the defense thereof at the Indemnifying Party's cost and expense (provided that the Indemnifying Party was obligated to indemnify the Indemnified Party hereunder and further provided that if such Third Party Claim is subject to the limitations described in Paragraph 11.05 hereof, then only to the extent of any funds on deposit in the Escrow Account as provided in Paragraph 11.05), which Third Party Claim shall be diligently prosecuted to a final conclusion or settlement; provided, however, that the Indemnified Party may settle such Third Party Claim as it may deem appropriate, in its discretion.

         (iv) The Indemnifying Party shall not be liable under this Article XI for any settlement effected without its consent of any Third Party Claim or any litigation or proceeding in respect thereof for which indemnity may be sought hereunder, except for any settlement as to which the Indemnifying Party did not assume the defense and for which the Indemnifying Party was obligated to indemnify hereunder.

         (b) Additional Provisions Applicable to Third Party Claims and Breaches of Representations, Warranties or Covenants to Paragraph 11.02(a)(ii). In the event that any circumstances exist or any claim is made or threatened against Purchaser after the Closing Date which the Purchaser believes has resulted or will result in the Purchaser incurring a Loss that is subject to the Company's indemnification obligation in Paragraph ll.O2(a)(ii) hereof:

             (i) Purchaser will promptly deliver to the Escrow Agent and to the Agent written notice (the "Loss Notice") setting forth a reasonable summary of the nature of the Loss and the facts giving rise thereto and specifying the Section of this Agreement to which such Loss relates and the amount thereof and, if the Loss Notice involves a Third Party Claim, a copy of such claim and the Purchaser's reasonable estimate of the amount sought by the third party.

             (ii) The Agent shall have the right to dispute the Company's responsibility for the Loss on behalf of the Former Holders by the delivery of written notice (the "Dispute Notice") to the Escrow Agent within twenty (20) business days after Purchaser's delivery of the Loss Notice to the Escrow Agent and the Agent. If the Agent fails to deliver a Dispute Notice within such twenty
(20) business day period, or if the Agent timely delivers a Dispute Notice but does not contest therein all the items included in the Loss Notice, the Escrow Agent shall be authorized without further action by or approval of any party hereto to disburse from the Escrow Account the amount which is the subject of the Loss Notice (or the portion thereof that is not disputed in the Loss Notice) to, or as directed by, the Purchaser, except that, in the case of a Loss Notice which relates to a Third Party Claim, sufficient funds to cover the Losses which are the subject thereof shall be retained by the Escrow Agent in the Escrow Account until the final resolution thereof however effected, including by the decision of a court of competent jurisdiction or by decision made upon arbitration or other non-judicial or quasi-judicial dispute resolution or by a duly executed settlement agreement, at which time the funds which the subject to any Loss Notice(s) shall be disbursed in accordance with the terms of any such order, decision or settlement, as applicable.

                  (iii) In the event the Agent submits a Dispute Notice within the twenty (20) business day period provided for herein and the Agent and Purchaser are unable to resolve their differences within twenty (20) business days after the submission of a Dispute Notice, either the Agent or the Purchaser may submit the matters which are the subject of the Loss Notice to arbitration in accordance with the provisions of Paragraph 11.04 hereof and the Escrow Agent, the Agent and the Purchaser shall be bound by and shall act in accordance with the determination of the arbitrator.

                  (iv) In the event of a Loss Notice which relates to a Third Party Claim, the matter submitted to arbitration shall be limited to whether the Third Party Claim involves the breach of a representation, warranty or covenant by the Company hereunder and the Dispute Notice shall state whether the Agent intends to assume the defense of such Third Party Claim and/or whether the Agent will permit the Purchaser and the Indemnified Parties to retain primary responsibility for the settlement or the defense thereof, subject to the Agent's right, at its expense, to retain counsel to monitor, but not to approve, any such defense or settlement negotiations.

                  (v) The submission of a Dispute Notice to arbitration shall not relieve the Agent of its obligation, at its expense, to defend any Third Party Claim in the event it gives notice of its election to do so, unless and until it is determined in such arbitration that the Third Party Claim does not represent a breach of representation, warranty or covenant by the Company hereunder.

                  (vi) In the event the arbitrator determines that a Loss Notice which relates to a Third Party Claim is not the subject of an indemnifiable loss under the terms of this Article 11, the Purchaser shall be required to reimburse the Agent for any and all costs and expenses incurred in defending such Third Party Claim until the Purchaser assumes the defense thereof, which shall in no event occur later than 10 days after such determination is made. In the event the arbitrator determines that a Loss Notice which relates to a Third Party Claim is the subject of an indemnifiable loss under the terms of this Article 11, the Arbitrator shall retain jurisdiction until a final determination of said Third Party Claim by order of a court of competent jurisdiction, by arbitration or other non-judicial or quasi-judicial proceeding or by a duly executed settlement agreement, at which time the arbitrator shall order disbursement of the funds from the Escrow Account in accordance with such order or settlement.

         (c) Other Claims. Promptly upon learning of the grounds of a claim for indemnification that is subject to Paragraph 11.O2(a)(i), (b) or (c) hereof, the Purchaser shall deliver to the Company a Loss notice specifying in reasonable detail the grounds and amount of such claim. If such claim is not resolved in sixty (60) days after such delivery, the Purchaser may exercise any rights and pursue any remedies it may have hereunder, at law or otherwise in respect of such claim directly against the Company.

         11.04. Arbitration.

         (a) Any matters which are the subject of the indemnity provisions of this Article XI shall be submitted for resolution to arbitration in Portland, Oregon, or such other location as the Purchaser and the Agent may agree to, under the Commercial Arbitration Rules of the American Arbitration Association to which shall be added the provisions of the Federal Rules of Civil Procedure relating to the Production of Evidence. Such arbitration shall be presided over by a single arbitrator. If the Purchaser and the Agent do not agree on the arbitrator within twenty (20) business days after the delivery by Agent of a Dispute Notice, the arbitrator shall be selected by them from a list of five potential arbitrators provided by the American Arbitration Association. Such list shall be provided within 10 days of the expiration of said twenty (20) business day period (or as soon thereafter as the American Arbitration Association is able to do so); provided that if the American Arbitration Association shall not have provided such a list within 20 days after the expiration of said twenty business day period, then the arbitrator shall be designated by the presiding judge of the county in which such arbitration is held. The Agent shall delete one name from the list. The Purchaser shall delete one name from the list. This process shall then be repeated in the same order and the last remaining person on the list shall be the arbitrator. This selection process shall take place within the two business days following both parties' receipt of the list of five potential arbitrators. Hearings in such arbitration proceeding shall commence within 20 days of the selection of the arbitrator or as soon thereafter as the arbitrator is available. The arbitrator shall deliver his or her opinion within 20 days after the completion of the arbitration hearings. The arbitrator's decision shall be final and binding upon the parties, and may be entered and enforced in any court of competent jurisdiction by either of the parties.

         (b) Unless otherwise ordered by the arbitrator, the arbitrator's expenses shall he borne by the non-prevailing party.

         11.05 Limitation on Claims.

         (a) Purchaser shall have no right to recover with respect to any Losses until the amount of all such Losses is equal to or greater than $150,000 individually or in the aggregate (the "Loss Threshold").

         (b) Except with respect to the items referred to in Sections 11.02(a)(i), (b) or (c), as to which the Loss Threshold shall not apply, Purchaser shall only be entitled to recover Losses suffered or incurred by it in excess of the Loss Threshold.

         (c) Any and all claims for the recovery of losses (other than claims against the Company under Paragraphs 11.02(a)(i),(b)(except as relates to Paragraph 6.01(k) hereof) or (c) hereof) must be brought by purchaser within one year after the Closing Date and any claim for recovery of any Loss under Section 11.O2(b)(iii) as relates to Section 6.01(k) must be brought by Purchaser within eighteen months after the Closing Date (in each case, the "Limitation Period"); provided, however, that Purchaser acknowledges and agrees that it shall not be entitled to draw on the FV Escrow Account (or otherwise be indemnified from a source other than the Escrow Account) as compensation for any Losses suffered by it and with respect to which it is entitled to be indemnified hereunder until the same or so much thereof as may then be remaining has been delivered to the Escrow Agent by BNP upon the release of BNP's interest in such account pursuant to the BNP Loan Amendment Documents. Any claim against the Company under Paragraph 11.02(a)(i),(b) or (c) hereof shall not be limited to or satisfied by the amount in the Escrow Account and may be brought (except as provided in Paragraph 11.O2(c) hereof and except with respect to Paragraph 11.02(b) as relates to Section 6.01(k) hereof) at any time prior to the expiration of the statute of limitations applicable with respect to such claim.

         (d) Except for items referred to in Paragraphs 11.02 (a)(i), (b) or (c) hereof, the Purchaser's recourse for any and all such Losses pursuant to Paragraph 11.02 shall be limited to the funds on deposit in the Escrow Account, as the Escrow Account may be reduced by payments therefrom pursuant to the provisions of this Agreement (or the agreement relating to the BSL Transaction).

         (e) Any and all funds remaining in the Escrow Account at the end of the Limitation Period (the "Remaining Escrowed Funds"), including any remaining interest income, shall be released in accordance with the Escrow Agreement; provided, however, that as to any Loss Notices submitted prior to the expiration of the Limitation Period, including Loss Notices submitted to the Company under Paragraph 11.03(e) hereof in excess of the Loss Threshold or the Financial Statement Loss Threshold, as applicable, which remain unresolved at the end of the Limitation Period, sufficient funds to cover the Losses which are the subject thereof shall be retained by Escrow Agent in the Escrow Account until the final solution thereof however effected, including in accordance with the arbitration procedures set forth in Paragraph 11.04, or, in the case of a Third Party Claim by the decision of a court of competent jurisdiction or upon arbitration or other non-judicial or quasi-judicial decision made or by a duly executed settlement agreement, at which time the funds which are the subject of any such Loss Notice(s) shall be disbursed in accordance with the terms of any such order, decision or settlement, as applicable.

         11.06. Further Assurances. The parties agree to execute and to deliver any and all documents as may be reasonably requested by the Escrow Agent to evidence its assumption of the duties and obligations provided for herein.

         11.07. Mitigation. Each Indemnified Party will use reasonable efforts to mitigate any Losses for which it may claim indemnification under this Article
XI. Further, the indemnities provided by this Article XI shall apply only to Losses for which the Indemnified Party is not, or is not entitled to be reimbursed through third party insurance.

         11.08. Adjustment to Purchase Price. Amounts paid for indemnification under this Article XI shall be deemed to be an adjustment to the Purchase Price.

         11.09. Income Taxes. The Company acknowledges and agrees that the funds in the Escrow Account shall be deemed for purposes of the tax laws to be the property of the Purchaser and accordingly that Purchaser shall be required to pay Income Taxes on any interest earned thereon.

The Company further acknowledges and agrees that the Purchaser shall have the right to withdraw from interest earned on the Escrow Account sufficient funds to pay said income taxes and that any interest on the Escrow Account available for disbursement pursuant to the terms hereof shall be reduced by such amount.

         11.10. Access to Books and Records. From the Closing Date until the final determination of any matters which are the subject of a Loss Notice and a Dispute Notice, the Agent and his representatives will have such access to the books, records and accounts of the Purchaser and its employees as is relevant to the resolution of such matters.

                                   ARTICLE XII
                                  MISCELLANEOUS

         12.01. Notices. Any notice, request or other communication to be given by any party hereunder shall be in writing and shall he sent by registered or certified mail, postage prepaid, by overnight delivery, hand delivery or facsimile transmission to the following address:

         To the Company:             Brim, Inc.
                                     305 NE 102nd Avenue
                                     Portland, Oregon 97220
                                     Attn: A.E. Brim
                                     Phone:     503-256-2070
                                     Fax:       503-254-7619

         With copy to:               The Nathanson Group
                                     1411 Fourth Avenue, Suite 905
                                     Seattle, WA 98101
                                     Attn: Randi S. Nathanson
                                     Phone:     206-623-6239
                                     Fax:       206-623-1738

         To Purchaser:               CC-Lantana, Inc.
                                     200 West Madison, Suite 3800
                                     Chicago, Illinois 60606
                                     Attn: John Kevin Poorman
                                     Phone:     312-750-8415
                                     Fax:       312-750-8597

         With further                Latham & Watkins
         copy to:                    5800 Sears Tower
                                     Chicago, Illinois 60606
                                     Attn: Stephen S. Bowen
                                     Phone:     312-876-7652
                                     Fax:       312-993-9767

         To Agent:                   Lee Zinsli
                                     482 SW Riverbend Drive
                                     West Linn, OR 97068
                                     Phone:     503-656-2718
                                     Fax:       503-653-8136

Notices shall be effective upon actual receipt or refusal of receipt whether sent by mail, overnight delivery, facsimile transmission or hand delivery,

         12.02. Assignment. No party may assign, directly or indirectly, its rights or obligations hereunder without the prior written consent of the other parties. This Agreement shall be binding, upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, including successors by operation of law pursuant to any merger, consolidation or sale of assets involving either party.

         12.03. Sole Agreement. This Agreement may not be amended or modified in any respect whatsoever except by an instrument in writing signed by the parties hereto. This Agreement, the Other Required Documents, the Schedules and Exhibits hereto and the Confidentiality Agreements, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior negotiations, discussions, writings and agreements between them.

         12.O4. Captions. The captions of this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

         12.05. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon.

         12.06. Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties agree and acknowledge that delivery of a signature by facsimile shall constitute execution by such signatory.

         12.07. Transactional Expenses. Except as otherwise provided herein, whether or not the transactions contemplated by this Agreement or the Other Required Agreements are consummated, each party shall pay its own fees and expenses incident to the negotiation, preparation, execution, delivery and performance hereof and thereof, including, without limitation, the fees and expenses of its counsel, accountants and other experts. The Company shall pay all fees and expenses associated with (i) obtaining estoppel certificates, releases lease waivers, subordinations in connection with the transactions contemplated by this Agreement, (ii) obtaining all permits, consents, approvals, authorizations as are issued by, and making all such filings with, such third parties or Governmental Authorities as are required in connection with the transactions contemplated hereby, (iii) the investment banking services provided by Smith Barney, (iv) all other person or entities providing services to the Company, Meridian or the Partnership in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated hereby and (v) the costs incurred in defending and/or satisfying or settling any claims brought against the Company by Nova Partners with respect to or in connection with the placement of the BNP Loan (the "Nova Claim"), provided that if the Nova Claim is settled and paid prior to the Closing, the Partnership, and not the Company, shall bear $100,000 of the cost of such settlement. The Company shall pay the cost of the Title Policy Endorsements.

         12.08. Knowledge Defined. To the extent that any of the representations and warranties contained in this Agreement are limited by the phrases "to the knowledge of" or "the Company has no knowledge of" or "Purchaser has no knowledge of" or words or phrases of similar import, the same shall mean, in the case of the Company, to the actual knowledge of Messrs. A.E. Brim, K. David McAllister, James M. Williams, Bruce A. Schoen, John Mook, Vern Reed, Craig J. Rhea or Rick D. McDaniel after due and diligent inquiry with respect thereto, which inquiry shall include inquiry of the on site administrator of the Facility, and, in the case of Purchaser, to the actual knowledge of Penny Pritzker or John Kevin Poorman, after due and diligent inquiry with respect thereto.

         12.09. Severability. If any provision of this Agreement shall for any reason be held to be unlawfully broad as to any application, activity or subject, it shall be construed, by limiting and reducing it, to be enforceable to the extent compatible with applicable law. If, notwithstanding the preceding sentence, any provision contained in this Agreement shall, for any reason, be held to be illegal or unenforceable in any respect, such illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be reasonably construed as if the illegal or unenforceable provision had never been contained herein.

         12.10. Further Assurances. The parties hereto shall use their commercially reasonable efforts to do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments or documents as any other party may reasonably request in order to carry out the intent and purposes of this Agreement and the consummation of the transactions contemplated hereby.

         12.11. Third Party Beneficiary. Nothing in this Agreement express or implied is intended to and shall not be construed to confer upon or create in any person not a party to this Agreement, any rights or remedies or obligations under or by reason of this Agreement, including without limitation, any right to enforce this Agreement, other than the rights granted to the Former Holders with respect to the Remaining Escrowed Funds.

         12.12. Attorneys' Fees. In the event of a dispute between the parties hereto with respect to the interpretation or enforcement of the terms hereof, the prevailing party in any action resulting therefrom shall be entitled to collect from the other its reasonable costs and attorneys' fees, including its costs and fees on appeal.

         12.13. Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state or local statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean "including without limitation."

         12.14. Schedules. The Company and Purchaser acknowledge that at the time of the execution of this Agreement the schedules referenced herein are not attached hereto. Accordingly, the effectiveness of this Agreement shall be subject to the Company and Purchaser approving such schedules by December 2, 1996 (or such later date as may be agreed upon by the Company and Purchaser) and that once approved (i) the Company's representations, warranties and covenants set forth in this Agreement shall be modified or amended in accordance with the terms thereof and (ii) the schedules may be not amended or modified by the Company without the prior approval of Purchaser.

         12.15. Disclosure. Anything disclosed in this Agreement or in any of the Exhibits or Schedules attached to this Agreement or any other document delivered pursuant to this Agreement or in the Company Financial Statements or the Meridian Financial Statements shall be deemed to have been disclosed for any and all purposes to which said information relates, and to the extent that such information constitutes an exception to any of covenants, representations or warranties herein such covenants, representations or warranties shall not be deemed to have been breached if such information as and where disclosed is reasonably adequate to give the non-disclosing party adequate notice of the exception to the applicable covenants, representations or warranties.

         12.16. Expense Reimbursement. On or prior to January 15, 1997, the Purchaser shall cause the Partnership to provide the Agent with an accounting of the amount of the Reimbursable Marketing Expenses and the Reimbursable Pre-Opening Expenses. Within five (5) business days thereafter, the Purchaser shall pay to the Agent, for distribution to the Former Holders, the positive difference, if any, between (i) the sum of the Reimbursable Marketing Expenses and the Reimbursable Pre-Opening Expenses and (ii) $400,000.

    IN WITNESS WHEREOF, the parties hereby executes this Agreement as of the day and year first set forth therein.


                                 BRIM, INC.

                                 By: /s/ James Wile
                                     ------------------------
                                 Its: Sr. Vice President
                                     ------------------------


                                 CC-LANTANA, INC.

                                 By:
                                     ------------------------
                                 Its:
                                     ------------------------

                             AGENT'S ACKNOWLEDGMENT


The Agent hereby executes this Agreement subject to the approval of the shareholders of the Company and, in the event such approval is given, solely for the purpose of agreeing to act as the agent of such shareholders for the limited purposes set forth herein. Subject to obtaining such shareholder approval, Agent hereby represents and warrants that this Agreement has been duly and validly executed and delivered by the Agent and constitutes a legal, valid and binding obligation of the Agent and is enforceable against the Agent in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). Agent acknowledges and agrees to the rights of the Purchaser with respect to the interest earned on the Escrow Account as provided in Section 11.09 hereof.


                                          /s/ Lee Zinski
                                          ----------------------------
                                              Lee Zinski

                           ANNEX A TO LEASE AGREEMENT


     THIS ANNEX A TO LEASE AGREEMENT ("Annex A"), dated as of June 30, 1997, between The Board of Trustees of Needles Desert Communities Hospital, duly appointed by the Mayor of the City of Needles, California pursuant to Section 37603 of Title 4, Division 3, Part 2, Chapter 5, Article 7 of the Government Code of the State of California ("Lessor"), and Principal-Needles, Inc. ("Lessee"), a Tennessee corporation.

                                   WITNESSETH:

     WHEREAS, Lessor is engaged in the provision of health care services in Needles, California through the operation of Needles Desert Communities Hospital, a 53-bed general acute care hospital (the "Hospital"); and

     WHEREAS, Lessee is experienced in the business of operating, managing and maintaining health care facilities, including, without limitation, providing or arranging for health care services to be conducted through such facilities; and

     WHEREAS, Lessor after due consideration and with the approval and consent of the City Council of the City of Needles, California (the "City Council"), is of the opinion that the lease of the Premises and the Equipment (as those terms are defined in the Lease Agreement ("Lease") to which this Annex A is attached) to Lessee is in the community's best interest in light of significant changes in the health care industry; and

     WHEREAS, the parties hereto have contemporaneously herewith entered into the Lease.

     NOW, THEREFORE, for and in consideration of the foregoing premises and the agreements, covenants, representations and warranties hereinafter set forth and other good and valuable consideration, the receipt and adequacy of all of which are acknowledged and agreed, the parties hereto agree as follows:

     1. Exclusive Right to Operate the Hospital and Certain Related Matters.

        1.1 Exclusive Right to Operate Hospital. Lessor hereby grants to Lessee, effective as of the Closing (as defined in Section 2.1), the exclusive right to operate, for its own account and benefit, the Hospital and the business conducted through the Hospital during the term of the Lease. Except as otherwise specifically provided herein and in the Lease, such exclusive right shall encompass all aspects of the Hospital and the business conducted through the Hospital, including, without limiting the generality of the foregoing, exclusive control over matters of all kind relating to professional, medical, administrative, financial and technical services, personnel, marketing, contracting, leasing, case management, equipment, inventory and supplies (collectively, the "Business").

        1.2 License to Control and Use Certain Assets. In order to facilitate Lessee's operation of the Hospital and the Business, Lessor hereby grants to Lessee, effective as of the Closing, an exclusive irrevocable license to exercise exclusive control over, and to exclusively use in Lessee's own name or for Lessee's own account, any and all of the following assets of Lessor during the term of the Lease solely for the purpose of carrying out Lessee's duties and responsibilities herein and under the Lease:

          (a) to the extent assignable or transferable under applicable law, all licenses, certificates of need, certificates of exemption, franchises, accreditations and registrations and other licenses or permits issued in connection with the Business (the "Licenses"), including, without limitation, the Licenses described in Schedule 1.2(a);

          (b) all documents, records, operating manuals and files owned by Lessor or its affiliates, pertaining to or used in connection with the Business, including, without limitation, all patient records, medical records, financial records, equipment records, construction plans and specifications, but excluding Lessor's minute books and other City records;

          (c) the name "Needles Desert Communities Hospital" and legally permissible variations thereof; and

          (d) the benefit of all goodwill associated with the foregoing.

        1.3 Sale of Certain Assets. At the Closing, Lessor shall sell, transfer, convey, assign and deliver to the Lessee (or its designee), and Lessee shall purchase from Lessor, the following assets:

          (a) all of Lessor's interest, to the extent assignable or transferable by it under applicable law, in and to those contracts and agreements relating to the Business set forth in Schedule 1.3(a) (the "Contracts");

          (b) the deposits, escrows, prepaid taxes or other advance payments relating to any expenses of the Business identified in Schedule 1.3(b) (the "Prepaid Expenses");

          (c) to the extent useable and not obsolete, all inventories of supplies, drugs, food, janitorial and office supplies and other disposables and consumables existing on the Closing Date (as defined in Section 2.1) and located at the Hospital (the "Operating Inventory"); and

          (d) that certain trade credit from Toshiba in the approximate amount of $97,000 towards the purchase of equipment having a value in excess of $253,000.

     The items referred to in Sections 1.2 and 1.3 are hereafter referred to, collectively, as the "Assets".

         1.4 Excluded Assets. The following items which are related to the Assets are not intended by the parties to be covered by the license granted under Section 1.2 or the sale and transfer under Section 1.3 and are excluded from the Assets (collectively, the "Excluded Assets"): (i) all cash and cash equivalents; (ii) short-term investments; (iii) patient accounts receivable, including without limitation patient accounts receivable from Medicare, Medicaid or Champus ("Agency Receivables"); (iv) notes and accounts receivable from affiliates and others; (v) prepaid expenses not listed on Schedule 1.3(b), and
(vi) any other assets of Lessor related to the Hospital or the Business, or otherwise, not specifically referred to in Section 1 hereof. Notwithstanding the foregoing, Lessee shall use commercially reasonable efforts (but shall not be required to initiate any collection proceedings) to collect all patient accounts receivable of Lessor existing as of the date of Closing on behalf of Lessor, and upon receipt thereof, shall deposit the same in a bank account designated by Lessor. On or before the tenth day of each month Lessee shall provide Lessor with a written summary report of the accounts receivable collected during the preceding month. On or before the fifteenth (15th) day of each month, Lessor shall pay Lessee a) a service fee in the amount of fifteen percent (15%) of the amount of accounts receivable collected by Lessee during the preceding month, and b) until repaid, twenty-five percent (25%) of the original principal amount of the operating loan made by Lessee to Lessor pursuant to Section 11.23, below, together with accrued interest thereon at the variable rate of the Prime Rate as reported from time to time in the Money Rates section of the Wall Street Journal.

        1.5 Net Earnings; Expenses and Losses. Lessor acknowledges that from and after the Closing, Lessee will operate the Hospital and the Business for its sole and exclusive account and benefit, and accordingly shall be entitled to retain all profits and benefits derived therefrom. Lessee shall pay all expenses and costs, of every kind and description, associated with its operation of the Hospital and the Business. In the event the Hospital and the Business is operating at a loss at any time during the term of the Lease, Lessee shall not be entitled to any payment, in kind or otherwise, from Lessor or the City Council, and Lessee shall be solely responsible for covering any such loss.

        1.6 Assignment and Assumption; Assets Free and Clear.

          (a) Notwithstanding any other provision hereof to the contrary, all Assets to be assigned and transferred to Lessee shall on the Closing Date, be free and clear of all liabilities, liens and encumbrances, except for the liens, liabilities and encumbrances expressly agreed to be assumed by Lessee pursuant to the Assignment and Assumption Agreement (the "Assumption Agreement") substantially in the form attached hereto as Appendix 1.6(a). Except as provided in the Assumption Agreement, Lessee is not assuming and shall not be deemed to have assumed any other liability or obligation of Lessor or any of its affiliates, fixed or contingent, disclosed or undisclosed, or otherwise.


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



          (b) To effect assignments and assumptions of Contracts contemplated hereby and the Scheduled Leases (as that term is defined in Section 4.6) which Lessee agrees to assume (the "Leases"), Lessee and Lessor shall execute the Assumption Agreement. Except for those Contracts and Leases of Lessor expressly assumed by Lessee in the Assumption Agreement, Lessee is not undertaking and shall not be deemed to be responsible for any other of Lessor's leases, agreements or contracts or for any indebtedness incurred or arising with respect to any period on or prior to the Closing Date in connection with the Assets or their operation, whether fixed or contingent, disclosed or undisclosed, or otherwise.

          (c) If, in the Assumption Agreement, Lessee assumes any liabilities of Lessor and if there are, or are alleged to be, any liabilities of Lessor related to those so assumed by Lessee as of the date immediately preceding the Closing Date in excess of the amount of such liabilities so assumed, Lessee shall not be required hereunder to assume or pay such items, but instead shall promptly deliver such items to Lessor for payment, contest, compromise or settlement as Lessor may determine. The amount of any liability assumed by Lessee shall be determined in accordance with Section 1.7.

          (d) With respect to any indebtedness secured by a lien on the Assets which is not expressly assumed by Lessee in the Assumption Agreement, Lessor shall discharge any such lien prior to or at the Closing.

          1.7 Purchase of Prepaid Expenses and Operating Inventory.

              (a) The purchase price of the Prepaid Expenses and the Operating Inventory shall be the sum of the values determined in accordance with
     Section 1.7(b) and Section 1.7(c) (the "Purchase Price").

              (b) The value of the Prepaid Expenses shall be initially determined based on the Interim Balance Sheet (as hereinafter defined), and shall be subject to adjustment as provided in Section 1.8. Should any dispute arise concerning such inventory, such dispute shall be referred to the Accountants (as defined in Section 1.8) whose determination in respect of such dispute shall be final.

              (c) The value of the Operating Inventory shall be determined by a physical inventory of such items to be conducted jointly by Lessor and Lessee preceding the Closing Date or on such other day as mutually agreed upon by Lessee and Lessor. Such inventory shall be conducted in accordance with Lessor's prior practices, policies and procedures, and shall be subject to adjustment as provided in Section 1.8. Should any dispute arise concerning such inventory, such dispute shall be referred to the Accountants (as defined in Section 1.8) whose determination in respect of such dispute shall be final.



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



              (d) As of the Closing, Lessee and Lessor shall prorate, if possible, property lease payments, property taxes and other assessments, as well as all other income and expenses with respect to the Business which are normally prorated upon the sale of assets of a going concern. Lessor shall, to the extent practicable, order final readings of all power and other utility charges to be made as of the Closing Date and shall pay when due all charges in respect thereof. Lessee shall allow all employees of Lessor who accept employment with Lessee to carry forward any paid time off accrued within the twelve (12) months immediately preceding the Closing Date with no reduction in the Purchase Price. Lessor shall be responsible for any other accrued paid time off of its employees. In addition, should any of Lessor's employees elect to "cash-out" rather than carry forward any of their paid time off which accrued within the twelve (12) months immediately preceding the Closing Date, Lessor shall be responsible for the payment thereof.

          1.8 Adjustments to Purchase Price.

              (a) For purposes of determining adjustments to the Purchase Price on the Closing Date and the amount of cash to be delivered at the Closing in accordance with Section 1.7 hereof, such adjustments shall be made initially on or prior to the Closing Date using Lessor's latest regularly prepared unaudited balance sheet in respect of the Business (the "Interim Balance Sheet"). The Interim Balance Sheet shall be as of a date not more than forty-five (45) days prior to the Closing. Such initial calculations shall be set forth on a schedule delivered by Lessor to Lessee with a copy of the Interim Balance Sheet not less than three (3) days prior to the Closing.

              (b) Within one hundred twenty (120) days after the Closing Date (or as soon thereafter as possible), the parties shall make final adjustments to the Purchase Price as contemplated by Section 1.7 (the "Post Closing Adjustments"). Lessor shall use its reasonable best efforts, and Lessee shall fully cooperate with Lessor in such efforts, to prepare and deliver to Lessee not later than ninety (90) days after Closing an audited balance sheet of Lessor with respect to the Business as of the close of business on the Closing Date (the "Closing Balance Sheet"). The Closing Balance Sheet will be used to determine any Post Closing Adjustments and shall be prepared in accordance with generally accepted accounting principles applied on a basis consistent with the presentation of the June 30, 1996 balance sheet.

              (c) Lessor shall deliver a schedule to Lessee detailing any Post Closing Adjustments and detailing the differences between the Purchase Price, as adjusted, and the amount paid as the Purchase Price on the Closing Date. Such schedule shall be delivered to Lessee with a copy of the Closing Balance Sheet.

              (d) Should Lessee dispute the Post Closing Adjustments proposed by Lessor, Lessee shall promptly (and in no event later than fifteen (15) days after receipt of the Closing Balance Sheet and the required schedule of Post Closing Adjustments) deliver a schedule to Lessor detailing each disputed Post Closing Adjustment and its proposed Post Closing Adjustments. If after thirty (30) days after delivery of the Closing Balance Sheet, Lessee and Lessor are unable to agree upon the amount of the Post Closing Adjustments, Lessor and Lessee shall submit the matter to arbitration to be determined by an accounting firm mutually acceptable to them. If Lessor and Lessee are unable to agree on the choice of the accounting firm, they will select a nationally recognized accounting firm (the "Accountants") by lot, excluding their respective regular independent accounting firms. The Accountants shall review the proposed Post Closing Adjustments and determine the amount thereof, such determination to be made as soon as practicable. In making such review and determination, the Accountants shall utilize the terms and provisions of this Annex A, together with generally accepted accounting policies and procedures applied on a basis consistent with those utilized by Lessor in preparing Lessor's audited financial statements as of June 30, 1996. The decision of the Accountants shall be binding on both Lessor and Lessee. Each of Lessee and Lessor shall pay one-half the expenses of engagement of the Accountants in respect of such review and the resolution of any dispute concerning the Operating Inventory and Post-Closing Adjustments.

              (e) Within twenty (20) days of Lessee's receipt of the Closing Balance Sheet and the required schedule of Post Closing Adjustments (or, if Lessee disputes the Post Closing Adjustments, within ten (10) days of the resolution or determination of the adjustments in accordance with Section 1.8(d) above), either (i) Lessee shall be entitled to receive from the Lessor the amount by which the Purchase Price paid on the Closing Date exceeds the Purchase Price, as adjusted, and Lessor shall pay Lessee in cash or in other immediately available funds such additional amounts as may be needed to cover the amount due Lessee, or, if such amount is $75,500 or less, at Lessor's option, allow Lessee to offset such amount against the next quarterly payment of Additional Rent (as defined in the Lease); or
     (ii) Lessee shall pay Lessor in cash or other immediately available funds the amount by which the Purchase Price paid on the Closing Date is less than the Purchase Price, as adjusted.

            1.9 Other Calculations. All accounts payable for Operating Inventory ordered by Lessor in a manner prohibited by Section 6.3 hereof shall be retained by Lessor and not purchased by Lessee, unless Lessee shall otherwise agree. Additionally, before the Closing Date, Lessor shall calculate, as of the Closing, the salary and other pay owed to its employees who are employed in connection with the Business and whose employment by Lessor will terminate as of the Closing, and Lessor shall distribute such amounts to such employees promptly following the Closing.


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



         1.10 Cessation of Lessor's Operation. Effective as of the Closing, Lessor shall cease its operation of the Hospital and the Business. Such cessation shall include, without limitation, closing the books and accounts, termination of all employees and payment of all amounts due to such terminated employees as contemplated herein, and taking all other actions specified herein and in the Lease and otherwise necessary to facilitate the transactions contemplated herein and in the Lease.

         1.11 Procedure with Respect to Patients in the Hospital at Closing. To compensate Lessor for services rendered and medicine, drugs and supplies provided by Lessor before the date hereof (the "Lessor Transition Services") to patients admitted to the Hospital on or before the Closing Date but discharged on or after the Closing Date (such patients being referred to herein as the "Transition Patients"), the parties shall take the following actions:

          (a) As soon as practicable after the Closing Date, Lessor shall deliver to Lessee a statement itemizing the Lessor Transition Services provided by Lessor prior to the Closing Date to those Transition Patients for which reimbursement is made on a DRG (or similar "fixed price") basis ("DRG Transition Patients"). Lessee shall pay to Lessor an amount equal to:

               (x) the total DRG and outlier payments including capital (before deposit and deductible/copayments per the remittance advice) actually received by Lessee on behalf of a particular DRG Transition Patient, multiplied by a fraction, the numerator of which shall be the total patient days related to the Lessor Transition Services provided to the DRG Transition Patient, and the denominator of which shall be the sum of (1) the total patient days related to the Lessor Transition Services provided to the DRG Transition Patient and (2) the total patient days related to services rendered and medicine, drugs and supplies provided by Lessee on or after the date hereof (the "Lessee Transition Services") to such DRG Transition Patient, minus

               (y) the amount of deposits and deductibles/copayments per the remittance advice.

Such payment shall be made to Lessor within ten (10) days after Lessee's receipt of such DRG or outlier payments, accompanied by copies of remittances and other supporting documentation as reasonably required by Lessor.

          (b) With respect to those Transition Patients for which Government Program Reimbursement is made on a cost basis (the "Medicare Straddle Patients"), Lessee shall pay to Lessor within ten (10) days after Lessee's receipt of such payment an amount equal to:


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



               (x) the amount of cost-based reimbursement actually received by Lessee for a particular Medicare/Medi-Cal Straddle Patient on or after the date hereof multiplied by a fraction, the numerator of which shall be the total number of days prior to the date hereof on which Lessor provided Lessor Transition Services to the Medicare/Medi-Cal Straddle Patient, and the denominator of which shall be the total number of days of the Medicare/Medi-Cal Straddle Patient's stay at the Hospital;

          minus

               (y) the amount of deposits and deductibles/copayments per the remittance advice.

          (c) As of the Closing Date, Lessor shall prepare cut-off billings for all patients not covered by Section 1.11(a) or Section 1.11(b) (the "Straddle Patients"). Lessor shall be responsible for billing and collecting all amounts due Lessor from Straddle Patients.

          (d) If Lessee receives any amounts from the Medicare program for periodic interim payments or costs paid for on a pass through basis (such as capital costs) associated with the operation of the Hospital and relating to periods prior to the Closing Date, the Lessee shall promptly tender the amount applicable to the period prior to the Closing Date to Lessor. If Lessor receives any amounts from the Medicare program for periodic interim payments or pass through costs (such as capital costs) associated with the operation of the Hospital relating to periods subsequent to the Closing Date, Lessor shall promptly tender same to Lessee. Lessee or Lessor shall receive periodic interim payments and pass through costs payments (including capital costs) applicable to the period of time owned by such party.

          (e) If Lessee receives after Closing any deductibles/copayments due Lessor from DRG Transition Patients, Lessee shall remit within ten (10) days the full amount thereof to Lessor. If either party receives any amount from any Government Reimbursement Program for cost-based patients which relate to services rendered by the other party, the party receiving such amount shall remit within ten (10) days the full amount thereof to the other party.

          (f) In the event that Lessee and Lessor are unable to agree on the amount to be paid to Lessor under Section 1.11(a), (b), (c) or (d) above, then such amount shall be determined by an accounting firm mutually acceptable to Lessee and Lessor at their joint expense.

          1.12 Excluded Liabilities. Except as expressly provided to the contrary under Section 5.4, Section 7.7 or elsewhere herein, under no circumstance shall Lessee be obligated to pay or assume, and none of the Assets shall be or become liable for or subject



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



to, any liability of Lessor, including, without limitation, the following, whether fixed or contingent, recorded or unrecorded (collectively, the "Excluded Liabilities"):

               (a) indebtedness and other obligations or guarantees of Lessor of any kind or nature, other than those specifically assumed by Lessee pursuant to this Annex A;

               (b) liabilities or obligations of Lessor in respect of periods prior to and including Closing arising under the terms of the Medicare, Medicaid, Blue Cross or other third party payor programs, and any liability arising pursuant to the Medicare, Medicaid, Blue Cross or any other third party payor program as a result of the consummation of the transactions contemplated herein, including, without limitation, recapture;

               (c) federal, state or local tax liabilities or obligations of Lessor in respect of periods prior to Closing or resulting from the consummation of the transactions contemplated herein, including, without limitation, any income tax, any franchise tax, any tax recapture, any sales and/or use tax, any indigent care tax, any state and local recording fees and taxes which may arise upon the consummation of the transactions contemplated herein and, subject to the provisions of Section 8.5 hereof, any FICA, FUTA, workers' compensation taxes and any and all other taxes or amounts due and payable as a result of the exercise by any employees of Lessor (who are not hired by Lessee or who elect prior to or as of Closing not to become employees of Lessee subsequent to Closing) of such employees' rights to vacation, sick leave and holiday benefits accrued while in the employ of Lessor;

               (d) liability for any and all claims by or on behalf of Lessor's employees relating to periods prior to Closing, including, without limitation, liability for all employee benefits whether or not covered by the Employee Retirement Income Security Act of 1974, as amended, including without limitation, any pension, profit sharing, deferred compensation, or any other employee health and welfare benefit plans, liability for any EEOC claim, wage and hour claim, unemployment compensation claim or workers' compensation claim, and liability for all employee wages and benefits, including, without limitation, accrued vacation, sick leave, holiday pay, severance pay (except as otherwise agreed in writing by Lessor and Lessee), and related taxes or other liability related thereto in respect Lessor's employees;

               (e) liability arising out of or in connection with any employee benefit plan or arrangement contributed to by Lessor or any affiliate of Lessor;

               (f) liabilities or obligations arising as a result of any breach by any Lessor at any time of any contract or commitment that is not assumed by Lessee;

               (g) liabilities or obligations arising out of any breach by Lessor prior to Closing of any Contract;

               (h) any obligation or liability attributable to periods prior to or as of Closing and asserted under the federal Hill-Burton program or other restricted grant and loan programs with respect to the ownership or operation of the Assets;

               (i) any liability arising out of or in connection with claims for alleged acts or omissions relating to the ownership or operation of the Hospital, the Business, or the Assets that occurred prior to Closing;

               (j) contracts and agreements between any Lessor and one or more of Lessor's affiliates;

               (k) any debt, obligation, expense or liability of the Lessor arising out of or incurred solely as a result of any transaction of Lessor occurring after Closing or for any violation by Lessor of any law, regulation or ordinance at any time;

               (l) liability arising out of the assignment at Closing of any Contract, except for those Contracts for which the Lessor has obtained appropriate consents to the assignment or notified Lessee that required consents have not been obtained and Lessee has accepted the assignment;

               (m) any accounts payable attributable to legal and accounting fees and similar costs incurred by Lessor that are directly related to the sale of any of the assets of Lessor;

               (n) any other current payable that has not been historically accounted for by the Lessor as an "Account Payable", including any payable related to compensation or fringe benefits for Lessor's employees;

               (o) any Medicare "recapture" which may be payable by Lessor in connection with the transactions contemplated by the Lease and this Annex A; and

               (p) any consents or other documents required by any leasehold mortgagee providing financing to Lessee in connection with this transaction to be executed and delivered by Lessor.

          2. Closing.

             2.1 Closing. The consummation of all matters contemplated herein (the "Closing") shall take place in Needles, California at the offices of Lessor or other agreed upon location, at 10:00 A.M. local time on the last day of the month in which all required regulatory and other approvals to the Closing have been obtained, but in no event later than August 31, 1997 unless the parties hereto agree otherwise in writing (the "Closing Date").

             2.2 Action of Lessor at Closing. At the Closing, Lessor shall deliver to Lessee the following:

                 (i) the Assumption Agreement;

                (ii) a general bill of sale and assignment substantially in the form attached hereto as Appendix 2.2(ii) (the "Bill of Sale") conveying and assigning to Lessee all of the Assets described in
          Section 1.3;

               (iii) copies of resolutions duly adopted by Lessor and resolutions duly adopted by the City Council authorizing and approving Lessor's performance of the transactions contemplated hereby and the execution and delivery of the documents described herein, certified as true and of full force as of Closing by appropriate officers of Lessor;

               (iv) certificates, dated as of the Closing Date, of officers of Lessor certifying that as of the Closing all of the representations and warranties by or on behalf of Lessor contained in this Annex A are true and correct and all covenants and agreements of Lessor to be performed prior to or as of the Closing pursuant to this Annex A have been performed;

               (v) certificates of incumbency, dated as of the Closing Date, for the officers of Lessor making certifications for Closing or executing the Assumption Agreement or this Annex A;

               (vi) subject to Section 1.4 hereof, all of Lessor's Contracts, Leases, commitments, books, records and other data relating to the Hospital, the Business and the Assets, and simultaneously with such delivery will take all such steps as may reasonably be required to put Lessee in actual operating control of the Hospital, the Business and the Assets; and

              (vii) such other documents as may be reasonably requested by Lessee.

             2.3 Action of Lessee at Closing. At the Closing, Lessee shall deliver to Lessor the following:

               (i) payment of the Purchase Price in cash or immediately available funds;

               (ii) the Assumption Agreement;




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



               (iii) copies of corporate resolutions duly adopted by Lessee authorizing and approving Lessee's performance of the transactions contemplated hereby and the execution and delivery of the documents described herein, certified as true and of full force as of Closing by appropriate officers of the Lessee;

               (iv) a certificate, dated as of the Closing Date, of an officer of Lessee certifying that as of the Closing all of the representations and warranties by or on behalf of Lessee contained in this Annex A are true and correct and the covenants and agreements of Lessee to be performed prior to or as of Closing pursuant to this Annex A have been performed;

               (v) a certificate of incumbency, dated as of the Closing Date, for the officers of Lessee making certifications for Closing or executing the Assumption Agreement or this Annex A;

               (vi) a certificate of qualification to do business of Lessee from the State of California, dated the most recent practical date prior to Closing;

               (vii) evidence of the purchase by Lessor of the tail insurance provided for under Section 7.9 hereof; and

               (viii) such other documents as may be reasonably requested by Lessor.

          3. Operation of Hospital by Lessee.

             3.1 General Description. Except as otherwise provided herein and in the Lease, Lessee shall, at its sole cost and expense and for its own account and benefit, provide the services it deems necessary and appropriate for the operation of the Hospital and the Business. Without limiting the generality of the foregoing, Lessee shall have full and complete authority and discretion (i) in the management, supervision, direction and overall operation of the Hospital and the Business for the purposes stated herein, (ii) as to all policy matters and other decisions affecting such operation, management and maintenance of the Hospital and Business, (iii) in the day-to-day business, operations and affairs of the Hospital and the Business, and (iv) in planning and coordinating the strategic operational direction of the Hospital and the Business. In all events, Lessee's operation of the Hospital and the Business shall not cause the Hospital to lose its accreditation as a general hospital by JCAHO, and all duties and responsibilities herein and in the Lease to be performed by Lessee shall be performed in compliance with all Legal Requirements, including without limitation the provisions of Sections 37609.1 and 37615.4 of the Government Code of the State of California.

             3.2 Employees. Lessee shall, at is sole cost and expense, and for its own account and benefit, recruit, employ, train, supervise, promote and/or terminate all personnel it deems necessary for its operation of the Hospital and the Business. Lessee shall use its best efforts to employ substantially all of the personnel employed at the Hospital immediately prior to the Closing who wish to continue their employment at the Hospital after the Closing. Notwithstanding the foregoing, Lessee does not commit to or guarantee the continued employment of any individual, or to the maintenance of certain staffing levels except as set forth in Section 3.11. From and after closing Lessee shall be solely responsible for all matters associated with such personnel, including, without limitation, payment, in kind or otherwise, of compensation and benefits, payroll and other taxes imposed by federal, state and local Legal Requirements (as that term is defined in the Lease), setting of guidelines for raises, promotions, discipline and/or termination during the term of the Lease.

             3.3 Billings and Collection. Lessee shall be solely responsible for all billing and collection activities necessary and required for its operation of the Hospital and the Business. Lessee, in its sole discretion, shall establish records, accounts and practicing guidelines, including, without limitation, setoffs for its own purposes from the accounts, the placement of accounts for collection, settlement and compromise of claims and institution of legal action for recovery of accounts, for such billing and collection activities.

             3.4 Payor Contracts. Lessee will use reasonable efforts to obtain and maintain payor contracts which are most advantageous to the Hospital for the purpose of maximizing revenues.

             3.5 Maintenance of Core Services. During the term of this Lease, Lessee shall provide and be responsible for those basic services required by the State of California from time to time for licensure as a general acute care hospital, which basic services currently include medical, nursing, surgical, anesthesia, laboratory, radiology, pharmacy and dietary services.

              3.6 Hospital Board. During the term of the Lease, Lessee shall maintain a seven (7) member hospital operating board ("Hospital Board") consisting of three (3) members appointed by Lessor, one (1) member appointed by Lessee from among a list of a least five (5) residents of the Needles, California community selected by Lessor, two (2) members comprised of physicians on the active medical staff of the Hospital selected by Lessee, and one (1) member selected by Lessee. The Hospital Board shall be governed by Bylaws substantially in the form attached hereto as Appendix 3.6, and shall (a) assist in the development of and monitor reasonably necessary quality review and utilization management programs relating to medical and non-medical professional and technical staffs and patient care units; (b) monitor and evaluate activities required by JCAHO, JCAHO Accreditation Standards and by other applicable law;
(c) evaluate practitioner performance through valid and reliable measurement systems based when appropriate on objective, clinically-sound criteria; (d) monitor clinical aspects of providing quality health care; (f) assist in the development and adoption of criteria, policies, and procedures regarding appointment, reappointment and alteration of medical staff status, granting clinical privileges, disciplinary action and other matters referred by the medical staff boards; and (h) assist in the development of reporting mechanisms so that pertinent findings and recommendations from the foregoing activities are shared with the medical staff. Any policies, procedures, guidelines and directives adopted by the Hospital Board shall be consistent with the foregoing responsibility. Lessee shall keep the Hospital Board informed of matters relating to the operation of the Hospital, including without limitation providing the Hospital Board with copies of its capital budgets, strategic plans, licensing and accreditation surveys, reviews and reports, and summaries of its purchases of furniture, fixtures and equipment and the costs of any leasehold improvements.

             3.7 Financial Records; Tax Returns. Lessee shall maintain its own books and records for the Hospital and the Business in accordance with generally accepted accounting principles consistently applied during the term of the Lease from which audited financial statements shall be prepared for each fiscal year during the term of the Lease. Lessee shall prepare and timely file all tax returns required to be filed.

             3.8 Licenses; Permits; Insurance. Lessee shall obtain and maintain all licenses, permits, other certificates and insurance necessary and required to operate, manage and maintain the Hospital and the Business, in compliance with all applicable Legal Requirements, as contemplated herein during the term of the Lease. Lessor shall cooperate with Lessee in causing all such licenses now issued in Lessor's name to be issued or reissued in Lessee's name.

             3.9 Certain Health Care Services Matters. Lessee's participation in health care services arrangements, such as Blue Cross, Medicare, Medicaid and CHAMPUS, during the term of the Lease shall be in compliance with the terms and conditions of such arrangements and shall not cause the Hospital to lose its qualification for participation therein.

             3.10 Indigent Care. During the term of this Lease, Lessee shall provide care to indigent residents of the Needles, California community at a level and in accordance with the Indigent Care Policy, a copy of which is attached as Appendix 3.11. Lessee's obligation pursuant to this Section 3.10 shall be subject to change as appropriate in the discretion of Lessee in the event of changes in governmental policy regarding the treatment of indigent patients and payment policies relating to uninsured and underinsured patients.

             3.11 Staffing Levels. Lessee will apply national staffing standards to hospital staffing plans, allowing patient volume to guide final staffing decisions. Notwithstanding the foregoing, Lessor acknowledges that staff-to-patient ratios and similar quantitative measures are not necessarily determinative of the quality of patient care, and Lessee is not, by virtue of this provision, guaranteeing to Lessor the maintenance of any set staffing levels.

          4. Representations and Warranties of Lessor.

          As of the date hereof, Lessor represents and warrants to Lessee that:

             4.1 Capacity. Lessor has been duly appointed by the Mayor of the City of Needles, California pursuant to Section 37603 of Title 4, Division 3,
Part 2, Chapter 5, Article 7 of the Government Code of the State of California and has all requisite power and authority to operate and lease its properties and to carry on its businesses as now being conducted.

               4.2 Powers; Absence of Conflicts With Other Agreements, etc.

                    (a) The execution, delivery and performance by Lessor of the
               Lease and this Annex A and the other agreements and transactions contemplated hereby:

                         (i) are within the power of Lessor, are not in
                    contravention of the terms of the any resolution or act or governing instrument or any amendments thereto of Lessor and have been duly authorized by the City Council as and to the extent required; and

                         (ii) on the Closing Date, (A) will not result in any
                    breach of any indenture, agreement, lease or instrument to which Lessor is a party or by which Lessor is bound, (B) will not constitute a violation of any judgment, decree, or order of any court of competent jurisdiction applicable to Lessor, (C) will not violate any law, rule or regulation of any governmental authority applicable to Lessor or any of the Assets and (D) will not require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any governmental or regulatory authority.

                    (b) As of the Closing, this Annex A and the other agreements and instruments contemplated hereby have been duly and validly executed and delivered by Lessor. This Annex A and the other agreements and instruments contemplated hereby constitute the valid, legal and binding obligations of Lessor enforceable against it in accordance with their terms except as such may be limited by bankruptcy and other laws of general applicability affecting sellers' and creditors' rights and general equitable principles.

             4.3 Financial Statements. Schedule 4.3 hereto consists of true, correct and complete copies of Lessor's audited financial statements for the year ended June 30, 1996 (collectively, the "Financial Statements"). The Financial Statements have been prepared from and are in accordance with the reconstructed books and records of Lessor, and, as such, are true, complete and accurate, and fairly present the financial position of Lessor as of the dates and for the periods indicated, in each case in accordance with generally accepted accounting principles consistently applied ("GAAP"), during such periods. Any financial statements of Lessor prepared as of a date after June 30, 1996 and delivered to Lessee previously or pursuant to this Annex A have been or shall be subject to and prepared in accordance with the preceding representation and the standards set forth therein.

             4.4 Licenses. Lessor has all licenses and permits relating to the ownership of the Assets and operation of the Business as are necessary and required for such ownership and operation. Schedule 4.4 hereto contains a complete description of all material licenses, permits, franchises, certificates of need, certificate of need applications, and PRO memos, if any, and their respective dates of termination or renewal, owned or held by Lessor relating to the ownership, development or operation of the Assets or the Business, together with


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



any formal and specific notices or directives received from the agency responsible for such Schedule 4.4 item, for which noncompliance with such notice or directive would likely cause the revocation, suspension or material diminution in term for such item. All items listed on Schedule 4.4 are, to the best of Lessor's knowledge and belief, in good standing and, except as expressly set forth on Schedule 4.4, are not subject to renewal within less than one (1) year.

             4.5 Certain Contracts. Schedule 4.5 lists all contracts to which Lessor is a party involving obligations of Lessor in respect of the Business (the "Scheduled Contracts"). Lessor has delivered to Lessee true and correct copies of all Scheduled Contracts. All of such Contracts which Lessee has agreed to assume pursuant to the Assumption Agreement are valid and binding obligations of Lessor, are in full force and effect, and are enforceable against Lessor in accordance with their terms except as such may be limited by bankruptcy and other laws of general applicability affecting sellers' and creditors' rights and general equitable principles. Except as expressly noted in Schedule 4.5, all Contracts which Lessee has agreed to assume pursuant to the Assumption Agreement are terminable at the option of Lessor on no more than ninety (90) days notice without liability to Lessor. Lessor has not received any notice that the other parties to the Contracts which Lessee has agreed to assume pursuant to the Assumption Agreement are (i) in default under such Contracts or (ii) consider Lessor to be in default thereunder. Except as expressly noted in Schedule 4.5, to the best knowledge of Lessor, no party to any of the Contracts which Lessee has agreed to assume pursuant to the Assumption Agreement intends to terminate or materially adversely modify its agreement(s) with respect thereto, or materially adversely change the volume of business done thereunder.

             4.6 Certain Leases. Schedule 4.6 lists all leases to which Lessor is a party in respect of the Business ("Scheduled Leases"). Lessor has delivered to Lessee true and correct copies of all Scheduled Leases and all related amendments, supplements, modifications and related documents (the "Scheduled Lease Documents"). Except as set forth in Schedule 4.6, the Scheduled Lease Documents are unmodified and in full force and effect, and there are no other agreements, written or oral, between Lessor and any third parties claiming an interest in Lessor's interest in the Scheduled Leases or otherwise relating to Lessor's use and occupancy of any leased property. All such Scheduled Leases which Lessee has agreed to assume pursuant to the Assumption Agreement are valid and binding obligations of Lessor, are in full force and effect, and are enforceable against Lessor in accordance with their terms except as such may be limited by bankruptcy and other laws of general applicability affecting sellers' and creditors' rights and general equitable principles; and no event has occurred including, but not limited to, the execution, delivery and performance of this Annex A and the consummation of the transactions contemplated hereby which (whether with or without notice, lapse of time or both) would constitute a default thereunder. Lessor has not received any notice that the other parties to the Scheduled Leases which Lessee has agreed to assume pursuant to the Assumption Agreement are (i) in default under such Leases or (ii) consider Lessor to be in default thereunder. No property leased under any Scheduled Lease which Lessee has agreed to assume pursuant to the Assumption Agreement is, excepted for the Permitted Encumbrances, subject to any lien, encumbrance, easement, right of way, building or use restriction, exception, variance, reservation or limitation as might in any respect interfere with or impair the present and continued use thereof in the usual and normal conduct of the Business.

             4.7 Title to Assets and Related Matters. On the Closing Date, Lessor will hold of record good, marketable and insurable title to all of the Assets free and clear of all title defects, liens, pledges, claims, charges, rights of first refusal, security interests or other encumbrances and not subject to any rights of way, building or use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever, except with respect to all such properties, (i) matters set forth in Schedule 4.7(a), and
(ii) liens for current taxes and assessments not in default (collectively, "Permitted Encumbrances"). Copies of the most current title insurance policies, commitments or binders issued to or in the possession of Lessor with respect to the real property described in Schedule A to the Lease are set forth as part of
Schedule 4.7(b). Such real property and structures and all machinery and equipment owned or leased by Lessor, are in good operating condition and repair (ordinary wear and tear excepted), taking into account their respective ages and consistent with their past uses, and are adequate for the uses to which they are being put. Except as set forth on Schedule 4.7(c), such buildings and improvements are structurally sound and are in good operating condition and repair (ordinary wear and tear excepted). Lessor has not received any notice of any violation of any building, zoning or other law, ordinance or regulation in respect of such property or structures or their use by Lessor. To Lessor's best knowledge, there is no existing, proposed or contemplated plan to modify or realign any street or highway or any existing, proposed or contemplated eminent domain proceeding that would result in the taking of all or any part of the Hospital facilities or that would materially adversely affect the current or planned use of the Hospital facilities or any part thereof. Schedule 4.7(d) contains rent rolls for each building in which Lessor leases or subleases space to tenants, which rent rolls identify each building and its total square footage, and, with respect to each lease or sublease, identify (a) the tenant or subtenant, (b) the number of square feet leased, (c) the term commencement date and expiration date, (d) the annual or monthly rent and (e) tenant's suite number.

             4.8 Employee Benefit Plans. Schedule 4.8 lists (i) any "employee benefit plans" as defined in ERISA (other than a defined contribution pension plan not requiring any contribution by Lessor, Lessor's paid time off policy, and employee group life and health insurance plans that are fully funded through commercial insurance) and (ii) any defined benefit "employee pension benefit plans" (as defined in ERISA).

             4.9 Litigation or Proceedings. Schedule 4.9 contains a list of each lawsuit or legal proceeding to which Lessor is a party or which arose out of or in connection with the Business or which, to the best of Lessor's knowledge, has been threatened against Lessor in connection with the Business. Since June 30, 1996, Lessor has not been subject to any formal or informal (of which Lessor has received notice) investigations or proceedings of the California Department of Health, the United States General Accounting Office, the Health Care Financing Administration or other similar governmental agencies (except for any investigations being conducted in the ordinary course of business and applicable to all hospitals) with respect to the Hospital. There are no such claims, actions, proceedings or investigations of which Lessor has received notice pending or, to the best of Lessor's knowledge, threatened challenging the validity or propriety of the transactions contemplated by this Annex A. Lessor is not now, and has not been, a party to any injunction, order, or decree restricting the method of the conduct of its business or the marketing of any of its services, nor has any governmental agency investigated or requested (other than on a routine basis) information with respect to such methods of business or marketing of services; Lessor has not received any claim that Lessor currently violates any federal, state, or local law, ordinance, rule or regulation, which could have a material adverse effect on the Business and no such claim is or has been threatened; and there have been no developments materially adverse to Lessor with respect to any pending or threatened claim, action or proceeding of an administrative or judicial nature, including but not limited to those referred to in Schedule 4.9, and including without limitation any such pending or threatened claim, action or proceeding arising from or relating to (i) the assertion by any governmental authority of any retroactive adjustment of the sums which Lessor was entitled to receive pursuant to government or third party reimbursement programs such as (but not limited to) Medicare and Medicaid, or (ii) any allegation by any governmental authority of fraud or abuse by any current or former officers or employees of Lessor in connection with the making of any application for reimbursement pursuant to the government or third party reimbursement programs referred to in the preceding clause (i).

             4.10 Insurance. Schedule 4.10(a) is a list and brief description of all policies or binders of fire, liability, product liability, workers' compensation, health and other forms of insurance policies or binders currently in force insuring Lessor against risks which will remain in full force and effect (or will be replaced by substantially similar coverage) at least through the Closing Date. Schedule 4.10(b) contains a description of all malpractice liability insurance policies of Lessor. Except as set forth on Schedule 4.10(c),
(i) Lessor has never filed a written application for any insurance coverage which has been denied by an insurance agency or carrier and (ii) Lessor has been continuously insured for professional malpractice claims for at least the past seven (7) years, including periods during which Lessor was self-insured.
Schedule 4.10(c) also sets forth a list of all claims for any insured loss in excess of $5,000 per occurrence, filed by Lessor during the three (3) year period immediately preceding the Closing Date, including but not limited to, workers' compensation, general liability, environmental liability and professional malpractice liability claims. Lessor is not in material default with respect to any provision contained in any such policy and has not failed to give any notice or present any claim under any such policy in due and timely fashion.

             4.11 Post-Balance Sheet Results. Except as set forth on Schedule 4.11, since June 30, 1996 with respect to the Business, there has not been:

               (a) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the Business, taken as a whole;

               (b) any sale, lease, transfer or disposition by Lessor of the Business; or

               (c) any change or the occurrence of any fact or condition which may be reasonably expected to have a material adverse effect on the Business or the value of the Business, other than such changes, facts and conditions, if any, affecting the City of Needles, California hospital service area generally, the general economy or the healthcare industry generally.

             4.12 Lessor's Employees. Schedule 4.12 contains a list of all of Lessor's employees, their current salary or wage rates, department and a job title or other summary of the responsibilities of such employees. Since June 30, 1996 there has not been any increase in the compensation payable or to become payable by Lessor to any of Lessor's officers, employees or agents, or any bonus payment or arrangement made to or with any such person, except as described in
Schedule 4.12. Lessor has not incurred any liability, or taken or failed to take any action which will result in any liability, in respect of any failure to comply with the Fair Labor Standards Act or any other applicable laws dealing with minimum wages or maximum hours for employees. Except as set forth on
Schedule 4.12, all employees of Lessor are terminable at will by Lessor.
Schedule 4.12 includes a list of all employees of Lessor (other than "part-time employees") who have been "terminated" or "laid-off" since January 1, 1997 (as such quoted terms are defined in the Worker Adjustment and Retraining Notification Act).

             4.13 Labor Matters. Lessor has no collective bargaining agreements with any labor union, and there are no current negotiations with a labor union. Lessor is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice. There is no unfair labor practice complaint against Lessor pending before the National Labor Relations Board. There is no labor strike, dispute, slowdown or stoppage actually pending or, to the best knowledge of Lessor, threatened against or affecting Lessor. No grievance which might have an adverse effect on Lessor or any such arbitration proceeding arising out of or under collective bargaining agreements is pending, and no claim therefor exists. Lessor has not experienced any employee strikes since the date the Hospital began operation.

             4.14 Certain Representations With Respect to the Business.

                    (a) The Hospital has current contractual arrangements with
               Blue Cross. Complete and accurate copies of the existing Blue Cross contracts of the Hospital have been furnished to Lessee. The Hospital is presently in compliance with all of the terms, conditions and provisions of such contracts.

                    (b) The Hospital is duly accredited as a general hospital by the Joint Commission on Accreditation of Healthcare Organizations ("JCAHO"), and a copy of its most recent report, list of deficiencies, if any, and Certificate of Accreditation relating to the Hospital is included in Schedule 4.14.

                    (c) The Hospital is qualified for participation in the
               Medicare program. Complete and accurate copies of Lessor's existing Medicare contracts for the Hospital have been furnished to Lessee. The Hospital is presently in compliance with all of the terms, conditions and provisions of such contracts.

                    (d) The Hospital is qualified for participation in the
               Medicaid program. Complete and accurate copies of Lessor's existing Medicaid contracts for the Hospital have been furnished to Lessee. The Hospital is presently in compliance with all of the terms, conditions and provisions of such contracts.

                    (e) The Hospital participates in the CHAMPUS program. The
               Hospital is presently in compliance in all material respects with all of the terms and conditions of such participation.

                    (f) Included in Schedule 4.14 are copies of the fire
               marshall reports with respect to the Hospital since January 1, 1994. The Hospital is not in violation in any material respect of any fire code.

                    (g) Except as set forth in Schedule 4.14, Lessor has
               received no written notification that the Hospital is in violation of local building codes, ordinances or zoning laws. The building or buildings in which the Hospital is located comply in all material respects with all local building codes, ordinances and zoning laws and are in a state of good condition and repair, normal wear and tear excepted.

                    (h) Included in Schedule 4.14 is a copy of all licensure
               survey reports of the Hospital by the California Department of Health since January 1, 1994.

                    (i) Included in Schedule 4.14 are copies of the Bylaws of
               the Medical Staff of the Hospital and copies of minutes of meetings thereof since January 1, 1996. No proceedings are pending or threatened seeking to remove or limit the privileges of any member of the medical staff of the Hospital.

                    (j) Complete and accurate copies of all appraisals, if any, obtained by Lessor since January 1, 1994, relating to the Hospital or any of its assets have been furnished to Lessee.

                    (k) The Hospital is licensed by the California Department of
               Health as a general acute care hospital authorized to operate a 53-bed general acute care hospital in its existing facilities located in the City of Needles, California. Except as set forth in Schedule 4.14, the Hospital is presently in compliance in all material respects with all the terms, conditions and provisions of such licenses. Schedule 4.14 also contains a copy of such licenses. The facilities, equipment, and operations of the Hospital satisfy, without material exception, the applicable hospital licensing requirements of the State of California.

            4.15 Reimbursement Matters. Complete and accurate copies of all Medicare cost reports and related forms filed during the past three years by Lessor have been furnished to Lessee. To the best of knowledge and belief of Lessor, the amounts set up as provisions for the Medicaid or Medicare adjustments and adjustments by any other third party payors on the Financial Statements are sufficient to pay any amounts for which Lessor may be liable. Lessor has received no written notices that Medicare or Medicaid have any claims against it which may reasonably be expected to result in consolidated net offsets against future reimbursement in excess of that provided for in such financial statements. Neither Lessor nor any of its employees have committed a violation of the Medicare and Medicaid fraud and abuse provisions of the federal Social Security Act. Lessor agrees that Lessee may, in its discretion, reopen cost reports for any period prior to Closing, and that Lessee shall be entitled to retain any amounts which would be payable to Lessor as a result of any adjustments thereto. Lessee agrees that it shall be responsible for any amounts which may be payable by Lessor occasioned by Lessee's reopening thereof, and agrees to indemnify and hold Lessor harmless from and against any such liability.

             4.16 Hill-Burton Funds. To the best of Lessor's knowledge, to the extent funds have been received on behalf of Lessor or any predecessor of Lessor to construct, improve or acquire any of the Assets under the "Hill-Burton" Act, the financial obligation in respect of such funds has been fully satisfied, and Lessee shall not be required to pay, or otherwise satisfy, any amounts as a "recovery" or otherwise as a result of the consummation of the transactions contemplated by this Annex A.

             4.17 Taxes. Lessor has filed all tax returns required by law to be filed and has paid all taxes, assessments and other governmental charges shown thereon as due and payable, other than those presently payable without penalty or interest or those being contested in good faith by appropriate procedures. There are no liens with respect to taxes (except for liens with respect to property taxes not yet due) upon any of the Assets. Lessor has not conducted the Business or engaged in any transaction which would cause the transaction contemplated hereby to be taxable under the California sales and use tax laws.

             4.18 Equipment. All assets of Lessor consisting of equipment listed on Schedule B to the Lease are in good operating condition and repair, ordinary wear and tear excepted. Except as disclosed on Schedule 4.18, the only transactions related thereto since June 30, 1996, have been additions thereto in the ordinary course of business. All of such equipment (except for leased items for which the lessors have valid security interests) at the Closing will be free and clear of any lien or security interest or other encumbrance other than Permitted Encumbrances.

             4.19 Payments. Neither Lessor nor any affiliate or representative thereof has, directly or indirectly, paid, delivered or agreed to pay or deliver any fee, commission or other sum of money or item of property, however characterized, to any person, government official or other party with respect to the Hospital or the Business that has or is illegal under any federal, state or local law.

             4.20 Absence of Undisclosed Liabilities. Except as and to the extent reflected or specifically reserved against (which reserves are believed adequate in amount) in the Financial Statements or any financial statements prepared in respect of Lessor's business thereafter, Lessor did not have, at the date of such financial statements, any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether due or to become due) required to be reflected thereon or included therein, except for any liabilities which were incurred in the ordinary course of business consistent with past practice or have been discharged or paid in full prior to the date hereof.

             4.21 No Misleading Statements. No representation or warranty by Lessor contained in the Lease or this Annex A, and no statement contained in any Schedule (including any supplement or amendment thereto) and the documents to be delivered at the Closing by or on behalf of Lessor to Lessee or any of its representatives in connection with the transactions contemplated hereby (the Schedules, including any supplement or amendment thereto, and such other documents are herein referred to, collectively, as the "Additional Documents"), and no written statement made or delivered by Lessor in connection with this Annex A or the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or, to the best of their knowledge after due inquiry, omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. Copies of all documents described on any Schedule hereto shall be true, correct and complete, and all descriptions of such documents shall be true and complete.

     5. Representations and Warranties of Lessee. As of the date hereof Lessee represents and warrants to Lessor the following:

             5.1 Lessee Capacity. Lessee is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee with all requisite power and authority to own, operate and lease its properties, and carry on its business in California.

             5.2 Corporate Authorization/Contract Binding. The execution, delivery and performance by Lessee of the Lease and this Annex A and the other agreements and transactions contemplated hereby are within Lessee's power, are not in contravention of the terms of Lessee's Articles of Incorporation or Bylaws, or any amendments thereto. No provisions exist in any document or instrument to which Lessee is a party or by which Lessee is bound which would be violated by the execution of, or the performance by Lessee, and the consummation by Lessee of the transactions contemplated by, this Annex A. This Annex A will, upon execution, constitute the valid, legal and binding obligation of Lessee, enforceable against Lessee in accordance with its terms except as such may be limited by bankruptcy and other laws of general applicability affecting sellers' and creditors' rights and general equitable principles.

             5.3 No Misleading Statements. No representation or warranty by Lessee contained in the Lease or this Annex A, and no statement contained in any of the documents to be delivered at the Closing by or on behalf of Lessee to Lessor or any of its representatives in connection with the transactions contemplated hereby, and no written statement made or delivered by Lessee in connection with this Annex A or the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or, to the best of its knowledge after due inquiry, omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.



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



             5.4 Full Disclosure. During the term of its management and operation of the Business, which term began on November 1, 1996, and continuing through the date of this Agreement, neither Lessee nor any of its Affiliates (as that term is defined in the Lease) or any of their respective officers, directors, employees or agents, has any actual notice or has any actual knowledge of any fact or other information which would cause Lessor to be in default of any representation, warranty, covenant or other agreement made by Lessor in this Agreement or in the Lease. Lessee expressly agrees to forfeit any and all rights of indemnification under Section 8.2 hereof or elsewhere herein or in the Lease with respect to the breach of any such representation, warranty, covenant or other agreement made by Lessor to the extent of any breach by Lessee of the representation and warranty contained in this Section 4.4.

     6. Covenants of Lessor. Lessor covenants and agrees as follows::

             6.1 Information. Between the date of this Annex A and the Closing Date, Lessor shall afford to the officers and authorized representatives of Lessee reasonable access during normal business hours to the Hospital and to Lessor's books and records and will furnish to Lessee such additional financial data and other information relating to the Hospital or the Business as Lessee may from time to time reasonably request. Lessor covenants and agrees to cooperate reasonably with Lessee in Lessee's efforts (i) to make any required filings and to obtain any governmental approvals necessary in order to consummate the transactions contemplated hereby, (ii) to respond to any governmental investigation of such transactions, and (iii) to defend any legal or administrative proceedings challenging such transactions. Lessor will, upon reasonable request, cooperate with Lessee, Lessee's representatives and counsel in the preparation of any document or other material which may be required by any governmental agency as a predicate to or result of the transactions herein contemplated. With respect to Confidential Information provided by Lessor in connection with and relative to the transactions contemplated by this Annex A, Lessee covenants and agrees to use reasonable efforts to cause its officers, employees, representatives and agents to hold all such Confidential Information in strict confidence, unless compelled to disclose by judicial or administrative process, and to return all originals and copies of any such written Confidential Information to Lessor in the event for any reason the transactions herein are not consummated. Any release to the public of information with respect to the transactions herein will be made only in the form and manner approved by the parties and their respective representatives. Lessee covenants and agrees that it will not use, and will not knowingly permit others to use, any Confidential Information in a manner detrimental to the Business or Lessor or to their competitive disadvantage. For the purposes hereof, "Confidential Information" shall mean all information of any kind concerning Lessor, obtained, directly or indirectly, from Lessor in connection with the transactions contemplated by this Annex A except information (i) ascertainable or obtained from public or published information, (ii) received from a third party not known by Lessee to be under an obligation to Lessor to keep such information confidential, (iii) which is or becomes known to the public (other than through a breach of this Annex A), or (iv) which was in Lessee's possession prior to disclosure thereof to Lessee at any time prior to the commencement of Lessee's management and operation of the Business on November 1, 1996.



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



             6.2 Operations. Between the date of this Annex A and the Closing Date, with respect to the ownership of the Assets and operation of the Business, Lessor will:

               (a) carry on Lessor's business in substantially the same manner as Lessor has heretofore and not make any material change in personnel or operations, and not make any change in finance or accounting policies;

               (b) maintain the assets of the Business in substantially as good working order and condition as at present, ordinary wear and tear excepted;

               (c) perform in all respects Lessor's obligations under agreements relating to or affecting the Business;

               (d) keep in full force and effect present insurance policies or other comparable insurance coverage;

               (e) use its reasonable best efforts to maintain and preserve Lessor's business organization intact, retain Lessor's present employees and maintain Lessor's relationship with suppliers, customers and others having business relations with Lessor;

               (f) within a reasonable time prior to Closing, permit Lessee to make offers to any of Lessor's personnel who work at the Hospital for employment by Lessee subsequent to the Closing, which personnel shall be allowed to accept or reject such offers without penalty;

               (g) terminate the participation of the employees that are hired by Lessee in Lessor's employee health or welfare benefit plans, if any, and comply with the terms and conditions of all such plans;

               (h) not effect, grant or pay any increase in compensation to any employee, officer or director of Lessor other than annual raises and bonuses to employees and officers consistent with those effected, granted or paid in prior years or otherwise pursuant to existing policies; and

             6.3 Certain Changes. Except as described in Schedule 6.3, between the date of this Annex A and the Closing Date, Lessor will not, without the prior written consent of Lessee:

               (a) license or sell or agree to license or sell any of the Assets except for the depletion of inventories sold in the ordinary course of Lessor's business; or

               (b) engage in any transaction out of the ordinary course of business, including any sale, transfer, lease, encumbrance or granting of a



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



          security interest in any portion of the Assets (except as provided in Section 6.3(a) above); or

               (c) acquire, or make any capital expenditure in respect of, any additional items of property, plant or equipment having a value in excess of $1,000 with respect to any one item or $10,000 in the aggregate.

     Lessor agrees to consult with Lessee with respect to entering into, renewing or terminating any contract or lease relating to the Business and will not enter into, renew or terminate any such contract or lease without the prior written consent of Lessee.

             6.4 Casualty. If any material part of the Hospital is damaged so as to be rendered unusable or destroyed prior to Closing, Lessee may elect to terminate the Lease and this Annex A and all obligations of the parties hereunder.

             6.5 Best Efforts to Close. Lessor shall use its best efforts to proceed toward the Closing and to cause the conditions to Closing to be met as soon as practicable and consistent with other terms contained herein. Lessor shall notify Lessee as soon as practicable of any event or matter which comes to Lessor's attention which may reasonably be expected to prevent the conditions to Lessor's obligations being met.

             6.6 Final Cost Report. Within one hundred fifty (150) days after Closing, Lessor shall furnish to Lessee a copy of Lessor's final cost report filed in respect of the Medicare and Medicaid programs, or any successor governmental program, reflecting consummation of the transactions contemplated hereby.

             6.7 Consents. Lessor will use its reasonable best efforts to obtain all permits, approvals, authorizations and consents of all third parties necessary in the reasonable opinion of Lessee, prudent for the purpose of (i) consummating the transactions contemplated hereby, or (ii) enabling the Lessee to continue to operate the Business in the ordinary course after the Closing.

             6.8 Insurance. Lessor shall take all action reasonably requested by Lessee to enable it to succeed to the Workmen's Compensation and Unemployment Insurance ratings, insurance policies, deposits and other interests of Lessor and other ratings for insurance or other purposes established by Lessor. Lessee shall not be obligated to succeed to any such rating, insurance policy, deposit or other interest, except as it may elect to do so.

             6.9 Notice; Efforts to Remedy. Lessor shall promptly give written notice to Lessee upon becoming aware of the impending occurrence of any event which would cause or constitute a breach of any of the representations, warranties or covenants of Lessor contained or referred to in this Annex A and shall use its reasonable best efforts to prevent or promptly remedy the same.

             6.10 Supplements to Schedules. From time to time prior to the Closing, Lessor will promptly supplement or amend the Schedules prepared pursuant to Section

4 hereof with respect to any matter hereafter arising which, if existing or occurring at the date of this Annex A, would have been required to be set forth or described in the Schedules or which is necessary to correct any information in the Schedules which has been rendered inaccurate thereby; provided, however, that upon delivery of any such supplement or amendment to the Schedules, Lessee shall have the right to terminate this Annex A by notifying Lessor of its election to so terminate.

             6.11 Non-Competition. During the term of the Lease, neither Lessor nor any of its subsidiaries or affiliates shall, without the prior written consent of Lessee, directly or indirectly, (i) engage in the construction or operation of any hospital or of any other health care facility which provides services similar to the services provided by the Hospital or (ii) acquire, lease or own, serve as a member or be a shareholder of or otherwise exercise management control over a hospital or of any other health care facility which provides services similar to the services provided by the Hospital, which, in respect of (i) and (ii) above, is located within one hundred (100) miles of the City of Needles, California.

             6.12 Medical Office Building. Lessor acknowledges that Lessee may, in the exercise of its sole discretion, determine to build or to have built a medical office building ("MOB") on the campus of the Hospital. If Lessee so determines that development of an MOB is appropriate or desirable, Lessor agrees to use its reasonable best efforts to cooperate with Lessee with respect to the financing and development of such MOB, provided that Lessor is not hereby required to make any financial commitment with respect thereto.

     7. Covenants of Lessee. Lessee covenants and agrees as follows:

             7.1 Best Efforts to Close. Lessee shall use its best efforts to proceed toward the Closing and to cause the conditions to Closing to be met as soon as practicable and consistent with other terms contained herein. Lessor shall notify Lessee as soon as practicable of any event or matter which comes to Lessor's attention which may reasonably be expected to prevent the conditions to Lessor's obligations being met.

             7.2 Consents. Lessee will use its reasonable best efforts to obtain all permits, approvals, authorizations and consents of all third parties necessary in the reasonable opinion of Lessee, prudent for the purpose of (i) consummating the transactions contemplated hereby, or (ii) enabling the Lessee to continue to operate the Business in the ordinary course after the Closing.

             7.3 Notice; Efforts to Remedy. Lessee shall promptly give written notice to Lessor upon becoming aware of the impending occurrence of any event which would cause or constitute a breach of any of the representations, warranties or covenants of Lessee contained or referred to in this Annex A and shall use its reasonable best efforts to prevent or promptly remedy the same.

             7.4 MIS System. Lessee shall provide a new management information system for use in the operation of the Hospital within the first year of the Lease. Lessee anticipates that the cost of such system shall be approximately Four Hundred Thousand Dollars ($400,000).

             7.5 New Equipment. Lessee shall purchase at least One Million Dollars ($1,000,000) of new equipment for use in the Hospital within the first two (2) years of the Lease. In addition, Lessee shall pay for that certain "C-arm" previously ordered by Lessor. Notwithstanding the foregoing, title to such "C-arm" shall be in the name of Lessor, and such "C-arm" shall be a part of the "Equipment" (as that term is defined in the Lease) leased to Lessee pursuant to the terms and conditions of the Lease. The equipment required to be purchased by Lessee pursuant to this Section shall be in addition to the mechanical upgrades purchased by Lessor pursuant to Section 3 of the Lease.

             7.6 Working Capital. Lessee shall provide up to Two Million Dollars ($2,000,000) in new working capital for use in the operation of the Hospital.

             7.7 Full Disclosure. On and from the date hereof continuing to and including the Closing, Lessee covenants and agrees to disclose to Lessor in writing any and all notices it or any of its Affiliates, or any of their respective officers, directors, employees or agents, receive, and any actual knowledge of any fact or other information which they now have or hereafter acquire, which would cause Lessor to be in default of any representation, warranty, covenant or other agreement made by Lessor in this Agreement or in the Lease. Lessee expressly agrees to forfeit any and all rights of indemnification under Section 8.2 hereof or elsewhere herein or in the Lease with respect to the breach of any such representation, warranty, covenant or other agreement made by Lessor to the extent of any breach by Lessee of the covenant and agreement contained in this Section 7.7.

             7.8 Best Efforts to Obtain Loan. Lessee shall use its best efforts to obtain and close the loan referred to in Section 9.13 of this Annex A or, at Lessee's option, shall waive such condition precedent to the Closing.

             7.9 Tail Insurance. Lessee will obtain, at its expense, "tail" malpractice insurance coverage which (a) provides coverage for an unlimited period of time for claims asserted after Closing; (b) provides coverage of not less than $1,000,000.00 per claim; (c) is provided by a carrier reasonably acceptable to Lessor; and (d) names Lessor as an additional insured.

          8. Indemnification.

             8.1 Indemnity by Lessee. Lessee shall indemnify, defend and hold harmless Lessor, its City Council, respective officers, directors, employees and agents (jointly and severally, "Lessee Indemnified Parties") from and against any and all liabilities, losses, damages, demands, claims, suits, actions, judgments, causes of action, assessments, costs and expenses, including, without limitation, interest, penalties, attorneys' fees, any and all expenses incurred in investigating, preparing and defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation (collectively, "Damages"), asserted against, resulting to, imposed upon, or incurred or suffered by any of them, directly or indirectly, as a result or arising from the following:

               (i) any inaccuracy in or breach or nonfulfillment of any of the representations, warranties, covenants or agreements made by Lessee in this Annex A or the other agreements contemplated hereby;

               (ii) any liability imposed on Lessor to the extent such liability has been expressly assumed by Lessee pursuant to this Annex A or the Assumption Agreement;

               (iii) any misrepresentation in or any omission from any certificate or other document (collectively, the "Additional Documents") furnished or to be furnished by or on behalf of Lessee under this Annex A;

               (iv) any liability threatened or imposed on Lessor arising out of Lessee's operation of the Business as manager of the Hospital from and after November 1, 1996 and as lessee and operator from and after Closing, whether or not such liability has been expressly assumed by Lessee pursuant to any provision of this Annex A; and

               (v) any liability threatened or imposed on Lessor arising out of a breach by Lessee of Sections 5.4 or 7.7 which would otherwise not have been threatened or imposed on Lessor had Lessee not breached
          Section 5.4 or 7.7.

          The indemnification obligations of Lessee with respect to those matters set forth in subsections (i), (ii) and (iii), above, shall survive for a period not to exceed the greater of (i) the applicable statute of limitations period under California law, if any, or (ii) five (5) years. The indemnification obligations of Lessee with respect to those matters set forth in subsections
(iv) and (v), above, shall survive indefinitely.

          To be entitled to such indemnification, Lessee Indemnified Party shall give Lessee prompt written notice of any breach or of the assertion by a third party of any claim with respect to which Lessee Indemnified Party may bring a claim for indemnification hereunder, and in all events must have supplied such notice to Lessee within the period for the defense of such claims by Lessee. Lessee shall have the right, at its own expense, to defend and litigate any such third party claim, and such Lessee Indemnified Party shall cooperate in good faith with Lessee to permit Lessee to do so. Should such Lessee Indemnified Party settle or compromise any claim or matter for which an indemnity would be payable by a Lessee hereunder without the prior written consent of such Lessee, Lessee shall be relieved of any liability hereunder to such Lessee with respect to such claim or matter.

             8.2 Indemnity by Lessor and the City of Needles, California. Subject to the provisions of Section 5.4 and Section 7.7, for a period not to exceed the greater of (i) the applicable statute of limitations period under California law, if any, or (ii) five (5) years from and after Closing, Lessor and the City of Needles, California (jointly and severally, the "Lessor Indemnifying Party") shall indemnify, defend and hold harmless Lessee and its respective officers, directors, employees, shareholders and agents (jointly and severally, the "Lessor Indemnified Parties") from and against any and all Damages asserted against, resulting to, imposed upon, or incurred or suffered by any of them, directly or indirectly, as a result or arising out from the following:

               (i) any inaccuracy in or breach or nonfulfillment of any of the representations, warranties, covenants or agreements made by Lessor in this Annex A or the other agreements contemplated hereby;

               (ii) any liability of Lessor or liability, including without limitation professional malpractice or general liability claims and claims of liability under either the Medicare or Medicaid programs, arising out of the operation of the Business prior to the Closing which is imposed on Lessee, except to the extent such liability has been expressly assumed by Lessee pursuant to this Annex A or the Assumption Agreement;

               (iii) any misrepresentation in any certificate or other document (collectively, the "Additional Documents") furnished or to be furnished by or on behalf of Lessor under this Annex A; and

               (iv) any liability threatened or imposed on Lessee arising out of Lessor's operation of the Business on or before the Closing Date.

          To be entitled to such indemnification, a Lessor Indemnified Party shall give Lessor Indemnifying Party prompt written notice of any breach or the assertion by a third party of any claim with respect to which a Lessor Indemnified Party may bring a claim for indemnification hereunder, and in all events must have supplied such notice to Lessor Indemnifying Party within the applicable period for defense of such claims by Lessor Indemnifying Party. At the request of Lessor Indemnifying Party, Lessor Indemnified Party shall contest in good faith by appropriate proceedings any claim or matter for which an indemnity may be payable by Lessor Indemnifying Party hereunder. In the alternative, Lessor Indemnifying Party shall also have the right, at its own expense, and at its option, to contest any such third party claim, and such Lessor Indemnified Party shall cooperate in good faith with Lessor Indemnifying Party to permit Lessor Indemnifying Party to do so. Should such Lessor Indemnified Party settle or compromise any claim or matter for which an indemnity may be payable by Lessor Indemnifying Party hereunder without the prior written consent of Lessor Indemnifying Party, Lessor Indemnifying Party shall be relieved of any liability hereunder with respect to such claim or matter.

          In addition to the foregoing, if any third party payor deducts any amount from payments due Lessor Indemnified Party in respect of claims against or amounts owed by Lessor Indemnifying Party, Lessor Indemnifying Party will promptly reimburse Lessor Indemnified Party for the amounts so deducted within ten (10) days after written demand therefor by Lessor Indemnified Party. Lessor Indemnified Party agrees to give prompt written notice to Lessor

Indemnifying Party of the assertion of any claim, formal or informal, by any third party payor for which, if deducted by such third party payor, Lessor Indemnified Party would be entitled to reimbursement by Lessor Indemnifying Party hereunder and will cooperate in good faith, at no out-of-pocket cost to Lessor Indemnified Party, with Lessor Indemnifying Party to permit Lessor Indemnifying Party to mitigate the amount of any such claim by any such third party payor.

             8.3 Thresholds. Except for the indemnification obligations of Lessee set forth in Sections 8.1(iv) and (v), above, for which there shall be no threshold, Lessee shall be liable to a Lessee Indemnified Party under Section
8.1 only after total indemnification claims under Section 8.1 exceed $30,000 in the aggregate for any year during the five (5) year indemnification period. Lessor and The City of Needles, California shall be liable, jointly and severally, to a Lessor Indemnified Party under Section 8.2 only after total indemnification claims under Section 8.2 exceed $30,000 in the aggregate for any year during the five (5) year indemnification period. Once such threshold is met in any year, Lessee or Lessor and the City of Needles, California, as the case may be, shall be liable for the amount of the claims in such year in excess of such threshold.

     9. Conditions Precedent to Obligations of Lessee. The obligations of Lessee hereunder are subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless waived in writing by Lessee:

             9.1 Representations/Warranties. The representations and warranties of Lessor contained in this Annex A shall be true and correct as of the Closing Date; and the covenants and conditions of this Annex A to be complied with or performed by Lessor on or before the Closing Date pursuant to the terms hereof shall have been duly complied with and performed.

             9.2 Opinion of Lessor's Counsel. Lessee shall have received an opinion from Best Best and Krieger LLP, counsel to Lessor and to the City of Needles, California, dated as of the Closing Date and addressed to Lessee, to the effect that: (i) Lessor has been duly appointed by the Mayor of the City of Needles, California pursuant to Section 37603 of Title 4, Division 3, Part 2, Chapter 5, Article 7 of the Government Code of the State of California; (ii) Lessor has full power and authority to make, execute, deliver and perform the Lease and this Annex A, and all proceedings required to be taken by Lessor to authorize the execution and performance of the Lease and this Annex A, and to sell, convey, assign, transfer and deliver the Assets described in Section 1.3, as herein contemplated have all been duly taken and in accordance with any applicable Sunshine Law; (iii) the City Council of the City of Needles has taken all necessary action to approve and consent to, and has approved and consented to Lessor to execute and perform the Lease and this Annex A; (iv) the Lease and this Annex A and all, assignments and other instruments of conveyance and transfer delivered hereunder constitute the valid and binding obligations of Lessor, enforceable in accordance with their terms, subject to bankruptcy and other similar laws affecting creditors' rights and debtors' relief generally and subject to general principles of equity; (v) except as specifically set forth in Annex A or any Schedule to Annex A, neither the execution and delivery of the Lease and this Annex A nor the consummation of the asset sale transaction herein contemplated conflicts with, or results in a breach of, any resolution or act or governing instrument of Lessor or any material agreement or instrument known to Lessor's counsel to which Lessor is a party or by which Lessor or the Assets are bound; and (vi) such other matters as may be reasonably requested by Lessee.

             9.3 Pre-Closing Confirmations. Lessee shall have obtained documentation or other evidence confirming the following:

               (a) confirmation and effective transfer or reissuance of the appropriate licensure of the Hospital if and to the extent required by the State of California for its continued operation after Closing; and

               (b) confirmation of Medicare and Medicaid certification of the Hospital if and to the extent required for its continued operation after Closing.

             9.4 Action or Proceeding. No action, proceeding, investigation or administrative hearing before a court or any other governmental agency or body shall have been instituted or threatened against Lessor or Lessee which seeks injunctive relief in anticipation of the sale of the Assets and may reasonably be expected to prohibit the sale of the Assets to Lessee or seeks damages in a material amount by reason of the consummation of such sale.

             9.5 Schedules. Lessee shall have been furnished with those Schedules enumerated on the Table of Schedules updated to the most recent practicable date prior to Closing to the extent of any changes therein to which Lessor has knowledge and Lessee shall not have expressed reasonable objection to Lessor in writing with respect thereto.

             9.6 Consents; Licenses. All notices to, and consents, authorizations, approvals and waivers from, third parties required for Lessor to consummate the transactions contemplated hereby or required in connection with Lessor's assignment and Lessee's assumption of any Contract or Lease shall have been made and obtained. Lessee shall have reason to believe that the California Department of Health shall issue to Lessee promptly after the Closing a license to operate the Hospital and all presently authorized supplemental and special services shall be so authorized for Lessee on and after Closing.

             9.7 Proceedings and Documents Satisfactory. Lessee shall have received such certificates, opinions and other documents as it or its counsel may reasonably require in order to consummate the transactions contemplated hereby, all of which shall be in form and substance reasonably satisfactory to it and its counsel. All proceedings in connection with the transactions contemplated herein and all certificates and documents delivered to Lessee pursuant to this Annex A shall be reasonably satisfactory in form and substance to Lessee and its counsel acting reasonably and in good faith.

             9.8 Delivery of Certain Documents. At the Closing, Lessor shall have delivered to Lessee all documents, agreements and instruments contemplated by Section 2.2.

             9.9 Environmental Survey. Lessee shall have received environmental assessments, satisfactory in form and substance, with respect to the real property.

             9.10 Adverse Changes. There shall not have occurred after June 30, 1996, any change in or effect on Lessor that is, or with reasonable certainty might be, materially adverse to its business, prospects, operations, properties, assets, liabilities or condition (financial or otherwise).

             9.11 Bond Financing. Lessor's Bond indebtedness secured by the Hospital shall have been paid off or defeased to the satisfaction of Lessee.

             9.12 Approval of Schedules. Lessee and Lessor shall have mutually agreed upon the content of each Schedule hereto.

             9.13 New Loan. Lessee shall have obtained and closed a loan with an institutional lender satisfactory to Lessee on terms and conditions satisfactory in all respects to Lessee in an amount deemed by Lessee necessary to consummate the transactions contemplated by the Lease and this Annex A.

          10. Conditions Precedent to Obligations of Lessor. The obligations of Lessor hereunder are subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless waived in writing by Lessor:

            10.1 Representations/Warranties. The representations and warranties of Lessee contained in this Annex A shall be true and correct as of the Closing Date; and the covenants and conditions of this Annex A to be complied with or performed by Lessee on or before the Closing Date pursuant to the terms hereof shall have been duly complied with and performed.

            10.2 Opinion of Lessee's Counsel. Lessor shall have received from Waller Lansden Dortch & Davis, A Professional Limited Liability Company, counsel to Lessee, an opinion dated as of the Closing Date addressed to Lessor, in form and substance satisfactory to Lessor to the effect that: (i) Lessee is a corporation validly existing and in good standing under the laws of the State of Tennessee and is duly qualified to do business in the State of California; (ii) the execution, delivery and performance of the Lease and this Annex A has been duly authorized by all requisite action; (iii) Lessee has full power and authority to make, execute, deliver and perform the Lease and this Annex A, and all proceedings required to be taken by Lessee to authorize the execution and performance of the Lease and this Annex A as herein contemplated have all been duly and properly taken; (iv) the Lease and this Annex A constitute valid and binding obligations of Lessee, enforceable in accordance with their terms, subject to bankruptcy and other similar laws affecting creditors' rights or debtors' relief generally and subject to general principles of equity; (v) neither the execution and delivery of the Lease and this Annex A, nor the consummation of the transactions therein or herein contemplated, nor the compliance and fulfillment of the terms and conditions thereof or hereof will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under the Articles of Incorporation or Bylaws of Lessee or any agreement or instrument known to Lessee's counsel to which Lessee is a party or by which Lessee is bound or affected; and (vi) such other matters as may be reasonably requested by Lessor. Lessee's counsel's opinion may state that such counsel is not admitted to practice in any state other than the State of Tennessee and may be limited to the laws of the State of Tennessee, the General Corporation Law of the State of Delaware, and the federal laws of the United States; provided however, that Lessee's counsel shall assume, in giving such opinion, that the laws of the State of California are identical with the laws of the State of Tennessee.

             10.3 Action or Proceeding. No action, proceeding, investigation or administrative hearing before a court or any other governmental agency or body shall have been instituted or threatened against Lessee or Lessor which seeks injunctive relief in anticipation of the transactions contemplated herein and may reasonably be expected to prohibit the transactions contemplated herein or seeks damages in a material amount by reason of the consummation of such transactions.

             10.4 Proceedings and Documents Satisfactory. Lessor shall have received such certificates, opinions and other documents as it or its counsel may reasonably require in order to consummate the transactions contemplated hereby, all of which shall be in form and substance reasonably satisfactory to it and its counsel. All proceedings in connection with the purchase of the Assets set forth herein and all certificates and documents delivered to Lessor pursuant to this Annex A shall be reasonably satisfactory in form and substance to Lessor and its counsel acting reasonably and in good faith.

             10.5 Delivery of Certain Documents. At the Closing, the Lessee shall have delivered to Lessor all documents, agreements and instruments contemplated by Section 2.3.

             10.6 Approval of Schedules. Lessee and Lessor shall have mutually agreed upon the content of each schedule hereto.

             10.7 Pre-Closing Confirmations. Lessor shall have obtained documentation or other evidence confirming the following:

               (a) confirmation and effective transfer or reissuance of the appropriate licensure of the Hospital if and to the extent required by the State of California for its continued operation after Closing; and

               (b) confirmation of Medicare and Medicaid certification of the Hospital if and to the extent required for its continued operation after Closing.

             10.8 Consents; Licenses. All notices to, and consents, authorizations, approvals and waivers from, third parties required for Lessor to consummate the transactions contemplated hereby or required in connection with Lessor's assignment and Lessee's assumption of any Contract or Lease shall have been made and obtained. Lessor shall have reason to believe that the California Department of Health shall issue to Lessee promptly after the Closing a license to operate the Hospital and all presently authorized supplemental and special services shall be so authorized for Lessee on and after Closing.

             10.9 Bond Financing. Lessor's Bond indebtedness secured by the Hospital shall have been paid off or defeased to the satisfaction of Lessee.

             10.10 Adverse Changes. There shall not have occurred after June 30, 1996, any change in or effect on Lessee that is, or with reasonable certainty might be, materially adverse to its business, prospects, operations, properties, assets, liabilities or condition (financial or otherwise).

             10.11 Fair Market Value Opinion. Lessor shall have received a written fair market value opinion from Arthur Anderson LLP covering the transactions contemplated by this Annex A and the Lease, with which Lessor, in its sole discretion, is satisfied.

          11. General.

              11.1 Appendices, Schedules and Other Instruments. Each Appendix, Schedule and Certificate, if any, to this Annex A shall be considered a part hereof as if set forth herein in full.

              11.2  Pre-Closing Access.  In addition to Lessor's covenants in
Section 5.1, Lessor shall give Lessee, its accountants, its counsel, and other representatives reasonable access to the premises, books and records, and offices of the Hospital, and make such information in respect thereof as Lessee may reasonably request available to Lessee, as may be necessary for Lessee to examine the Assets being acquired. No such inspection by Lessee shall interfere with Lessor's conduct of business in the ordinary course.

              11.3 Additional Assurances. The provisions of this Annex A shall be self-operative and shall not require further agreement by the parties except as may be herein specifically provided to the contrary; provided, however, at the request of either party, the other party shall execute such additional instruments and take such additional acts as are reasonably necessary to effectuate this Annex A.

              11.4 Consents, Approvals and Discretion. Whenever this Annex A requires any consent or approval to be given by either party or either party must or may exercise discretion, the parties agree that such consent or approval shall not be unreasonably withheld or delayed and such discretion shall be reasonably exercised.

              11.5 Choice of Law. THE PARTIES AGREE THAT THIS ANNEX A SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA.

             11.6 Benefit; Assignment. Subject to the provisions herein to the contrary, this Annex A shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and assigns; provided, however, that no party may assign this Annex A without the prior written consent of the other party.

             11.7 Brokerage. Lessor on one hand and Lessee on the other hand agree to indemnify the other parties from and against all loss, cost, damage or expense arising out of claims for fees or commissions of brokers employed or alleged to have been employed by such indemnifying party.

             11.8 Cost of Transaction. Whether or not the transactions contemplated hereby shall be consummated, the parties agree as follows: (i) Lessor will pay the fees, expenses, and disbursements of Lessor and its agents, representatives, accountants, and counsel incurred in connection with the subject matter hereof and any amendments hereto; and (ii) Lessee shall pay the fees, expenses and disbursements of Lessee and its agents, representatives, accountants and counsel incurred in connection with the subject matter hereof and any amendments hereto. Lessor shall pay any transfer taxes and recording fees resulting from the consummation of the transactions contemplated hereby.

              11.9 Confidentiality. It is understood by the parties that the information acquired by, and the documents and instruments delivered to, Lessee or the shareholder, affiliates, officers, employees or agents of Lessee (collectively, "Agents"), by Lessor or Lessor's officers, employees or agents (collectively, "Lessor" and "Lessor's Agents") are of a confidential and proprietary nature. Lessee agrees that it will and will use its best efforts to cause Agents to maintain the confidentiality of all such information, documents or instruments acquired by or delivered to Lessee and Agents in connection with the negotiation of this Annex A or in compliance with the terms, conditions and covenants hereof and only to disclose such information, documents and instruments to such duly authorized persons as are necessary to effect the transaction contemplated hereby. Lessee further agrees that if the transactions contemplated hereby are not consummated, Lessee and Agents will promptly return all documents and instruments acquired from Lessor or its affiliates and all copies thereof in their possession to Lessor, and will not use any such non-public information in any way to compete with Lessor or Lessor's respective affiliates, successors or assigns or in a manner which would be detrimental to the businesses, financial affairs or reputations of Lessor or Lessor's respective officers and affiliates, successors and assigns. Lessee for itself and Agents recognizes that any breach of this Section 10.9 would result in irreparable harm to Lessor and Lessor's respective officers and affiliates and that therefore either Lessor or any of Lessor's respective officers and affiliates shall be entitled to an injunction to prohibit any such breach by Lessee and Agents in addition to all of their other legal and equitable remedies. Nothing in this Section 10.9 shall prohibit the use of such confidential information, documents or information for such governmental filings as are required by law or governmental regulations or the disclosure of such confidential information if such disclosure is compelled by judicial or administrative process.

             11.10 Waiver. The waiver by either party of a breach or violation of any term or provision of this Annex A shall not operate as, or be construed to be, a waiver of any subsequent breach of the same provision by any party or of the breach of any other term or provision of this Annex A. The delay or a failure of a party to transmit any written notice hereunder shall not constitute a waiver by such party of any default hereunder or of any other or further default under this Annex A except as may expressly be provided for by the terms of this Annex A.

             11.11 Tax Allocation. The allocation of the Purchase Price for tax purposes shall be made in a manner reasonable determined by Lessor and disclosed to Lessee in writing prior to the Closing. Such allocation shall be set forth in a statement prepared in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended, which statement shall be prepared in a manner generally consistent with the form of Internal Revenue Service Form 8594. Lessee and Lessor shall cooperate in the preparation of such statement of allocation and each party hereto shall file a copy of such statement as required by applicable law.

             11.12 Interpretation. Each of the parties has agreed to the use of the particular language of the provisions of this Annex A including all attached Appendices and Schedules, and any questions of doubtful interpretation shall not be resolved by any rule or interpretation against the draftsman but rather in accordance with the fair meaning thereof, having due regard to the benefits and rights intended to be conferred upon the parties hereto and the limitations and restrictions upon such rights and benefits intended to be provided.

             11.13 Notice. Any notice, demand or communication required, permitted, or desired to be given hereunder shall be in writing and shall be deemed effectively given when personally delivered or mailed by prepaid certified mail, return receipt requested, addressed as follows:

                  Lessor:              Board of Trustees
                                       Needles Desert Communities Hospital
                                       Needles, California 92363
                                       Attention:  Chairman

                                       with a copy to:

                                       City of Needles, California
                                       817 Third Street
                                       Needles, California 92363
                                       Attention: City Attorney
                                     and

                                     Best Best & Krieger LLP
                                     3750 University Avenue, Suite 400
                                     Riverside, California 92502-1028
                                     Attention: George M. Reyes, Esq.


                  Lessee:            Principal-Needles, Inc.
                                     109 Westpark Drive, Suite 180
                                     Brentwood, Tennessee 37027
                                     Attention:  Chief Executive Officer

                                     with a copy to:

                                     Waller Lansden Dortch & Davis,
                                       A Professional Limited Liability Company
                                     Nashville City Center
                                     511 Union Street, Suite 2100
                                     Nashville, Tennessee 37219
                                     Attention: Franklin A. Berryman, Esq.

or to such other address, and to the attention of such other person or officer as any party may designate, with copies thereof to the respective counsel thereof as notified by such party.

             11.14 Severability. In the event any provision of this Annex A is held to be invalid, illegal or unenforceable for any reason and in any respect, such invalidity, illegality, or unenforceability shall in no event affect, prejudice or disturb the validity of the remainder of this Annex A, which shall be in full force and effect, enforceable in accordance with its terms, including, without limitation, those terms which contemplate or require the further agreements of the parties. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Annex A provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid or enforceable.

             11.15 Gender and Number. Whenever the context of this Annex A requires, the gender of all words herein shall include the masculine, feminine and neuter, and the number of all words herein shall include the singular and plural.

             11.16 Divisions and Headings. The divisions of this Annex A into sections and subsections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Annex A.

             11.17 Consented Assignment. Anything contained herein to the contrary notwithstanding, this Annex A shall not constitute an agreement to assign any claim, right, contract, license, lease, commitment, sales order or purchase order if an attempted assignment thereof without the consent of another party thereto would constitute a breach thereof or in any material way affect the rights of Lessor thereunder, unless such consent is obtained. If such consent is not obtained, or if an attempted assignment would be ineffective or would materially affect Lessor's rights thereunder so that Lessee would not in fact receive all such rights, Lessor shall cooperate in any reasonable arrangement designed to provide for Lessee the benefit under any such claims, rights, contracts, licenses, leases, commitments, sales orders or purchase orders, including, without limitation, enforcement, at no out-of-pocket cost to Lessor, of any and all rights of Lessor against the other party or parties thereto arising out of the breach or cancellation by such other party or otherwise.

             11.18 Survival. All statements made by the parties hereto herein or in the Schedules or in any other financial statement, document, instrument, certificate, exhibit or list delivered to each other hereunder by or on behalf of parties hereto shall be deemed representations and warranties of the parties hereto regardless of any investigation made by or on behalf of Lessee. Furthermore, the representations, warranties, covenants and agreements made by the parties in this Annex A shall survive the Closing for a period of five (5) years, except for the representations and warranties of Lessor set forth in
Section 3.7 which shall survive indefinitely.

             11.19 Entire Agreement; Amendment. This Annex A supersedes all prior contracts, understandings and agreements, whether written or oral, and constitutes the entire agreement of the parties respecting the within subject matter and no party shall be entitled to benefits other than those specified herein. As between or among the parties, no oral statements or prior written material not specifically included herein shall be of any force and effect; the parties specifically acknowledge that in entering into and executing this Annex A, the parties rely solely upon the representations and agreements contained in this Annex A and no others. No terms, conditions, warranties, or representations, other than those contained herein and no amendments or modifications hereto, shall be binding unless made in writing and signed by the party to be charged.

             11.20 Counterparts. This Annex A may be executed in multiple originals or counterparts, each and all of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

             11.21 Risk of Loss. Notwithstanding any other provision hereof to the contrary, the risk of loss in respect of casualty to the Assets shall be borne by Lessor through the time of Closing and by the Lessee thereafter.

             11.22 Due Diligence. The parties acknowledge and agree that they have executed this Annex A (i) prior to Lessee having completed its due diligence with respect to the transactions described in this Annex A, and (ii) without there being attached hereto all of the Schedules required by this Lease, or, in the case where a Schedule has been attached, it may not contain all of the information required to make it complete. Lessor shall provide full and complete Schedules on or before July 24, 1997, and may amend or supplement any theretofore submitted Schedules on or before such date. Such finally submitted complete Schedules submitted on or before July 24, 1997, shall be deemed part of this Lease and incorporated herein as of the date hereof as if originally submitted to Lessee and attached hereto as of the date hereof. Lessee shall have until July 31, 1997 (the "Due Diligence Period") to review the Schedules and complete its due diligence. The Due Diligence Period may be modified by mutual written agreement of Lessor and Lessee, and shall be extended a reasonable period of time to allow Lessee to consider and conduct due diligence with respect to the Schedules. Notwithstanding the foregoing, if for any reason in its sole discretion, Lessee is dissatisfied with the result of its due diligence, whether it relates to the Schedules or otherwise, Lessee may terminate this Annex A and the Lease, and thereafter this Annex A and the Lease, and the rights and obligations of the parties under this Annex A and the Lease shall be null and void.

             11.23 Loan of Operating Funds. Between the date of the execution of this Annex A and the Closing Date, Lessee shall loan to Lessor the amount of any cash flow shortfall related to the operation of the Hospital. Each advance shall be evidenced by a promissory note, bearing interest at the variable rate of the Prime Rate as published from time to time in the Money Rates section of the Wall Street Journal, payable in four equal installments of principal plus accrued interest thereon commencing on the fifteenth (15th) day of the month following the month of Closing, and secured by a first priority security interest in all of Lessor's accounts receivable relating to the Business.

             11.24 Payment of Additional Amount. Lessee shall pay Lessor an additional $100,000 at Closing. Such amount shall be used by Lessor to pay a portion of the obligations of Lessor to Leon Berger pursuant to his severance arrangements with Lessor.

             11.25 Confirmation of Financial Ability to Perform. Lessee shall provide Lessor on or before the execution of this Annex A with a letter from the private equity firm of Golder, Thoma, Cressey, Rauner, Inc. confirming Lessee's financial ability to consummate the transactions described herein.

             11.26 Guaranty by Principal Hospital Company. Lessee shall cause Principal Hospital Company to guaranty Lessee's obligations under the Lease and this Annex A pursuant to that certain Guaranty substantially in the form attached hereto as Appendix 11.26.

             11.27 Fair Market Value Opinion. The parties acknowledge and agree that Lessor has executed this Annex A prior to receiving a written fair market value opinion from Arthur Anderson LLP covering the transactions contemplated by this Annex A and the Lease. Notwithstanding any other provision in this Annex A and the Lease, if, for any reason in its sole discretion, Lessor is dissatisfied with the written fair market value opinion obtained from Arthur Anderson LLP, then Lessor may terminate this Annex A and the Lease, and, thereafter, this Annex A and the Lease, and the rights and obligations of the paries under this Annex A and the Lease, shall be null and void.

             11.28 Hill-Burton Obligations. In the event that any obligation or liability is asserted, or any action is brought, against either Lessor or Lessee under the federal Hill-Burton program or other restricted grant and loan programs arising out of the ownership and operation of the Hospital by Lessor prior to the Closing or with respect to the consummation of the transactions contemplated by the Lease and this Annex A, Lessor and Lessee shall cooperate in good faith with one another to defend against such assertion or action.

     IN WITNESS WHEREOF, the parties hereto have caused this Annex A to be executed in multiple originals by their duly authorized officers and their corporate or official seals duly affixed hereto, all as of the day and year first above written.

                                       PRINCIPAL-NEEDLES, INC.


                                       By: /s/ Christine A. Craft
                                           ----------------------------------
                                          Name: Christine A. Craft
                                                -----------------------------
                                          Title: Vice President, Acquisitions
                                                 and Development
                                                 ----------------------------

                                       THE BOARD OF TRUSTEES OF NEEDLES
                                       DESERT COMMUNITIES HOSPITAL


                                       By: /s/ Evelyn R. Connelly
                                           ----------------------------------
                                          Name: Evelyn R. Connelly
                                                -----------------------------
                                          Title: President
                                                 ----------------------------
APPROVED BY AND AGREED TO:

THE CITY COUNCIL OF THE
CITY OF NEEDLES, CALIFORNIA


By: /s/ Murl L. Shaver
    ------------------------------
    Name: Murl L. Shaver
          ------------------------
    Title: Mayor
           -----------------------

APPROVED AS TO FORM BY
THE CITY ATTORNEY FOR THE
CITY OF NEEDLES, CALIFORNIA


By: /s/ Robert Hargreaver
    ------------------------------
    Name: Robert Hargreaver
          ------------------------
    Title: City Attorney
           -----------------------

                                    SCHEDULES


           1.2(a)                      Licenses
           1.3(a)                      Contracts
           1.3(b)                      Prepaid Expenses
           4.3                         Financial Statements
           4.4                         Licenses
           4.5                         Certain Contracts
           4.6                         Certain Leases
           4.7(a)                      Permitted Encumbrances
           4.7(b)                      Title Policies
           4.7(c)                      Structural Defects
           4.7(d)                      Rental and Lease Payments
           4.7(e)                      UCC Searches
           4.8                         Employee Benefits Plans
           4.9                         Litigation
           4.10                        Insurance Policies
           4.11                        Post-Balance Sheet Results
           4.12                        Lessor's Employees
           4.14                        JCAHO Accreditation
           4.18                        Undisclosed Liabilities
           6.3                         Certain Changes


                                   APPENDICES

           1.6(a)                      Form of Assignment and Assumption
           2.2(ii)                     Form of Bill of Sale
           3.6                         Hospital Board Bylaws
           3.11                        Indigent Care Policy
           11.27                       Form of Guaranty




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